Exhibit 99.2
Item 8. Financial Statements and Supplementary Data
American International Group, Inc. and Subsidiaries Index to Financial Statements and Schedules

Page
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheet at December 31, 2008 and 2007
Consolidated Statement of Income (Loss) for the years ended December 31, 2008, 2007 and 2006
Consolidated Statement of Equity for the years ended December 31, 2008, 2007 and 2006
Consolidated Statement of Cash Flows for the years ended December 31, 2008, 2007 and 2006
Consolidated Statement of Comprehensive Income (Loss) for the years ended December 31, 2008, 2007 and 2006
Notes to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of American International Group, Inc.:
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of American International Group, Inc. and its subsidiaries (AIG) at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules (not presented herein) listed in the index appearing under Item 15(a) of AIG’s Annual Report on Form 10-K for the year ended December 31, 2008 present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, AIG maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). AIG’s management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of AIG’s Annual Report on Form 10-K for the year ended December 31, 2008. Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on AIG’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As described in Note 1 to the consolidated financial statements, AIG changed the manner in which it accounts for noncontrolling interests effective January 1, 2009. Also, as of January 1, 2008, AIG adopted a new framework for measuring fair value and elected an option to report selected financial assets and liabilities at fair value. AIG also changed the manner in which it accounts for internal replacements of certain insurance and investment contracts, uncertainty in income taxes, and changes or projected changes in the timing of cash flows relating to income taxes generated by leveraged lease transactions on January 1, 2007, and certain employee benefit plans as of December 31, 2006.
As discussed in Notes 1 and 23 to the consolidated financial statements, AIG has received substantial financial support from the Federal Reserve Bank of New York (NY Fed) and the United States Department of the Treasury (US Treasury). AIG is dependent upon the continued financial support of the NY Fed and US Treasury.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 2, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for noncontrolling interests discussed in Note 1, as to which the date is June 29, 2009.

Consolidated Balance Sheet

	December 31,
	2008	2007
	(In millions)
Assets:
Investments:
Fixed maturity securities:
Bonds available for sale, at fair value (amortized cost: 2008 — $373,600; 2007 — $433,327)	$363,042	$437,675
Bonds held to maturity, at amortized cost (fair value: 2008 — $0; 2007 — $22,157)	—	21,581
Bond trading securities, at fair value	37,248	10,258
Securities lending invested collateral, at fair value (cost: 2008 — $3,906; 2007 — $80,641)	3,844	75,662
Equity securities:
Common and preferred stocks available for sale, at fair value (cost: 2008 — $8,381; 2007 — $15,188)	8,808	20,272
Common and preferred stocks trading, at fair value	12,335	25,297
Mortgage and other loans receivable, net of allowance (amount measured at fair value: 2008 — $131)	34,687	33,727
Finance receivables, net of allowance	30,949	31,234
Flight equipment primarily under operating leases, net of accumulated depreciation	43,395	41,984
Other invested assets (amount measured at fair value: 2008 — $19,196; 2007 — $20,827)	51,978	59,477
Securities purchased under agreements to resell, at fair value in 2008	3,960	20,950
Short-term investments (amount measured at fair value: 2008 — $19,316)	46,666	51,351

Total investments	636,912	829,468
Cash	8,642	2,284
Investment income due and accrued	5,999	6,587
Premiums and insurance balances receivable, net of allowance	17,330	18,395
Reinsurance assets, net of allowance	23,495	23,103
Trade receivables	1,901	672
Current and deferred income taxes	11,734	—
Deferred policy acquisition costs	45,782	43,914
Real estate and other fixed assets, net of accumulated depreciation	5,566	5,518
Unrealized gain on swaps, options and forward transactions, at fair value	13,773	14,104
Goodwill	6,952	9,414
Other assets, including prepaid commitment asset of $15,458 in 2008 (amount measured at fair value: 2008 — $369; 2007 — $4,152)	31,190	16,218
Separate account assets, at fair value	51,142	78,684

Total assets	$860,418	$1,048,361

See Accompanying Notes to Consolidated Financial Statements.

	December 31,
	2008	2007
	(In millions, except share data)
Liabilities:
Liability for unpaid claims and claims adjustment expense	$89,258	$85,500
Unearned premiums	25,735	27,703
Future policy benefits for life and accident and health insurance contracts	142,334	136,387
Policyholder contract deposits (amount measured at fair value: 2008 — $5,458; 2007 — $295)	226,700	258,459
Other policyholder funds	13,240	12,599
Commissions, expenses and taxes payable	5,436	6,310
Insurance balances payable	3,668	4,878
Funds held by companies under reinsurance treaties	2,133	2,501
Current and deferred income taxes	—	3,823
Securities sold under agreements to repurchase (amount measured at fair value: 2008 — $4,508)	5,262	8,331
Trade payables	977	6,445
Securities and spot commodities sold but not yet purchased, at fair value	2,693	4,709
Unrealized loss on swaps, options and forward transactions, at fair value	6,238	18,031
Trust deposits and deposits due to banks and other depositors (amount measured at fair value: 2008 — $30)	4,498	4,903
Commercial paper and extendible commercial notes	613	13,114
Federal Reserve Bank of New York commercial paper funding facility	15,105	—
Federal Reserve Bank of New York credit facility	40,431	—
Other long-term debt (amount measured at fair value: 2008 — $16,595)	137,054	162,935
Securities lending payable	2,879	81,965
Other liabilities (amount measured at fair value: 2008 — $1,355; 2007 — $3,262)	22,296	24,761
Separate account liabilities	51,142	78,684

Total liabilities	797,692	942,038

Commitments, contingencies and guarantees (See Note 14)
Redeemable noncontrolling interest in partially owned consolidated subsidiaries	1,921	2,050

AIG shareholders’ equity:
Preferred Stock, Series D; liquidation preference of $10,000 per share; issued: 2008 — 4,000,000	20	—
Common stock, $2.50 par value; 5,000,000,000 shares authorized; shares issued 2008 — 2,948,038,001; 2007 — 2,751,327,476	7,370	6,878
Additional paid-in capital	72,466	2,848
Payments advanced to purchase shares	—	(912)
Retained earnings (accumulated deficit)	(12,368)	89,029
Accumulated other comprehensive income (loss)	(6,328)	4,643
Treasury stock, at cost; 2008 — 258,368,924; 2007 — 221,743,421 shares of common stock (including 119,283,433 and 119,293,487 shares, respectively, held by subsidiaries)	(8,450)	(6,685)

Total AIG shareholders’ equity	52,710	95,801
Noncontrolling interest	8,095	8,472

Total equity	60,805	104,273

Total liabilities and equity	$860,418	$1,048,361

See Accompanying Notes to Consolidated Financial Statements.

Consolidated Statement of Income (Loss)

	Years Ended December 31,
	2008	2007	2006
	(In millions, except per share data)
Revenues:
Premiums and other considerations	$83,505	$79,302	$74,213
Net investment income	12,222	28,619	26,070
Net realized capital gains (losses)	(55,484)	(3,592)	106
Unrealized market valuation losses on AIGFP super senior credit default swap portfolio	(28,602)	(11,472)	—
Other income (loss)	(537)	17,207	12,998

Total revenues	11,104	110,064	113,387

Benefits, claims and expenses:
Policyholder benefits and claims incurred	63,299	66,115	60,287
Policy acquisition and other insurance expenses	27,565	20,396	19,413
Interest expense	17,007	4,751	3,657
Restructuring expenses and related asset impairment and other expenses	758	—	—
Other expenses	11,236	9,859	8,343

Total benefits, claims and expenses	119,865	101,121	91,700

Income (loss) before income tax expense (benefit) and cumulative effect of change in accounting principles	(108,761)	8,943	21,687

Income tax expense (benefit):
Current	1,706	3,219	5,489
Deferred	(10,080)	(1,764)	1,048

Total income tax expense (benefit)	(8,374)	1,455	6,537

Income (loss) before cumulative effect of change in accounting principles	(100,387)	7,488	15,150
Cumulative effect of change in accounting principles, net of tax	—	—	34

Net income (loss)	(100,387)	7,488	15,184
Less: net income (loss) attributable to noncontrolling interest	(1,098)	1,288	1,136

Net income (loss) attributable to AIG	$(99,289)	$6,200	$14,048

Earnings (loss) per common share attributable to AIG:
Basic

Income (loss) before cumulative effect of change in accounting principles	$(38.26)	$2.90	$5.81

Cumulative effect of change in accounting principles, net of tax	—	—	0.01

Net income (loss) attributable to AIG	$(37.84)	$2.40	$5.39

Diluted
Income (loss) before cumulative effect of change in accounting principles	$(38.26)	$2.88	$5.78

Cumulative effect of change in accounting principles, net of tax	—	—	0.01

Net income (loss) attributable to AIG	$(37.84)	$2.39	$5.36

Weighted average shares outstanding:
Basic	2,634	2,585	2,608
Diluted	2,634	2,598	2,623

See Accompanying Notes to Consolidated Financial Statements.

Consolidated Statement of Equity

	Years Ended December 31,
	Amounts			Shares
	2008	2007	2006	2008	2007	2006
	(In millions, except share and per share data)
Preferred Stock, Series D:
Balance, beginning of year	$—	$—	$—	—	—	—
Issuances	20	—	—	4,000,000	—	—

Balance, end of year	20	—	—	4,000,000	—	—

Common stock:
Balance, beginning of year	6,878	6,878	6,878	2,751,327,476	2,751,327,476	2,751,327,476
Issuances	492	—	—	196,710,525	—	—

Balance, end of year	7,370	6,878	6,878	2,948,038,001	2,751,327,476	2,751,327,476

Additional paid-in capital:
Balance, beginning of year	2,848	2,590	2,339
Excess of proceeds over par value of common stock issued	6,851	—	—
Excess of proceeds over par value of preferred stock issued	39,889	—	—
Issuance of warrants	91	—	—
Present value of future contract adjustment payments related to issuance of equity units	(431)	—	—
Consideration received for Series C preferred stock not yet issued	23,000	—	—
Excess of cost over proceeds of common stock issued under stock plans	(120)	(98)	(128)
Other	338	356	379

Balance, end of year	72,466	2,848	2,590

Payments advanced to purchase shares:
Balance, beginning of year	(912)	—	—
Payments advanced	(1,000)	(6,000)	—
Shares purchased	1,912	5,088	—

Balance, end of year	—	(912)	—

Retained earnings (accumulated deficit):
Balance, beginning of year	89,029	84,996	72,330
Cumulative effect of change in accounting principles, net of tax	(1,003)	(203)	308

Adjusted balance, beginning of year	88,026	84,793	72,638
Net income (loss) attributable to AIG	(99,289)	6,200	14,048
Dividends to common shareholders ($0.42, $0.77 and $0.65 per share, respectively)	(1,105)	(1,964)	(1,690)

Balance, end of year	(12,368)	89,029	84,996

Accumulated other comprehensive income (loss):
Unrealized appreciation (depreciation) of investments, net of tax:
Balance, beginning of year	4,375	10,083	8,348
Cumulative effect of change in accounting principles, net of tax	(105)	—	—

Adjusted balance, beginning of year	4,270	10,083	8,348
Unrealized appreciation (depreciation) of investments, net of reclassification adjustments	(13,670)	(8,046)	2,574
Income tax benefit (expense)	4,948	2,338	(839)

Balance, end of year	(4,452)	4,375	10,083

Foreign currency translation adjustments, net of tax:
Balance, beginning of year	880	(305)	(1,241)

	Years Ended December 31,
	Amounts			Shares
	2008	2007	2006	2008	2007	2006
	(In millions, except share and per share data)
Translation adjustment	(1,423)	1,325	1,283
Income tax benefit (expense)	356	(140)	(347)

Balance, end of year	(187)	880	(305)

Net derivative gains (losses) arising from cash flow hedging activities, net of tax:
Balance, beginning of year	(87)	(27)	(25)
Net deferred gains (losses) on cash flow hedges, net of reclassification adjustments	(156)	(133)	13
Income tax benefit (expense)	52	73	(15)

Balance, end of year	(191)	(87)	(27)

Retirement plan liabilities adjustment, net of tax:
Balance, beginning of year	(525)	(641)	(115)
Net gain (loss)	(1,313)	197	—
Prior service credit	(12)	(24)	—
Minimum pension liability adjustment	—	—	80
Income tax benefit (expense)	352	(57)	(74)
Adjustment to initially apply FAS 158, net of tax	—	—	(532)

Balance, end of year	(1,498)	(525)	(641)

Accumulated other comprehensive income (loss), end of year	(6,328)	4,643	9,110

Treasury stock, at cost:
Balance, beginning of year	(6,685)	(1,897)	(2,197)	(221,743,421)	(150,131,273)	(154,680,704)
Shares purchased	(1,912)	(5,104)	(20)	(37,931,370)	(76,519,859)	(288,365)
Shares issued under stock plans	146	305	291	1,290,431	4,958,345	4,579,913
Other	1	11	29	15,436	(50,634)	257,883

Balance, end of year	(8,450)	(6,685)	(1,897)	(258,368,924)	(221,743,421)	(150,131,273)

Total AIG shareholders’ equity, end of year	52,710	95,801	101,677

Noncontrolling interest:
Balance, beginning of year	8,472	5,360	3,759
Distributions to noncontrolling interest	(738)	(675)	(167)
Contributions from noncontrolling interest	1,651	2,559	318
Net increase (decrease) due to initial consolidation (deconsolidation)	(648)	39	306
Net income (loss) attributable to noncontrolling interest *	(574)	1,237	981
Accumulated other comprehensive income
– Unrealized gains (losses) on investments	(296)	(69)	36
– Foreign currency translation adjustments	25	95	15
Other changes	203	(74)	112

Balance, end of year	8,095	8,472	5,360

Total equity, end of year	$60,805	$104,273	$107,037

*	Net gains (loss) of $(524) million, $51 million and $155 million were recognized in 2008, 2007 and 2006, respectively, associated with redeemable noncontrolling interest.
See Accompanying Notes to Consolidated Financial Statements.

Consolidated Statement of Cash Flows

	Years Ended December 31,
	2008	2007	2006
	(In millions)
Summary:
Net cash provided by (used in) operating activities	$(122)	$32,792	$5,975
Net cash provided by (used in) investing activities	47,176	(67,241)	(66,947)
Net cash provided by (used in) financing activities	(40,734)	35,093	60,551
Effect of exchange rate changes on cash	38	50	114

Change in cash	6,358	694	(307)
Cash at beginning of year	2,284	1,590	1,897

Cash at end of year	$8,642	$2,284	$1,590

Cash flows from operating activities:
Net income (loss)	$(100,387)	$7,488	$15,184

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Noncash revenues, expenses, gains and losses included in income (loss):
Unrealized market valuation losses on AIGFP super senior credit default swap portfolio	$28,602	$11,472	$—
Net (gains) losses on sales of securities available for sale and other assets	5,572	(1,349)	(763)
Foreign exchange transaction (gains) losses	(2,958)	(104)	1,795
Net unrealized (gains) losses on non-AIGFP derivatives and other assets and liabilities	23,575	116	(713)
Equity in (income) loss from equity method investments, net of dividends or distributions	5,410	(4,760)	(3,990)
Amortization of deferred policy acquisition costs	12,400	11,602	11,578
Depreciation and other amortization	3,523	3,913	3,564
Provision for mortgage, other loans and finance receivables	1,445	646	495
Other-than-temporary impairments	50,958	4,715	944
Impairments of goodwill and other assets	4,538	—	—
Amortization of costs related to Federal Reserve Bank of New York credit facility	11,218	—	—
Changes in operating assets and liabilities:
General and life insurance reserves	11,787	16,242	12,930
Premiums and insurance balances receivable and payable — net	(258)	(207)	(1,214)
Reinsurance assets	(565)	923	1,665
Capitalization of deferred policy acquisition costs	(14,610)	(15,987)	(15,486)
Investment income due and accrued	364	(401)	(249)
Funds held under reinsurance treaties	(163)	(151)	(1,612)
Other policyholder funds	763	1,374	(498)
Income taxes receivable and payable — net	(8,992)	(3,709)	2,003
Commissions, expenses and taxes payable	(1)	989	408
Other assets and liabilities — net	(2,346)	(412)	(1,857)
Trade receivables and payables — net	(6,698)	2,243	(198)
Trading securities	2,746	(2,850)	(7,936)
Net unrealized (gain) loss on swaps, options and forward transactions (net of collateral)	(37,996)	1,413	(1,482)
Securities purchased under agreements to resell	16,971	9,341	(16,568)
Securities sold under agreements to repurchase	(3,020)	(11,391)	9,552
Securities and spot commodities sold but not yet purchased	(2,027)	633	(1,899)
Finance receivables and other loans held for sale — originations and purchases	(349)	(5,145)	(10,822)
Sales of finance receivables and other loans — held for sale	558	5,671	10,603
Other, net	(182)	477	541

Total adjustments	100,265	25,304	(9,209)

Net cash provided (used in) by operating activities	$(122)	$32,792	$5,975

See Accompanying Notes to Consolidated Financial Statements

	Years Ended December 31,
	2008	2007	2006
	(In millions)
Cash flows from investing activities:
Proceeds from (payments for)
Sales of fixed maturity securities available for sale and hybrid investments	$104,099	$87,691	$93,146
Maturities of fixed maturity securities available for sale and hybrid investments	18,837	44,629	19,686
Sales of equity securities available for sale	10,969	9,616	12,475
Maturities of fixed maturity securities held to maturity	126	295	205
Sales of trading securities	29,909	—	—
Sales of flight equipment	430	303	697
Sales or distributions of other invested assets	17,314	14,109	14,084
Payments received on mortgage and other loans receivable	7,229	9,062	5,227
Principal payments received on finance receivables held for investment	12,282	12,553	12,586
Funding to establish Maiden Lane III LLC	(5,000)	—	—
Purchases of fixed maturity securities available for sale and hybrid investments	(115,625)	(139,184)	(145,802)
Purchases of equity securities available for sale	(8,813)	(10,933)	(14,482)
Purchases of fixed maturity securities held to maturity	(88)	(266)	(197)
Purchases of trading securities	(26,807)	—	—
Purchases of flight equipment (including progress payments)	(3,528)	(4,772)	(6,009)
Purchases of other invested assets	(18,641)	(26,346)	(16,040)
Mortgage and other loans receivable issued	(7,486)	(12,439)	(8,066)
Finance receivables held for investment — originations and purchases	(13,523)	(15,271)	(13,830)
Change in securities lending invested collateral	51,565	(12,303)	(9,835)
Net additions to real estate, fixed assets, and other assets	(1,289)	(870)	(1,097)
Net change in short-term investments	(3,032)	(23,484)	(10,620)
Net change in non-AIGFP derivative assets and liabilities	(1,444)	118	958
Other, net	(308)	251	(33)
Net cash provided by (used in) investing activities	$47,176	$(67,241)	$(66,947)

Cash flows from financing activities:
Proceeds from (payments for) Policyholder contract deposits	$47,296	$64,829	$57,197
Policyholder contract withdrawals	(69,745)	(58,675)	(43,413)
Change in other deposits	(557)	(355)	266
Change in commercial paper and extendible commercial notes	(12,525)	(338)	2,960
Issuance of other long-term debt	113,501	103,210	71,028
Federal Reserve Bank of New York credit facility borrowings	96,650	—	—
Federal Reserve Bank of New York Commercial Paper Funding Facility borrowings	15,061	—	—
Repayments on other long-term debt	(138,951)	(79,738)	(36,489)
Repayments on Federal Reserve Bank of New York credit facility borrowings	(59,850)	—	—
Change in securities lending payable	(76,916)	11,757	9,789
Distributions to noncontrolling interest	(738)	(675)	(167)
Contributions from noncontrolling interest	1,651	2,559	318
Proceeds from issuance of Series D preferred stock and common stock warrant	40,000	—	—
Proceeds from common stock issued	7,343	—	—
Issuance of treasury stock	12	206	163
Payments advanced to purchase shares	(1,000)	(6,000)	—
Cash dividends paid to shareholders	(1,628)	(1,881)	(1,638)
Acquisition of treasury stock	—	(16)	(20)
Other, net	(338)	210	557

Net cash provided by (used in) financing activities	$(40,734)	$35,093	$60,551

Supplementary disclosure of cash flow information:
Cash paid during the period for:
Interest	$7,437	$8,818	$6,539
Taxes	$617	$5,163	$4,693
Non-cash financing activities:
Consideration received for preferred stock not yet issued	$23,000	$—	$—
Interest credited to policyholder accounts included in financing activities	$2,566	$11,628	$10,746
Treasury stock acquired using payments advanced to purchase shares	$1,912	$5,088	$—
Present value of future contract adjustment payments related to issuance of equity units	$431	$—	$—
Non-cash investing activities:
Debt assumed on acquisitions and warehoused investments	$153	$791	$—

See Accompanying Notes to Consolidated Financial Statements.

Consolidated Statement of Comprehensive Income (Loss)

	Years Ended December 31,
	2008	2007	2006
	(In millions)
Net income (loss)	$(100,387)	$7,488	$15,184

Other comprehensive income (loss):
Cumulative effect of change in accounting principles	(162)	—	—
Income tax benefit on above changes	57	—	—
Unrealized appreciation (depreciation) of investments — net of reclassification adjustments	(13,966)	(8,115)	2,610
Income tax benefit (expense) on above changes	4,948	2,338	(839)
Foreign currency translation adjustments	(1,398)	1,420	1,298
Income tax benefit (expense) on above changes	356	(140)	(347)
Net derivative gains (losses) arising from cash flow hedging activities — net of reclassification adjustments	(156)	(133)	13
Income tax expense (benefit) on above changes	52	73	(15)
Change in retirement plan liabilities adjustment	(1,325)	173	80
Income tax benefit (expense) on above changes	352	(57)	(74)

Other comprehensive income (loss)	(11,242)	(4,441)	2,726

Comprehensive income (loss)	(111,629)	3,047	17,910

Comprehensive income (loss) attributable to noncontrolling interests	(1,369)	1,314	1,187
Comprehensive loss attributable to AIG	$(110,260)	$1,733	$16,723
See Accompanying Notes to Consolidated Financial Statements.

Index of Notes to Consolidated Financial Statements

Page
Note 1. Summary of Significant Accounting Policies
Note 2. Restructuring
Note 3. Segment Information
Note 4. Fair Value Measurements
Note 5. Investments
Note 6. Lending Activities
Note 7. Reinsurance
Note 8. Deferred Policy Acquisition Costs
Note 9. Variable Interest Entities
Note 10. Derivatives and Hedge Accounting
Note 11. Liability for unpaid claims and claims adjustment expense and Future policy benefits for life and accident and health insurance contracts and Policyholder contract deposits
Note 12. Variable Life and Annuity Contracts
Note 13. Debt Outstanding
Note 14. Commitments, Contingencies and Guarantees
Note 15. AIG Shareholders’ Equity and Earnings Per Share
Note 16. Statutory Financial Data
Note 17. Share-based Employee Compensation Plans
Note 18. Employee Benefits
Note 19. Ownership and Transactions with Related Parties
Note 20. Federal Income Taxes
Note 21. Quarterly Financial Information (Unaudited)
Note 22. Information Provided in Connection With Outstanding Debt
Note 23. Subsequent Events

Notes to Consolidated Financial Statements
1. Summary of Significant Accounting Policies
Basis of Presentation
     The consolidated financial statements include the accounts of American International Group, Inc. (AIG), its controlled subsidiaries, and variable interest entities in which AIG is the primary beneficiary. Entities that AIG does not consolidate but in which it holds 20 percent to 50 percent of the voting rights and/or has the ability to exercise significant influence are accounted for under the equity method.
     Certain of AIG’s foreign subsidiaries included in the consolidated financial statements report on a fiscal year ended November 30. The effect on AIG’s consolidated financial condition and results of operations of all material events occurring between November 30 and December 31 for all periods presented has been recorded.
     The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). All material intercompany accounts and transactions have been eliminated.
     See Note 1(ff) “FAS 160” for a discussion of revisions to these consolidated financial statements.
Going Concern Considerations
Recent Events
     During the third quarter of 2008, requirements (i) to post collateral in connection with AIG Financial Products Corp. and AIG Trading Group Inc. and their respective subsidiaries’ (collectively, AIGFP) credit default swap (CDS) portfolio and other AIGFP transactions and (ii) to fund returns of securities lending collateral placed stress on AIG’s liquidity. AIG’s stock price declined from $22.76 on September 8, 2008 to $4.76 on September 15, 2008. On that date, AIG’s long-term debt ratings were downgraded by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (S&P), Moody’s Investors Service (Moody’s) and Fitch Ratings (Fitch), which triggered additional requirements for liquidity. These and other events severely limited AIG’s access to debt and equity markets.
     On September 22, 2008, AIG entered into an $85 billion revolving credit agreement (the Fed Credit Agreement) with the Federal Reserve Bank of New York (the NY Fed) and, pursuant to the Fed Credit Agreement, AIG agreed to issue 100,000 shares of Series C Perpetual, Convertible, Participating Preferred Stock (the Series C Preferred Stock) to a trust for the sole benefit of the United States Treasury (together with its trustees, the Trust). The total commitment under the facility created pursuant to the Fed Credit Agreement (the Fed Facility) was reduced to $60 billion effective November 25, 2008. The commitment fees and interest rate were reduced and the maturity was extended by three years.
     In addition, during the fourth quarter of 2008, AIG completed the following:
•	Issued $40 billion of Series D Fixed Rate Cumulative Perpetual Preferred Stock;

•	Sold $39.3 billion face amount of residential mortgage-backed securities (RMBS) to Maiden Lane II LLC (ML II);

•	Terminated approximately $62.1 billion notional amount of CDS on super senior multi-sector collateralized debt obligations in connection with the Maiden Lane III LLC (ML III) transaction; and

•	Participated in the NY Fed’s Commercial Paper Funding Facility.
     See Notes 5, 13 and 15 for details on these arrangements.
     In the fourth quarter of 2008, the global financial crisis continued, characterized by a lack of liquidity, highly volatile markets, a steep depreciation in asset values across many asset classes, an erosion of investor confidence, a large widening of credit spreads in some sectors, a lack of price transparency in many markets and the collapse of several prominent financial institutions.

     AIG was materially and adversely affected by these conditions and events in a number of ways, including:
•	severe and continued declines in the valuation and performance of its investment portfolio across many asset classes, leading to decreased investment income, material unrealized and realized losses, including other-than-temporary impairments, both of which decreased Total equity and, to a lesser extent, the regulatory capital of its subsidiaries;

•	significant credit losses due to the failure of, or governmental intervention with respect to, several prominent institutions; and

•	a general decline in business activity leading to reduced premium volume, increases in surrenders or cancellations of policies and increased competition from other insurers.
     At December 31, 2008, amounts owed under the Fed Facility totaled $40.4 billion, including accrued fees and interest, and the remaining available amount under the Fed Facility was $23.2 billion.
Liquidity of Parent and Subsidiaries
     AIG manages liquidity at both the parent and subsidiary levels. Since the fourth quarter of 2008, AIG has not had access to its traditional sources of long-term or short-term financing through the public debt markets. Further, in light of AIG’s current common stock price, AIG does not expect to be able to issue equity securities in the public markets in the foreseeable future.
     Traditionally AIG depended on dividends, distributions, and other payments from subsidiaries to fund payments on its obligations. In light of AIG’s current financial situation, many of its regulated subsidiaries are restricted from making dividend payments, or advancing funds, to AIG. Primary uses of cash flow are for debt service and subsidiary funding.
     As a result, AIG has been dependent on the Fed Facility, CPFF and other transactions with the NY Fed and the United States Department of the Treasury as its primary sources of liquidity.
     Certain subsidiaries also have been dependent on the NY Fed and the United States Department of the Treasury to meet collateral posting requirements, make debt repayments as amounts came due, and to meet capital or liquidity requirements at the insurance companies (primarily in the Life Insurance & Retirement Services segment) and other financial services operations.
March 2009 Agreements in Principle
     On March 2, 2009, AIG, the NY Fed and the United States Department of the Treasury announced agreements in principle to modify the terms of the Fed Credit Agreement and the Series D Preferred Stock and to provide a $30 billion equity capital commitment facility. The United States Government has issued the following statement referring to the agreements in principle and other transactions they expect to undertake with AIG intended to strengthen AIG’s capital position, enhance its liquidity, reduce its borrowing costs and facilitate AIG’s asset disposition program.
     “The steps announced today provide tangible evidence of the U.S. government’s commitment to the orderly restructuring of AIG over time in the face of continuing market dislocations and economic deterioration. Orderly restructuring is essential to AIG’s repayment of the support it has received from U.S. taxpayers and to preserving financial stability. The U.S. government is committed to continuing to work with AIG to maintain its ability to meet its obligations as they come due.”
     See Note 23 herein.
Management’s Plans for Stabilization of AIG and Repayment of AIG’s Obligations as They Come Due
     AIG has developed certain plans (described below), some of which have already been implemented, to provide stability to its businesses and to provide for the timely repayment of the Fed Facility.
     On October 3, 2008, AIG announced a restructuring plan under which AIG’s Life Insurance & Retirement Services operations and certain other businesses would be divested in whole or in part. Since that time, AIG has sold certain businesses and assets and has entered into contracts to sell others. However, global market conditions have continued to deteriorate, posing risks to AIG’s ability to divest assets at acceptable values. As announced on March 2, 2009 and as described in Note 23 herein, AIG’s restructuring plan has evolved in response to these market conditions. Specifically, AIG’s current plans involve transactions between AIG and the NY Fed with respect to AIA and ALICO, as well as preparation for a potential sale of a minority stake in its property and casualty and foreign general insurance businesses.
     AIG believes that these current plans are necessary to maximize the value of its businesses over a longer time frame. Therefore, some businesses that have previously been prepared for sale will be divested, some will be held for later divestiture, and some businesses will be prepared for potential subsequent offerings to the public. Dispositions of certain businesses will be subject to regulatory approval. Proceeds from these dispositions, to the extent they do not represent required capital of AIG’s insurance company subsidiaries, are contractually required to be applied toward the repayment of the Fed Facility as mandatory repayments.
     In connection with the restructuring plan, in the fourth quarter of 2008, AIG sold its interest in a Brazilian joint venture with Unibanco AIG Seguros S.A. and entered into contracts to sell AIG Private Bank Ltd., HSB Group, Inc., its Taiwan Finance business and a small German general insurance subsidiary. These operations had total assets and liabilities with carrying values of approximately $9.6 billion and $8.2 billion, respectively, at December 31, 2008. Aggregate proceeds from the sale of these businesses, after giving effect to the repayment of intercompany loan facilities, are expected to be $1.9 billion. Through February 18, 2009, AIG has also entered into contracts to sell its life insurance operations in Canada and certain Consumer Finance businesses in the Philippines and Thailand.
     Statement of Financial Accounting Standards No. 144 requires that certain criteria be met in order for AIG to classify a business as held for sale. At December 31, 2008, the held for sale criteria in FAS 144 were not met for AIG’s significant businesses included in the asset disposition plan. AIG continues to evaluate the status of its asset sales with respect to these criteria.
     Subject to satisfaction of certain closing conditions, including regulatory approvals, AIG expects those sales that are under contract to close during the first half of 2009. These operations had total assets and liabilities with carrying values of approximately $14.1 billion and $12.6 billion, respectively, at December 31, 2008. Aggregate proceeds from the sale of these businesses, including repayment of intercompany loan facilities, is expected to be $2.8 billion. These eight transactions are expected to generate $2.1 billion of net cash proceeds to repay outstanding borrowings on the Fed Facility, after taking insurance affiliate capital requirements into account.
     AIG expects to divest its Institutional Asset Management businesses that manage third-party assets. These businesses offered for sale exclude those providing traditional fixed income and shorter duration asset and liability management for AIG’s insurance company subsidiaries. The extraction of these asset management businesses will require the establishment of shared service arrangements between the remaining asset management businesses and those that are sold as well as the establishment of new asset management contracts, which will be determined in conjunction with the buyers of these businesses. AIGFP is engaged in a multi-step process of unwinding its businesses and portfolios. In connection with that process, certain assets have been sold, or are under contract to be sold. The proceeds from these sales will be used for AIGFP’s liquidity and are not included in the amounts above. The NY Fed has waived the requirement under the Fed Credit Agreement that the proceeds of these sales be applied as a mandatory repayment under the Fed Facility, which would result in a permanent reduction of the NY Fed’s commitment to lend to AIG. Instead, the NY Fed has given AIGFP permission to retain the proceeds of the completed sales, and has required that such proceeds be used to voluntarily repay the Fed Facility, with the amounts repaid available for future reborrowing subject to the terms of the Fed Facility. AIGFP is also opportunistically terminating contracts. AIGFP is entering into new derivative transactions only to hedge its current portfolio, reduce risk and hedge the currency, interest rate and other market risks associated with its affiliated businesses. Due to the long-term duration of AIGFP’s derivative contracts and the complexity of AIGFP’s portfolio, AIG expects that an orderly wind-down will take a substantial period of time. The cost of executing the wind-down will depend on many factors, many of which are not within AIGFP’s control, including market conditions, AIGFP’s access to markets via market counterparties, the availability of liquidity and the potential implications of further rating downgrades.
     AIG continually evaluates overall market conditions, performance of businesses that are for sale, and market and business performance of competitors and likely bidders for the assets. This evaluation informs decision-making about the timing and process of putting businesses up for sale. Depending on market and business conditions, as noted above, AIG can modify its sales approach to maximize value for AIG and the U.S. taxpayers in the disposition process. Such a modification could result in the sale of additional or other assets.
     AIG developed a plan to review significant projects and eliminated, delayed, or curtailed those that are discretionary or non-essential to make available internal resources to improve liquidity by reducing cash outflows to outside service providers. AIG also suspended the dividend on its common stock to preserve capital.

Management’s Assessment and Conclusion
     In assessing AIG’s current financial position and developing operating plans for the future, management has made significant judgments and estimates with respect to the potential financial and liquidity effects of AIG’s risks and uncertainties, including but not limited to:
•	the commitment of the NY Fed and the United States Department of the Treasury to the orderly restructuring of AIG and their commitment to continuing to work with AIG to maintain its ability to meet its obligations as they come due;

•	the potential adverse effects on AIG’s businesses that could result if there are further downgrades by rating agencies, including in particular, the uncertainty of estimates relating to AIGFP’s derivative transactions, both the number of counterparties who may elect to terminate under contractual termination provisions and the amount that would be required to be paid in the event of a downgrade;

•	the potential delays in asset dispositions and reduction in the anticipated proceeds therefrom;

•	the potential for continued declines in bond and equity markets;

•	the potential effect on AIG if the capital levels of its regulated and unregulated subsidiaries prove inadequate to support current business plans;

•	the effect on AIG’s businesses of continued compliance with the covenants of the Fed Credit Agreement;

•	the potential loss of key personnel that could then reduce the value of AIG’s business and impair its ability to effect a successful asset disposition plan;

•	the potential that AIG may be unable to complete one or more of the proposed transactions with the NY Fed and the United States Department of the Treasury described in Note 23, or that the transactions do not achieve their desired objectives; and

•	the potential regulatory actions in one or more countries, including possible actions resulting from the legal change in control as a result of the issuance of the Series C Preferred Stock.
     Based on the U.S. government’s continuing commitment, the agreements in principle and the other expected transactions with the NY Fed and the United States Department of the Treasury, management’s plans to stabilize AIG’s businesses and dispose of its non-core assets, and after consideration of the risks and uncertainties to such plans, management believes that it will have adequate liquidity to finance and operate AIG’s businesses, execute its asset disposition plan and repay its obligations for at least the next twelve months.
     It is possible that the actual outcome of one or more of management’s plans could be materially different, or that one or more of management’s significant judgments or estimates about the potential effects of these risks and uncertainties could prove to be materially incorrect. If one or more of these possible outcomes is realized, AIG may need additional U.S. government support to meet its obligations as they come due.
     AIG’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets nor relating to the amounts and classification of liabilities that may be necessary should AIG be unable to continue as a going concern.

Use of Estimates
     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
     AIG considers its most critical accounting estimates to be those with respect to items considered by management in the determination of AIG’s ability to continue as a going concern, recoverability of deferred income tax assets, reserves for losses and loss expenses, future policy benefits for life and accident and health contracts, recoverability of deferred policy acquisition costs (DAC), estimated gross profits for investment-oriented products, the allowance for finance receivable losses, flight equipment recoverability, other-than-temporary impairments in the value of investments, the fair values of reporting units used in connection with testing for goodwill impairment, and the fair value measurements of certain assets and liabilities, including the super senior credit default swaps written by AIGFP. These estimates, by their nature, are based on judgment and current facts and circumstances. Therefore, actual results could differ from these estimates, possibly in the near term, and could have a material effect on AIG’s consolidated financial statements.
     During the second half of 2007 and through 2008, disruption in the global credit markets, coupled with the repricing of credit risk, and the U.S. housing market deterioration, created increasingly difficult conditions in the financial markets. These conditions have resulted in greater volatility, less liquidity, widening of credit spreads and a lack of price transparency in certain markets and have made it more difficult to value certain of AIG’s invested assets and the obligations and collateral relating to certain financial instruments issued or held by AIG, such as AIGFP’s super senior credit default swap portfolio.
     Certain of AIG’s foreign subsidiaries included in the consolidated financial statements report on a fiscal year ended November 30. The effect on AIG’s consolidated financial condition and results of operations of all material events occurring between November 30 and December 31 for all periods presented has been recorded. AIG determined the significant appreciation in world-wide fixed income and equity markets in December 2008 to be an intervening period event that had a material effect on its consolidated financial condition and results of operations. AIG reflected the December 2008 market appreciation throughout its investment portfolio. Accordingly, AIG recorded $5.6 billion ($3.6 billion after tax) of unrealized appreciation on investments.
Revisions and Reclassifications
     During 2008, AIG began reporting interest expense and other expenses separately on the consolidated statement of income (loss). Interest expense represents interest expense on short-term and long-term debt, excluding interest expense associated with AIGFP, which is recorded in other income. Other expenses represent all other expenses not separately disclosed on the consolidated statement of income (loss). AIG previously reported certain assets and liabilities of its Financial Services subsidiaries separately on its consolidated balance sheet. As of December 31, 2008, AIG has reclassified the balances previously reported in Financial Services — securities available for sale to bonds available for sale and has reclassified the balances previously reported in Financial Services — trading securities to bonds and stocks — trading. In addition, non-AIGFP derivative assets and liabilities previously reported in other assets and other liabilities are being reported in unrealized gain or (loss) on swaps, options and forward transactions. All prior period amounts were revised to conform to the current period presentation for these reclassifications.
     Also during 2008, AIG determined that certain accident and health contracts in its Foreign General Insurance reporting unit, which were previously accounted for as short duration contracts, should be treated as long duration insurance products. Accordingly, the December 31, 2007 consolidated balance sheet has been revised to reflect the reclassification of $763 million of deferred direct response advertising costs, previously reported in other assets, to DAC. Additionally, $320 million has been reclassified in the consolidated balance sheet as of December 31, 2007 from unearned premiums to future policy benefits for life and accident and health insurance contracts. These revisions did not have a material effect on AIG’s net income (loss), or Total equity for any period presented.
     See Recent Accounting Standards — Accounting Changes below for a discussion of AIG’s adoption of the Financial Accounting Standards Board (FASB) Staff Position (FSP) FASB Interpretation No. (FIN) 39-1, “Amendment of FASB Interpretation No. 39” (FSP FIN 39-1), which resulted in reclassifications of amounts previously presented on the consolidated balance sheet at December 31, 2007.

Fixed Maturity Securities, Held to Maturity — Change in Intent
     During 2008, AIG transferred all securities previously classified as held to maturity to available for sale. As a result of the continuing disruption in the credit markets during 2008, AIG changed its intent to hold to maturity certain tax-exempt municipal securities held by its insurance subsidiaries, which comprised substantially all of AIG’s held to maturity securities. This change in intent resulted from a change in certain subsidiaries’ investment strategies to increase their allocations to taxable securities, reflecting AIG’s net operating loss position. As of the date the securities were transferred, the securities had a carrying value of $20.8 billion and a net unrealized loss of $752 million.
Accounting Policies
(a) Revenue Recognition and Expenses:
     Premiums and Other Considerations: Premiums for short duration contracts and considerations received from retailers in connection with the sale of extended service contracts are earned primarily on a pro rata basis over the term of the related coverage. The reserve for unearned premiums includes the portion of premiums written and other considerations relating to the unexpired terms of coverage.
     Premiums for long duration insurance products and life contingent annuities are recognized as revenues when due. Estimates for premiums due but not yet collected are accrued. Consideration for universal life and investment-type products consists of policy charges for the cost of insurance, administration, and surrenders during the period. Policy charges collected with respect to future services are deferred and recognized in a manner similar to DAC related to such products.
     Net Investment Income: Net investment income represents income primarily from the following sources in AIG’s insurance operations and AIG parent:
•	Interest income and related expenses, including amortization of premiums and accretion of discounts on bonds with changes in the timing and the amount of expected principal and interest cash flows reflected in the yield, as applicable.

•	Dividend income and distributions from common and preferred stock and other investments when receivable.

•	Realized and unrealized gains and losses from investments in trading securities accounted for at fair value.

•	Earnings from hedge funds and limited partnership investments accounted for under the equity method.

•	The difference between the carrying amount of a life settlement contract and the life insurance proceeds of the underlying life insurance policy recorded in income upon the death of the insured.
     Realized Capital Gains (Losses): Realized capital gains and losses are determined by specific identification. The realized capital gains and losses are generated primarily from the following sources:
•	Sales of fixed maturity securities and equity securities (except trading securities accounted for at fair value), real estate, investments in joint ventures and limited partnerships and other types of investments.

•	Reductions to the cost basis of fixed maturity securities and equity securities (except trading securities accounted for at fair value) and other invested assets for other-than-temporary impairments.

•	Changes in fair value of derivatives except for (1) those instruments at AIGFP, (2) those instruments that qualify for hedge accounting treatment under (FAS 133) Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” when the change in the fair value of the hedged item is not reported in realized gains (losses), and (3) those instruments that are designated as economic hedges of financial instruments for which the fair value option has been elected under FAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (FAS 159).

•	Exchange gains and losses resulting from foreign currency transactions.

     Other Income: Other income includes income from flight equipment, Asset Management operations, the operations of AIGFP and finance charges on consumer loans.
     Income from flight equipment under operating leases is recognized over the life of the lease as rentals become receivable under the provisions of the lease or, in the case of leases with varying payments, under the straight-line method over the noncancelable term of the lease. In certain cases, leases provide for additional payments contingent on usage. Rental income is recognized at the time such usage occurs less a provision for future contractual aircraft maintenance. Gains and losses on flight equipment are recognized when flight equipment is sold and the risk of ownership of the equipment is passed to the new owner.
     Income from Asset Management operations is generally recognized as revenues as services are performed. Certain costs incurred in the sale of mutual funds are deferred and subsequently amortized.
     Income from the operations of AIGFP included in other income consists of the following:
•	Change in fair value relating to financial assets and liabilities for which the fair value option has been elected.

•	Interest income and related expenses, including amortization of premiums and accretion of discounts on bonds with changes in the timing and the amount of expected principal and interest cash flows reflected in the yield, as applicable.

•	Dividend income and distributions from common and preferred stock and other investments when receivable.

•	Changes in the fair value of derivatives. In certain instances, no initial gain or loss was recognized in accordance with Emerging Issues Task Force Issue (EITF) 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities” (EITF 02-3). Prior to January 1, 2008, the initial gain or loss was recognized in income over the life of the transaction or when observable market data became available. Any remaining unamortized balances at January 1, 2008 were recognized in beginning retained earnings in the transition to FAS 159.

•	Changes in the fair value of trading securities and spot commodities sold but not yet purchased, futures and hybrid financial instruments.

•	Realized gains and losses from the sale of available for sale securities and investments in private equities, joint ventures, limited partnerships and other investments.

•	Exchange gains and losses resulting from foreign currency transactions.

•	Reductions to the cost basis of securities available for sale for other-than-temporary impairments.

•	Earnings from hedge funds and limited partnership investments accounted for under the equity method.
     Finance charges on consumer loans are recognized as revenue using the interest method. Revenue ceases to be accrued when contractual payments are not received for four consecutive months for loans and retail sales contracts, and for six months for revolving retail accounts and private label receivables. Extension fees, late charges, and prepayment penalties are recognized as revenue when received.
     Policyholder benefits and claims incurred: Incurred policy losses for short duration insurance contracts consist of the estimated ultimate cost of settling claims incurred within the reporting period, including incurred but not reported claims, plus the changes in estimates of current and prior period losses resulting from the continuous review process. Benefits for long duration insurance contracts consist of benefits paid and changes in future policy benefits liabilities. Benefits for universal life and investment-type products primarily consist of interest credited to policy account balances and benefit payments made in excess of policy account balances except for certain contracts for which the fair value option was elected under FAS 159, for which benefits represent the entire change in fair value (including derivative gains and losses on related economic hedges).
     Restructuring expenses and related asset impairment and other expenses: Restructuring expenses include employee severance and related costs, costs to terminate contractual arrangements, consulting and other professional fees and other costs related to restructuring and divesture activities. Asset impairment includes charges associated with writing down long-lived assets to fair value when their carrying values are not recoverable from undiscounted cash flows. Other expenses include other costs associated with divesting of businesses and costs of key employee retention awards.

     (b) Income Taxes: Deferred tax assets and liabilities are recorded for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements. AIG assesses its ability to realize deferred tax assets considering all available evidence, including the earnings history, the timing, character and amount of future earnings potential, the reversal of taxable temporary differences, and the tax planning strategies available to the legal entities when recognizing deferred tax assets in accordance with Statement of Financial Accounting Standards No. (FAS) 109, “Accounting for Income Taxes” (FAS 109). See Note 20 herein for a further discussion of income taxes.
     (c) Investments in Fixed Maturities and Equity Securities: Bonds held to maturity are principally owned by insurance subsidiaries and are carried at amortized cost when AIG has the ability and positive intent to hold these securities until maturity. When AIG does not have the positive intent to hold bonds until maturity, these securities are classified as available for sale or as trading and are carried at fair value.
     During 2008, AIG determined that it no longer had the positive intent to continue to hold any of its bonds until maturity. All positions previously classified as held to maturity were determined to be available for sale.
     Premiums and discounts arising from the purchase of bonds classified as held to maturity or available for sale are treated as yield adjustments over their estimated lives, until maturity, or call date, if applicable.
     Common and preferred stocks are carried at fair value.
     For AIG’s Financial Services subsidiaries, those securities for which the fair value option was not elected, are held to meet long-term investment objectives and are accounted for as available for sale, carried at fair values and recorded on a trade-date basis.
     For AIG parent and its insurance subsidiaries, unrealized gains and losses on investments in trading securities are reported in Net investment income. Unrealized gains and losses from available for sale investments in equity and fixed maturity securities are reported as a separate component of Accumulated other comprehensive income (loss), net of deferred income taxes, in Total equity. Investments in fixed maturities and equity securities are recorded on a trade-date basis.
     Trading securities include the investment portfolio of AIGFP and AIG’s economic interests in Maiden Lane II LLC and membership interests in Maiden Lane III LLC, all of which are carried at fair value under FAS 159.
     Trading securities for AIGFP are held to meet short-term investment objectives and to economically hedge other securities. Trading securities are recorded on a trade-date basis and carried at fair value. Realized and unrealized gains and losses are reflected in Other income.
     AIG evaluates its available for sale, equity method and cost method investments for impairment such that a security is considered a candidate for other-than-temporary impairment if it meets any of the following criteria:
•	Trading at a significant (25 percent or more) discount to par, amortized cost (if lower) or cost for an extended period of time (nine consecutive months or longer);

•	The occurrence of a discrete credit event resulting in (i) the issuer defaulting on a material outstanding obligation; (ii) the issuer seeking protection from creditors under the bankruptcy laws or any similar laws intended for court supervised reorganization of insolvent enterprises; or (iii) the issuer proposing a voluntary reorganization pursuant to which creditors are asked to exchange their claims for cash or securities having a fair value substantially lower than par value of their claims; or

•	AIG may not realize a full recovery on its investment regardless of the occurrence of one of the foregoing events.
     The determination that a security has incurred an other-than-temporary decline in value requires the judgment of management and consideration of the fundamental condition of the issuer, its near-term prospects and all the relevant facts and circumstances. The above criteria also consider circumstances of a rapid and severe market valuation decline, such as that experienced in current credit markets, in which AIG could not reasonably assert that the impairment period would be temporary (severity losses).

     At each balance sheet date, AIG evaluates its securities holdings with unrealized losses. When AIG does not intend to hold such securities until they have recovered their cost basis based on the circumstances at the date of evaluation, AIG records the unrealized loss in income. If a loss is recognized from a sale subsequent to a balance sheet date pursuant to changes in circumstances, the loss is recognized in the period in which the intent to hold the securities to recovery no longer existed.
     In periods subsequent to the recognition of an other-than-temporary impairment charge for fixed maturity securities, which is not intent, credit or foreign exchange related, AIG generally accretes into income the discount or amortizes the reduced premium resulting from the reduction in cost basis over the remaining life of the security.
     Certain investments in beneficial interests in securitized financial assets of less than high quality with contractual cash flows, including asset-backed securities, are subject to the impairment and income recognition guidance of EITF 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests that Continued to Be Held by a Transferor in Securitized Financial Assets” as amended by FSP No. EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20,” which became effective prospectively in the fourth quarter of 2008. EITF 99-20 requires periodic updates of AIG’s best estimate of cash flows over the life of the security. If the fair value of such security is less than its cost or amortized cost and there has been a decrease in the present value of the estimated cash flows since the last revised estimate, considering both their timing and amount, an other-than-temporary impairment charge is recognized. Interest income is recognized based on changes in the timing and the amount of expected principal and interest cash flows reflected in the yield.
     AIG also considers its intent and ability to retain a temporarily impaired security until recovery. Estimating future cash flows is a quantitative and qualitative process that incorporates information received from third-party sources and, in the case of certain structured securities, with certain internal assumptions and judgments regarding the future performance of the underlying collateral. In addition, projections of expected future cash flows may change based upon new information regarding the performance of the underlying collateral.
     (d) Securities Lending Invested Collateral, at Fair Value and Securities Lending Payable: AIG’s insurance and asset management operations lend their securities and primarily take cash as collateral with respect to the securities lent. Invested collateral consists of interest-bearing cash equivalents and fixed and floating rate bonds, whose changes in fair value are recorded as a separate component of Accumulated other comprehensive income (loss), net of deferred income taxes. The invested collateral is evaluated for other-than-temporary impairment by applying the same criteria used for investments in fixed maturities. Income earned on invested collateral, net of interest payable to the collateral provider, is recorded in Net investment income. AIG generally obtains and maintains cash collateral from securities borrowers at current market levels for the securities lent. During the fourth quarter of 2008, in connection with certain securities lending transactions, AIG failed to obtain or maintain collateral sufficient to fund substantially all of the cost of purchasing securities lent to various counterparties. In some cases, this shortfall in collateral has resulted in AIG accounting for individual securities lending transactions as sales combined with a forward purchase commitment rather than as secured borrowings.
     The fair value of securities pledged under securities lending arrangements was $4 billion and $76 billion at December 31, 2008 and 2007, respectively.
     (e) Mortgage and Other Loans Receivable — net: Mortgage and other loans receivable includes mortgage loans on real estate, policy loans and collateral, commercial and guaranteed loans. Mortgage loans on real estate and collateral, commercial and guaranteed loans are carried at unpaid principal balances less credit allowances and plus or minus adjustments for the accretion or amortization of discount or premium. Interest income on such loans is accrued as earned.
     Impairment of mortgage and other loans receivable is based on certain risk factors and recognized when collection of all amounts due under the contractual terms is not probable. This impairment is generally measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate subject to the fair value of underlying collateral. Interest income on such impaired loans is recognized as cash is received.
     Policy loans are carried at unpaid principal amount. There is no allowance for policy loans because these loans serve to reduce the death benefit paid when the death claim is made and the balances are effectively collateralized by the cash surrender value of the policy.

     (f) Finance Receivables: Finance receivables, which are reported net of unearned finance charges, are held for both investment purposes and for sale. Finance receivables held for investment purposes are carried at amortized cost, which includes accrued finance charges on interest bearing finance receivables, unamortized deferred origination costs, and unamortized net premiums and discounts on purchased finance receivables. The allowance for finance receivable losses is established through the provision for finance receivable losses charged to expense and is maintained at a level considered adequate to absorb estimated credit losses in the portfolio. The portfolio is periodically evaluated on a pooled basis and factors such as economic conditions, portfolio composition, and loss and delinquency experience are considered in the evaluation of the allowance.
     Direct costs of originating finance receivables, net of nonrefundable points and fees, are deferred and included in the carrying amount of the related receivables. The amount deferred is amortized to income as an adjustment to finance charge revenues using the interest method.
     Finance receivables originated and intended for sale in the secondary market are carried at the lower of cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements. American General Finance, Inc. (AGF) recognizes net unrealized losses through a valuation allowance by charges to income.
     (g) Flight Equipment: Flight equipment is stated at cost, net of accumulated depreciation. Major additions, modifications and interest are capitalized. Normal maintenance and repairs, airframe and engine overhauls and compliance with return conditions of flight equipment on lease are provided by and paid for by the lessee. Under the provisions of most leases for certain airframe and engine overhauls, the lessee is reimbursed for certain costs incurred up to but not exceeding contingent rentals paid to International Lease Finance Corporation (ILFC) by the lessee. AIG provides a charge to income for such reimbursements based on the expected reimbursements during the life of the lease. For passenger aircraft, depreciation is generally computed on the straight-line basis to a residual value of approximately 15 percent of the cost of the asset over its estimated useful life of 25 years. For freighter aircraft, depreciation is computed on the straight-line basis to a zero residual value over its useful life of 35 years. At December 31, 2008, ILFC had 13 freighter aircraft in its fleet. Aircraft in the fleet are evaluated for impairment in accordance with Statement of Financial Accounting No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” FAS 144. FAS 144 requires long-lived assets to be evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. These evaluations for impairment are significantly affected by estimates of future net cash flows and other factors that involve uncertainty.
     When assets are retired or disposed of, the cost and associated accumulated depreciation are removed from the related accounts and the difference, net of proceeds, is recorded as a gain or loss in Other income.
     Accumulated depreciation on flight equipment was $12.3 billion and $10.5 billion at December 31, 2008 and 2007, respectively.
     (h) Other Invested Assets: Other invested assets consist primarily of investments by AIG’s insurance operations in hedge funds, private equity and limited partnerships.
     Hedge funds and limited partnerships in which AIG’s insurance operations hold in the aggregate less than a five percent interest are reported at fair value. The change in fair value is recognized as a component of Accumulated other comprehensive income (loss). With respect to hedge funds and limited partnerships in which AIG holds in the aggregate a five percent or greater interest or less than a five percent interest but in which AIG has more than a minor influence over the operations of the investee, AIG’s carrying value is its share of the net asset value of the funds or the partnerships. The changes in such net asset values, accounted for under the equity method, are recorded in Net investment income.
     In applying the equity method of accounting, AIG consistently uses the most recently available financial information provided by the general partner or manager of each of these investments, which is one to three months prior to the end of AIG’s reporting period. The financial statements of these investees are generally audited on an annual basis.
     Other invested assets include investments entered into for strategic purposes and not solely for capital appreciation or for income generation. These investments are accounted for under the equity method. At December 31, 2008, AIG’s significant investments in partially owned companies included its 26.0 percent interest in Tata AIG Life Insurance Company, Ltd., its 26.0 percent interest in Tata AIG General Insurance Company, Ltd. and its 39 percent interest in The Fuji Fire and Marine Insurance Co., Ltd. Dividends received from unconsolidated entities in which AIG’s ownership interest is less than 50 percent were $20 million, $30 million and $28 million for the years ended December 31, 2008, 2007, and 2006, respectively. The undistributed earnings of unconsolidated entities in which AIG’s ownership interest is less than 50 percent were $227 million, $266 million and $300 million at December 31, 2008, 2007, and 2006, respectively.

     Also included in Other invested assets are real estate held for investment, aircraft asset investments held by non-Financial Services subsidiaries and investments in life settlement contracts. See Note 5(h) herein for further information.
     (i) Securities Purchased (Sold) Under Agreements to Resell (Repurchase), at contract value: Securities purchased under agreements to resell and Securities sold under agreements to repurchase for AIGFP are accounted for as collateralized borrowing or lending transactions and are recorded at their contracted resale or repurchase amounts, plus accrued interest. AIG’s policy is to take possession of or obtain a security interest in securities purchased under agreements to resell.
     AIG minimizes the credit risk that counterparties to transactions might be unable to fulfill their contractual obligations by monitoring customer credit exposure and collateral value and generally requiring additional collateral to be deposited with AIG when necessary.
     (j) Short-term Investments: Short-term investments consist of interest-bearing cash equivalents, time deposits, and investments with original maturities within one year from the date of purchase, such as commercial paper.
     (k) Cash: Cash represents cash on hand and non-interest bearing demand deposits.
     (l) Premiums and Insurance Balances Receivable: Premiums and insurance balances receivable consist of premium balances, less commissions payable thereon, due from agents and brokers and insureds. The allowance for doubtful accounts on premiums and insurance balances receivable was $578 million and $662 million at December 31, 2008 and 2007, respectively.
     (m) Reinsurance Assets: Reinsurance assets include the balances due from reinsurance and insurance companies under the terms of AIG’s reinsurance agreements for paid and unpaid losses and loss expenses, ceded unearned premiums and ceded future policy benefits for life and accident and health insurance contracts and benefits paid and unpaid. Amounts related to paid and unpaid losses and benefits and loss expenses with respect to these reinsurance agreements are substantially collateralized. The allowance for doubtful accounts on reinsurance assets was $425 million and $520 million at December 31, 2008 and 2007, respectively.
     (n) Trade Receivables and Trade Payables: Trade receivables and Trade payables for AIGFP include option premiums paid and received and receivables from and payables to counterparties that relate to unrealized gains and losses on futures, forwards, and options and balances due from and due to clearing brokers and exchanges.
     (o) Deferred Policy Acquisition Costs: Policy acquisition costs represent those costs, including commissions, premium taxes and other underwriting expenses that vary with and are primarily related to the acquisition of new business.
     Short-duration Insurance Contracts: Policy acquisition costs are deferred and amortized over the period in which the related premiums written are earned. DAC is grouped consistent with the manner in which the insurance contracts are acquired, serviced and measured for profitability and is reviewed for recoverability based on the profitability of the underlying insurance contracts. Investment income is not anticipated in assessing the recoverability of DAC.
     Long-duration Insurance Contracts: Policy acquisition costs for participating life, traditional life and accident and health insurance products are generally deferred and amortized, with interest, over the premium paying period in accordance with FAS 60, “Accounting and Reporting by Insurance Enterprises” (FAS 60). Policy acquisition costs and policy issuance costs related to universal life, and investment-type products (investment-oriented products) are deferred and amortized, with interest, in relation to the incidence of estimated gross profits to be realized over the estimated lives of the contracts in accordance with FAS 97, “Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments” (FAS 97). Estimated gross profits are composed of net interest income, net realized investment gains and losses, fees, surrender charges, expenses, and mortality and morbidity gains and losses. If estimated gross profits change significantly, DAC is recalculated using the new assumptions. Any resulting adjustment is included in income as an adjustment to DAC. DAC is grouped consistent with the manner in which the insurance contracts are acquired, serviced and measured for profitability and is reviewed for recoverability based on the current and projected future profitability of the underlying insurance contracts.

     The DAC for investment-oriented products is also adjusted with respect to estimated gross profits as a result of changes in the net unrealized gains or losses on fixed maturity and equity securities available for sale. Because fixed maturity and equity securities available for sale are carried at aggregate fair value, an adjustment is made to DAC equal to the change in amortization that would have been recorded if such securities had been sold at their stated aggregate fair value and the proceeds reinvested at current yields. The change in this adjustment, net of tax, is included with the change in net unrealized gains/losses on fixed maturity and equity securities available for sale that is credited or charged directly to Accumulated other comprehensive income (loss).
     Value of Business Acquired (VOBA) is determined at the time of acquisition and is reported in the consolidated balance sheet with DAC. This value is based on the present value of future pre-tax profits discounted at yields applicable at the time of purchase. For products accounted for under FAS 60, VOBA is amortized over the life of the business similar to that for DAC based on the assumptions at purchase. For products accounted for under FAS 97, VOBA is amortized in relation to the estimated gross profits to date for each period.
     Beginning in 2008, for contracts accounted for at fair value under FAS 159, policy acquisition costs are expensed as incurred and not deferred or amortized.
     (p) Real Estate and Other Fixed Assets: The costs of buildings and furniture and equipment are depreciated principally on the straight-line basis over their estimated useful lives (maximum of 40 years for buildings and ten years for furniture and equipment). Expenditures for maintenance and repairs are charged to income as incurred; expenditures for betterments are capitalized and depreciated. AIG periodically assesses the carrying value of its real estate for purposes of determining any asset impairment.
     Also included in Real Estate and Other Fixed Assets are capitalized software costs, which represent costs directly related to obtaining, developing or upgrading internal use software. Such costs are capitalized and amortized using the straight-line method over a period generally not exceeding five years.
     Real estate, fixed assets and other long-lived assets are assessed for impairment in accordance with FAS 144 when certain impairment indicators exist.
     Accumulated depreciation on real estate and other fixed assets was $5.8 billion and $5.4 billion at December 31, 2008 and 2007, respectively.
     (q) Unrealized Gain and Unrealized Loss on Swaps, Options and Forward Transactions: Interest rate, currency, equity and commodity swaps (including AIGFP’s super senior credit default swap portfolio), swaptions, options and forward transactions are accounted for as derivatives recorded on a trade-date basis, and carried at fair value. Unrealized gains and losses are reflected in income, when appropriate. In certain instances, when income is not recognized at inception of the contract, income is recognized over the life of the contract and as observable market data becomes available. Aggregate asset or liability positions are netted on the Balance Sheet to the extent permitted by qualifying master netting arrangements in place with each respective counterparty. Cash collateral posted by AIG with counterparties in conjunction with these transactions is reported as a reduction of the corresponding net derivative liability, while cash collateral received by AIG in conjunction with these transactions is reported as a reduction of the corresponding net derivative asset.
     (r) Goodwill: Goodwill is the excess of the cost of an acquired business over the fair value of the identifiable net assets of the acquired business. Goodwill is tested for impairment annually, or more frequently if circumstances indicate an impairment may have occurred. During 2008, AIG performed goodwill impairment tests at June 30, September 30, and December 31.
     The impairment assessment involves a two-step process in which an initial assessment for potential impairment is performed and, if potential impairment is present, the amount of impairment is measured and recorded. Impairment is tested at the reporting unit level or, when all reporting units that comprise an operating segment have similar economic characteristics, impairment is tested at the operating segment level.
     Management initially assesses the potential for impairment by estimating the fair value of each of AIG’s reporting units or operating segments and comparing the estimated fair values with the carrying amounts of those reporting units, including allocated goodwill. The estimate of a reporting unit’s fair value may be based on one or a combination of approaches including market-based earning multiples of the unit’s peer companies, discounted expected future cash flows, external appraisals or, in the case of reporting units being considered for sale, third-party indications of fair value, if available. Management considers one or more of these estimates when determining the fair value of a reporting unit to be used in the impairment test. As part of the impairment test, management compares the sum of the estimated fair values of AIG’s reporting units with AIG’s fully diluted common stock market capitalization as a basis for concluding on the reasonableness of the estimated reporting unit fair values.

     If the estimated fair value of a reporting unit exceeds its carrying value, goodwill is not impaired. If the carrying value of a reporting unit exceeds its estimated fair value, goodwill associated with that reporting unit potentially is impaired. The amount of impairment, if any, is measured as the excess of the carrying value of goodwill over the estimated fair value of the goodwill. The estimated fair value of the goodwill is measured as the excess of the fair value of the reporting unit over the amounts that would be assigned to the reporting unit’s assets and liabilities in a hypothetical business combination. An impairment charge is recognized in income to the extent of the excess.
     (s) Other Assets: Other assets consists of a prepaid commitment fee asset related to the Fed Credit Agreement, prepaid expenses, including deferred advertising costs, sales inducement assets, deposits, other deferred charges, intangible assets other than goodwill and spot commodities held by AIGFP. The prepaid commitment fee asset related to the Fed Credit Agreement is being amortized as interest expense ratably over the five-year term of the agreement, accelerated for actual pay-downs that reduce the total credit available. Based on AIG’s estimates of the timing of the proposed transactions with the NY Fed and the United States Department of the Treasury, as well as other contemplated transactions that will give rise to mandatory repayments, AIG estimates that the total credit available will be reduced to zero and, thus the asset will be fully amortized over approximately two years from the date of the restructuring of the Fed Facility. However, should such transactions occur at times or at values other than those currently estimated by AIG, the prepaid commitment fee asset could be fully amortized either sooner or later than estimated.
     Certain direct response advertising costs are deferred and amortized over the expected future benefit period in accordance with SOP 93-7, “Reporting on Advertising Costs.” When AIG can demonstrate that its customers have responded specifically to direct-response advertising, the primary purpose of which is to elicit sales to customers, and when it can be shown such advertising results in probable future economic benefits, the advertising costs are capitalized. Deferred advertising costs are amortized on a cost-pool-by-cost-pool basis over the expected future economic benefit period and are reviewed regularly for recoverability. Deferred advertising costs totaled $640 million and $1.35 billion at December 31, 2008 and 2007, respectively. The amount of expense amortized into income was $483 million, $395 million and $359 million, for the years ended 2008, 2007 and 2006, respectively.
     Also during 2008, AIG determined that certain accident and health contracts in its Foreign General Insurance reporting unit, which were previously accounted for as short duration contracts, should be treated as long duration insurance products. For further discussion, see Revisions and Reclassifications above.
     AIG offers sales inducements, which include enhanced crediting rates or bonus payments to contract holders (bonus interest) on certain annuity and investment contract products. Sales inducements provided to the contractholder are recognized as part of the liability for policyholders’ contract deposits in the consolidated balance sheet. Such amounts are deferred and amortized over the life of the contract using the same methodology and assumptions used to amortize DAC. To qualify for such accounting treatment, the bonus interest must be explicitly identified in the contract at inception, and AIG must demonstrate that such amounts are incremental to amounts AIG credits on similar contracts without bonus interest, and are higher than the contract’s expected ongoing crediting rates for periods after the bonus period. The deferred bonus interest and other deferred sales inducement assets totaled $1.8 billion and $1.7 billion at December 31, 2008 and 2007, respectively. The amortization expense associated with these assets is reported within Policyholder benefits and claims incurred in the consolidated statement of income. Such amortization expense totaled $56 million, $149 million and $132 million for the years ended December 31, 2008, 2007 and 2006, respectively.
     Spot commodities held in AIGFP’s wholly owned broker-dealer subsidiary are recorded at fair value. All other commodities are recorded at the lower of cost or fair value. Spot commodities are recorded on a trade-date basis. The exposure to market risk may be reduced through the use of forwards, futures and option contracts. Lower of cost or fair value reductions in commodity positions and unrealized gains and losses in related derivatives are reflected in Other income.
     See Note 10 herein for a discussion of derivatives.
     (t) Separate Accounts: Separate accounts represent funds for which investment income and investment gains and losses accrue directly to the policyholders who bear the investment risk. Each account has specific investment objectives, and the assets are carried at fair value. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of AIG. The liabilities for these accounts are equal to the account assets.
     (u) Liability for unpaid claims and claims adjustment expense: Claims and claims adjustment expenses are charged to income as incurred. The liability for unpaid claims and claims adjustment expense represents the accumulation of estimates for unpaid reported losses and includes provisions for losses incurred but not reported. The methods of determining such estimates and establishing resulting reserves, including amounts relating to allowances for estimated unrecoverable reinsurance, are reviewed and updated. If the estimate of reserves is determined to be inadequate or redundant, the increase or decrease is reflected in income. AIG discounts its loss reserves relating to workers’ compensation business written by its U.S. domiciled subsidiaries as permitted by the domiciliary statutory regulatory authorities.

     (v) Future Policy Benefits for Life and Accident and Health Contracts and Policyholder Contract Deposits: The liability for future policy benefits and policyholder contract deposits are established using assumptions described in Note 11 herein. Future policy benefits for life and accident and health insurance contracts include provisions for future dividends to participating policyholders, accrued in accordance with all applicable regulatory or contractual provisions. Policyholder contract deposits include AIG’s liability for (a) certain guarantee benefits accounted for as embedded derivatives at fair value in accordance with FAS 133 and (b) certain contracts that AIG has elected to account for at fair value beginning in 2008 in accordance with FAS 159.
     See Note 4 to the Consolidated Financial Statements for additional FAS 159 disclosures.
     (w) Other Policyholder Funds: Other policyholder funds are reported at cost and include any policyholders’ funds on deposit that encompass premium deposits and similar items.
     (x) Securities and Spot Commodities Sold but not yet Purchased, at Fair Value: Securities and spot commodities sold but not yet purchased represent sales of securities and spot commodities not owned at the time of sale. The obligations arising from such transactions are recorded on a trade-date basis and carried at fair value. Also included are obligations under gold leases, which are accounted for as a debt host with an embedded gold derivative. Beginning January 1, 2008, AIGFP elected the fair value option for these debt host contracts.
     (y) Commercial Paper and Extendible Commercial Notes and Long-Term Debt: AIG’s funding consists, in part, of medium and long-term debt and commercial paper. Commercial paper, when issued at a discount, is recorded at the proceeds received and accreted to its par value. Extendible commercial notes were issued by AGF with initial maturities of up to 90 days, but were extended by AGF in mid-September 2008 to 390 days. Long-term debt is carried at the principal amount borrowed, net of unamortized discounts or premiums. See Note 13 herein for additional information. Long-term debt also includes liabilities connected to trust preferred stock principally related to outstanding securities issued by AIG Life Holdings (US), Inc. (AIGLH), a wholly owned subsidiary of AIG. Cash distributions on such preferred stock are accounted for as interest expense.
     (z) Fed Facility and Commercial Paper Funding Facility: In 2008, AIG obtained funding under the Fed Facility and the NY Fed’s Commercial Paper Funding Facility (the CPFF). Amounts borrowed under the Fed Facility and the CPFF are carried at the principal amount borrowed, and in the case of the Fed Facility, also include accrued compounding interest and fees.
     (aa) Other Liabilities: Other liabilities consist of other funds on deposit, and other payables. AIG has entered into certain insurance and reinsurance contracts, primarily in its General Insurance segment, that do not contain sufficient insurance risk to be accounted for as insurance or reinsurance. Accordingly, the premiums received on such contracts, after deduction for certain related expenses, are recorded as deposits within Other liabilities in the consolidated balance sheet. Net proceeds of these deposits are invested and generate net investment income. As amounts are paid, consistent with the underlying contracts, the deposit liability is reduced.
     (bb) Noncontrolling interests: Noncontrolling interest includes the equity interest of outside shareholders in AIG’s consolidated subsidiaries and the preferred shareholders’ equity in subsidiary companies relating to outstanding preferred stock or interest of ILFC, a wholly owned subsidiary of AIG. Cash distributions on such preferred stock or interest are accounted for as interest expense.
     At December 31, 2008, the preferred stock consisted of 1,000 shares of market auction preferred stock (MAPS) in two series (Series A and B) of 500 shares each. Each of the MAPS shares has a liquidation value of $100,000 per share and is not convertible. The dividend rate, other than the initial rate, for each dividend period for each series is reset approximately every seven weeks (49 days) on the basis of orders placed in an auction. During 2006, ILFC extended each of the MAPS dividend periods for three years. At December 31, 2008, the dividend rate for Series A MAPS was 4.70 percent and the dividend rate for Series B MAPS was 5.59 percent.
     Noncontrolling interest that are redeemable are included in Redeemable noncontrolling interest in partially owned consolidated subsidiaries.
     (cc) Contingent Liabilities: Amounts are accrued for the resolution of claims that have either been asserted or are deemed probable of assertion if, in the opinion of management, it is both probable that a liability has been incurred and the amount of the liability can be reasonably estimated. In many cases, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until years after the contingency arises, in which case, no accrual is made until that time.

     (dd) Foreign Currency: Financial statement accounts expressed in foreign currencies are translated into U.S. dollars in accordance with FAS 52, “Foreign Currency Translation” (FAS 52). Under FAS 52, functional currency assets and liabilities are translated into U.S. dollars generally using rates of exchange prevailing at the balance sheet date of each respective subsidiary and the related translation adjustments are recorded as a separate component of Accumulated other comprehensive income (loss), net of any related taxes, in Total equity. Functional currencies are generally the currencies of the local operating environment. Income statement accounts expressed in functional currencies are translated using average exchange rates during the period. The adjustments resulting from translation of financial statements of foreign entities operating in highly inflationary economies are recorded in income. Exchange gains and losses resulting from foreign currency transactions are recorded in income.
     (ee) Earnings (Loss) per Share: Basic earnings or loss per share and diluted loss per share are based on the weighted average number of common shares outstanding, adjusted to reflect all stock dividends and stock splits. Diluted earnings per share is based on those shares used in basic earnings per share plus shares that would have been outstanding assuming issuance of common shares for all dilutive potential common shares outstanding, adjusted to reflect all stock dividends and stock splits.
     (ff) Recent Accounting Standards:
Accounting Changes
     AIG adopted the following accounting standards during 2006:
FAS 155
     In February, 2006, the FASB issued FAS 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FAS 140 and FAS 133” (FAS 155). FAS 155 allows AIG to include changes in fair value in earnings on an instrument-by-instrument basis for any hybrid financial instrument that contains an embedded derivative that would otherwise be required to be bifurcated and accounted for separately under FAS 133. The election to measure the hybrid instrument at fair value is irrevocable at the acquisition or issuance date.
     AIG elected to early adopt FAS 155 as of January 1, 2006, and apply FAS 155 fair value measurement to certain structured note liabilities and structured investments in AIG’s available for sale portfolio that existed at December 31, 2005. The effect of this adoption resulted in an $11 million after-tax ($18 million pre-tax) decrease to opening retained earnings as of January 1, 2006, representing the difference between the fair value of these hybrid financial instruments and the prior carrying value as of December 31, 2005. The effect of adoption on after-tax gross gains and losses was $218 million ($336 million pre-tax) and $229 million ($354 million pre-tax), respectively.
     In connection with AIG’s early adoption of FAS 155, structured note liabilities of $8.9 billion, other structured liabilities in conjunction with equity derivative transactions of $111 million, and hybrid financial instruments of $522 million at December 31, 2006 are now carried at fair value. The effect on earnings for 2006, for changes in the fair value of hybrid financial instruments, was a pre-tax loss of $313 million, of which $287 million was reflected in Other income and was largely offset by gains on economic hedge positions which were also reflected in operating income, and $26 million was reflected in Net investment income.
FAS 158
     In September 2006, the FASB issued FAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132R” (FAS 158). FAS 158 requires AIG to prospectively recognize the overfunded or underfunded status of defined benefit postretirement plans as an asset or liability in AIG’s consolidated balance sheet and to recognize changes in that funded status in the year in which the changes occur through Other comprehensive income. FAS 158 also requires AIG to measure the funded status of plans as of the date of its year-end balance sheet, with limited exceptions. AIG adopted FAS 158 for the year ended December 31, 2006. The cumulative effect, net of deferred income taxes, on AIG’s consolidated balance sheet at December 31, 2006 was a net reduction in Total equity through a charge to Accumulated other comprehensive income (loss) of $532 million, with a corresponding net decrease of $538 million in total assets, and a net decrease of $6 million in total liabilities. See Note 18 herein for additional information on the adoption of FAS 158.
     AIG adopted the following accounting standards during 2007:

SOP 05-1
     In September 2005, the AICPA issued SOP 05-1, “Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts” (SOP 05-1). SOP 05-1 provides guidance on accounting for internal replacements of insurance and investment contracts other than those specifically described in FAS 97. SOP 05-1 defines an internal replacement as a modification in product benefits, features, rights, or coverage that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. Internal replacements that result in a substantially changed contract are accounted for as a termination and a replacement contract.
     SOP 05-1 became effective on January 1, 2007 and generally affects the accounting for internal replacements occurring after that date. In the first quarter of 2007, AIG recorded a cumulative effect reduction of $82 million, net of tax, to the opening balance of retained earnings on the date of adoption. This adoption reflected changes in unamortized DAC, VOBA, deferred sales inducement assets, unearned revenue liabilities and future policy benefits for life and accident and health insurance contracts resulting from a shorter expected life related to certain group life and health insurance contracts and the effect on the gross profits of investment-oriented products related to previously anticipated future internal replacements. This cumulative effect adjustment affected only the Life Insurance & Retirement Services segment.
FIN 48
     In July 2006, the FASB issued FASB Interpretation No. (FIN) 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in income tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of an income tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, and additional disclosures. AIG adopted FIN 48 on January 1, 2007. Upon adoption, AIG recognized a $71 million increase in the liability for unrecognized tax benefits, which was accounted for as a decrease to opening retained earnings as of January 1, 2007. See Note 21 for additional FIN 48 disclosures.
FSP 13-2
     In July 2006, the FASB issued FASB Staff Position No. (FSP) FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction” (FSP 13-2). FSP 13-2 addresses how a change or projected change in the timing of cash flows relating to income taxes generated by a leveraged lease transaction affects the accounting for the lease by the lessor, and directs that the tax assumptions be consistent with any FIN 48 uncertain tax position related to the lease. AIG adopted FSP 13-2 on January 1, 2007. Upon adoption, AIG recorded a $50 million decrease in the opening balance of retained earnings, net of tax, to reflect the cumulative effect of this change in accounting.
     AIG adopted the following accounting standards during 2008:
FAS 157
     In September 2006, the FASB issued Statement of Financial Accounting Standards (FAS) No. 157, “Fair Value Measurements” (FAS 157). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements regarding fair value measurements but does not change existing guidance about whether an asset or liability is carried at fair value. FAS 157 nullifies the guidance in EITF 02-3 that precluded the recognition of a trading profit at the inception of a derivative contract unless the fair value of such contract was obtained from a quoted market price or other valuation technique incorporating observable market data. FAS 157 also clarifies that an issuer’s credit standing should be considered when measuring liabilities at fair value. The fair value measurement and related disclosure guidance in FAS 157 do not apply to fair value measurements associated with AIG’s share-based employee compensation awards accounted for in accordance with FAS 123(R), “Share-Based Payment.”
     AIG adopted FAS 157 on January 1, 2008, its required effective date. FAS 157 must be applied prospectively, except for certain stand-alone derivatives and hybrid instruments initially measured using the guidance in EITF 02-3, which must be applied as a cumulative effect of change in accounting principle to retained earnings at January 1, 2008. The cumulative effect, net of taxes, of adopting FAS 157 on AIG’s consolidated balance sheet was an increase in retained earnings of $4 million.

     The most significant effect of adopting FAS 157 on AIG’s consolidated results of operations for 2008 related to changes in fair value methodologies with respect to both liabilities already carried at fair value, primarily hybrid notes and derivatives, and newly elected liabilities measured at fair value (see FAS 159 discussion below). Specifically, the incorporation of AIG’s own credit spreads and the incorporation of explicit risk margins (embedded policy derivatives at transition only) resulted in a increase in pre-tax loss of $1.8 billion ($1.2 billion after tax) for 2008. The effects of the changes in AIG’s own credit spreads on pre-tax income for AIGFP was an increase of $1.4 billion for 2008. The effect of the changes in counterparty credit spreads for assets measured at fair value at AIGFP was a decrease in pre-tax income of $10.7 billion for 2008.
     See Note 4 to the Consolidated Financial Statements for additional FAS 157 disclosures.
FAS 159
     In February 2007, the FASB issued FAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (FAS 159). FAS 159 permits entities to choose to measure at fair value many financial instruments and certain other items that are not required to be measured at fair value. Subsequent changes in fair value for designated items are required to be reported in income. FAS 159 also establishes presentation and disclosure requirements for similar types of assets and liabilities measured at fair value. FAS 159 permits the fair value option election on an instrument-by-instrument basis for eligible items existing at the adoption date and at initial recognition of an asset or liability, or upon most events that give rise to a new basis of accounting for that instrument.
     AIG adopted FAS 159 on January 1, 2008, its required effective date. The adoption of FAS 159 with respect to elections made in the Life Insurance & Retirement Services segment resulted in an after-tax decrease to 2008 opening retained earnings of $559 million. The adoption of FAS 159 with respect to elections made by AIGFP resulted in an after-tax decrease to 2008 opening retained earnings of $448 million. Included in this amount are net unrealized gains of $105 million that were reclassified to retained earnings from accumulated other comprehensive income (loss) related to available for sale securities recorded in the consolidated balance sheet at January 1, 2008 for which the fair value option was elected.
     See Note 4 to the Consolidated Financial Statements for additional FAS 159 disclosures.
FAS 157 and FAS 159
     The following table summarizes the after-tax increase (decrease) from adopting FAS 157 and FAS 159 on the opening Total equity accounts:

	Accumulated		Cumulative
	Other		Effect of
	Comprehensive	Retained	Accounting
At January 1, 2008	Income/(Loss)	Earnings	Changes
	(In millions)
FAS 157	$—	$4	$4
FAS 159	(105)	(1,007)	(1,112)

Cumulative effect of change in accounting principles	$(105)	$(1,003)	$(1,108)

FSP FIN 39-1
     In April 2007, the FASB issued FSP FIN 39-1, which modifies FASB Interpretation (FIN) No. 39, “Offsetting of Amounts Related to Certain Contracts,” and permits companies to offset cash collateral receivables or payables against derivative instruments under certain circumstances. AIG adopted the provisions of FSP FIN 39-1 effective January 1, 2008, which requires retrospective application to all prior periods presented. At December 31, 2008, the amounts of cash collateral received and posted that were offset against net derivative positions totaled $7.1 billion and $19.2 billion, respectively. The cash collateral received and paid related to AIGFP derivative instruments was previously recorded in both trade payables and trade receivables. Cash collateral received related to non-AIGFP derivative instruments was previously recorded in other liabilities. Accordingly, the derivative assets and liabilities at December 31, 2007 have been reduced by $6.3 billion and $5.8 billion, respectively, related to the netting of cash collateral.

FSP FAS 133-1 and FIN 45-4
     In September 2008, the FASB issued FASB Staff Position No. FAS 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An amendment of FASB Statement No. 133 and FASB Interpretation No. 45” (FSP). The FSP amends FAS 133 to require additional disclosures by sellers of credit derivatives, including derivatives embedded in a hybrid instrument. The FSP also amends FIN No. 45, “Guarantor’s Accounting and Disclosure Requirement for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, to require an additional disclosure about the current status of the payment/performance risk of a guarantee. The additional disclosures are included in Note 10 herein.
FSP FAS 157-3
     In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (FSP FAS 157-3). FSP FAS 157-3 provides guidance clarifying certain aspects of FAS 157 with respect to the fair value measurements of a security when the market for that security is inactive. AIG adopted this guidance in the third quarter of 2008. The effects of adopting FSP FAS 157-3 on AIG’s consolidated financial condition and results of operations were not material.
FSP FAS 140-4 and FIN 46(R)-8
     In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8. “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (FSP). The FSP amends and expands the disclosure requirements regarding transfers of financial assets and a company’s involvement with variable interest entities. The FSP is effective for interim and annual periods ending after December 15, 2008. Adoption of the FSP did not affect AIG’s financial condition, results of operations or cash flow, as only additional disclosures were required. The additional disclosures are included in Note 9 herein.
FSP EITF 99-20-1
     In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20” (FSP EITF 99-20-1). FSP EITF 99-20-1 amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets,” to achieve more consistent determination of whether an other-than-temporary impairment has occurred. The FSP also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and other related guidance. AIG adopted this guidance in the fourth quarter of 2008. The effects of adopting FSP EITF 99-20-1 on AIG’s consolidated financial condition and results of operations were not material.
     Future Application of Accounting Standards
FAS 141(R)
     In December 2007, the FASB issued FAS 141 (revised 2007), “Business Combinations” (FAS 141(R)). FAS 141(R) changes the accounting for business combinations in a number of ways, including broadening the transactions or events that are considered business combinations; requiring an acquirer to recognize 100 percent of the fair value of assets acquired, liabilities assumed, and noncontrolling (i.e., minority) interests; recognizing contingent consideration arrangements at their acquisition-date fair values with subsequent changes in fair value generally reflected in income; and recognizing preacquisition loss and gain contingencies at their acquisition-date fair values, among other changes.
     AIG adopted FAS 141(R) for business combinations for which the acquisition date is on or after January 1, 2009. AIG’s adoption of this guidance does not have a material effect on the Company’s consolidated financial position or results of operations, but may have an effect on the accounting for future business combinations, if any, as well as the assessment of goodwill impairments in the future.
FAS 160
     In December 2007, the FASB issued FAS 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51” (FAS 160). FAS 160 requires noncontrolling (i.e., minority) interests in partially owned consolidated subsidiaries to be classified in the consolidated balance sheet as a separate component of Total equity, or in the mezzanine section of the balance sheet

(between liabilities and equity), to the extent such interests do not qualify as “permanent equity” in accordance with EITF Topic D-98, “Classification and Measurement of Redeemable Securities” (revised September 2008). FAS 160 also establishes accounting rules for subsequent acquisitions and sales of noncontrolling interests and provides for how noncontrolling interests should be presented in the consolidated statement of income. The noncontrolling interests’ share of subsidiary income should be reported as a part of consolidated net income with disclosure of the attribution of consolidated net income to the controlling and noncontrolling interests on the face of the consolidated statement of income.
     AIG adopted FAS 160 on January 1, 2009. FAS 160 was adopted prospectively, except for presentation and disclosure requirements. The consolidated statement of operations for the years ended December 31, 2008, 2007 and 2006 was retrospectively recast to include net income (loss) attributable to both the controlling and noncontrolling interests. Of the $10.0 billion minority interest on the consolidated balance sheet at December 31, 2008, $1.9 billion was reclassified from minority interest liability to Redeemable noncontrolling interest in partially owned consolidated subsidiaries and $8.1 billion was reclassified to a separate component of Total equity titled Noncontrolling interest. Of the $10.5 billion minority interest on the consolidated balance sheet at December 31, 2007, $2.0 billion was reclassified from minority interest liability to Redeemable noncontrolling interest in partially owned consolidated subsidiaries and $8.5 billion was reclassified to a separate component of Total equity titled Noncontrolling interest. Notes 13, 15, 21 and 22 have been updated to reflect the revised presentation.
FAS 161
     In March 2008, the FASB issued FAS 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (FAS 161). FAS 161 requires enhanced disclosures about (a) how and why AIG uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect AIG’s consolidated financial condition, results of operations, and cash flows. FAS 161 is effective for AIG beginning with financial statements issued in the first quarter of 2009. Because FAS 161 only requires additional disclosures about derivatives, it will have no effect on AIG’s consolidated financial condition, results of operations or cash flows.
  FAS 162
     In May 2008, the FASB issued FAS 162, “The Hierarchy of Generally Accepted Accounting Principles” (FAS 162). FAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements presented in conformity with GAAP but does not change current practices. FAS 162 will become effective on the 60th day following Securities and Exchange Commission (SEC) approval of the Public Company Accounting Oversight Board amendments to remove GAAP hierarchy from the auditing standards. FAS 162 will have no effect on AIG’s consolidated financial condition, results of operations or cash flows.
   FSP FAS 140-3
     In February 2008, the FASB issued FSP No. FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions” (FSP FAS 140-3). FSP FAS 140-3 requires an initial transfer of a financial asset and a repurchase financing that was entered into contemporaneously with or in contemplation of the initial transfer to be evaluated as a linked transaction unless certain criteria are met. FSP FAS 140-3 is effective for AIG beginning January 1, 2009 and will be applied to new transactions entered into from that date forward. Early adoption is prohibited. AIG is currently assessing the effect that adopting FSP FAS 140-3 will have on its consolidated financial statements but does not believe the effect will be material.
FSP FAS 132(R)-1
     In December 2008, the FASB issued FSP FAS 132(R)-1, “Employer’s Disclosures about Postretirement Benefit Plan Assets” (FSP FAS 132(R)-1). FSP FAS 132(R)-1 amends FAS 132(R) to require more detailed disclosures about an employer’s plan assets, including the employer’s investment strategies, major categories of plan assets, concentrations of risk within plan assets, and valuation techniques used to measure the fair values of plan assets. FSP FAS 132(R)-1 is effective for fiscal years ending after December 15, 2009.
EITF 07-5
     In June 2008, the FASB ratified the consensus reached by the Emerging Issues Task Force (EITF) on Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock”. Following the January 1, 2009 adoption date, instruments that are not indexed to the issuer’s stock would not qualify for an exception from derivative accounting provided in FAS 133 (which requires that an instrument is both indexed to the issuer’s own stock, and that it is classified in equity). AIG is assessing the effect that adopting EITF 07-5 will have on its consolidated financial statements, but does not believe the effect will be material.
2. Restructuring
     As described in Note 1 herein, AIG commenced an organization-wide restructuring plan under which some of its businesses will be divested, some will be held for later divestiture, and some businesses will be prepared for potential subsequent offerings to the public.
     Successful execution of the restructuring plan involves significant separation activities. Accordingly, AIG established retention programs for its key employees to maintain ongoing business operations and to facilitate the successful execution of the restructuring plan. Additionally, given the market disruption in the first quarter of 2008, AIGFP established a retention plan for its employees to manage and unwind its complex businesses. Other major activities include the separation of shared services, infrastructure and assets among business units and corporate functions.
     At December 31, 2008, AIG cannot determine the expected date of completion or reliably estimate the total aggregate expenses expected to be incurred for all AIG’s restructuring and separation activities. This is due to the significant scale of the restructuring plan, the fact that restructuring costs will vary depending on the identity of the ultimate purchasers of the divested entities, as well as the extended period over which the restructuring is expected to occur. For those activities that can be reasonably estimated, the total restructuring and separation expenses expected to be incurred is $1.9 billion at December 31, 2008.
     Restructuring expenses and related asset impairment and other expenses, for the year ended December 31, 2008, by operating segment consisted of the following:

				Total Amount
	Restructuring	Separation		Expected
	Expenses	Expenses	Total	to be Incurred *
	(In millions)
General Insurance	$38	$101	$139	$312
Life Insurance & Retirement Services	15	53	68	243
Financial Services	91	196	287	564
Asset Management	24	45	69	94
Other	139	56	195	724

Total	$307	$451	$758	$1,937

*	Includes cumulative amounts incurred and additional future amounts to be incurred that can be reasonably estimated at the balance sheet date.
     The initial restructuring liability and the corresponding movement from inception, for the year ended December 31, 2008, are summarized as follows:

							Total
		Contract	Asset	Other	Subtotal		Restructuring
	Severance	Termination	Write-	Exit	Restructuring	Separation	and Separation
	Expenses(a)	Expenses	Downs	Expenses(b)	Expenses	Expenses(c)	Expenses
	(In millions)
Liability balance, beginning of year	$—	$—	$—	$—	$—	$—	$—

Amounts charged to expense	89	27	51	140	307	451	758

Paid	(12)	—	—	(53)	(65)	(167)	(232)
Non-cash	—	—	(51)	—	(51)	—	(51)

Liability balance, end of year	$77	$27	$—	$87	$191	$284	$475

Total amount expected to be incurred(d)	$164	$106	$51	$585	$906	$1,031	$1,937

(a)	Restructuring expenses include $44 million of retention awards and Total amount expected to be incurred includes $57 million for retention awards for employees expected to be terminated.

(b)	Primarily includes consulting and other professional fees related to (i) asset disposition activities, (ii) AIG’s debt and capital restructuring program with the NY Fed and the United States Department of the Treasury and (iii) unwinding most of AIGFP’s businesses and portfolios.

(c)	Restructuring expenses include $448 million of retention awards and Total amount expected to be incurred includes $1.0 billion for key employee retention awards announced during 2008.

(d)	Includes cumulative amounts incurred and additional future amounts to be incurred that can be reasonably estimated at the balance sheet date.
3. Segment Information
     AIG identifies its operating segments by product line consistent with its management structure and evaluates their performance based on operating income (loss) before taxes. These segments and their respective operations are as follows:
     General Insurance: AIG’s General Insurance subsidiaries write substantially all lines of commercial property and casualty insurance and various personal lines both domestically and abroad. Revenues in the General Insurance segment represent General Insurance net Premiums and other considerations earned, Net investment income and Net realized capital gains (losses). AIG’s principal General Insurance operations are as follows:
     Commercial Insurance writes substantially all classes of business insurance in the U.S. and Canada, accepting such business mainly from insurance brokers.
     Transatlantic Holdings, Inc. (Transatlantic) subsidiaries offer reinsurance on both a treaty and facultative basis to insurers in the U.S. and abroad. Transatlantic structures programs for a full range of property and casualty products with an emphasis on specialty risks.
     AIG’s Personal Lines operations provide automobile insurance through 21st.com and the Agency Auto Division, as well as a broad range of coverages for high net worth individuals through the AIG Private Client Group.
     Mortgage Guaranty operations provide residential mortgage guaranty insurance that covers the first loss for credit defaults on high loan-to-value conventional first- and second-lien mortgages for the purchase or refinance of one to four family residences. Effective September 30, 2008 Mortgage Guaranty ceased insuring new second-lien mortgages.
     AIG’s Foreign General Insurance group accepts risks primarily underwritten through a network of branches and foreign based insurance subsidiaries. The Foreign General Insurance group uses various marketing methods to write both business and consumer lines insurance with certain refinements for local laws, customs and needs. AIU operates in Asia, the Pacific Rim, Europe, including the United Kingdom, Africa, the Middle East and Latin America.
     Each of the General Insurance sub-segments is comprised of groupings of major products and services as follows: Commercial Insurance is comprised of domestic commercial insurance products and services; Transatlantic is comprised of reinsurance products and services sold to other general insurance companies; Personal Lines is comprised of general insurance products and services sold to individuals; Mortgage Guaranty is comprised of products insuring against losses arising under certain loan agreements; and Foreign General is comprised of general insurance products sold overseas.
     Life Insurance & Retirement Services: AIG’s Life Insurance & Retirement Services subsidiaries offer a wide range of insurance and retirement savings products both domestically and abroad. Insurance-oriented products consist of individual and group life, payout annuities (including structured settlements), endowment and accident and health policies. Retirement savings products consist generally of fixed and variable annuities. Revenues in the Life Insurance & Retirement Services segment represent Life Insurance & Retirement Services Premiums and other considerations, Net investment income and Net realized capital gains (losses).
     AIG’s principal Foreign Life Insurance & Retirement Services operations are American Life Insurance Company (ALICO), American International Assurance Company, Limited, together with American International Assurance Company (Bermuda) Limited (AIA), Nan Shan Life Insurance Company, Ltd. (Nan Shan), The Philippine American Life and General Insurance Company (Philamlife), AIG Edison Life Insurance Company (AIG Edison Life) and AIG Star Life Insurance Co. Ltd. (AIG Star Life).
     AIG’s principal Domestic Life Insurance and Domestic Retirement Services operations are American General Life Insurance Company (AG Life), The United States Life Insurance Company in the City of New York (USLIFE), American General Life and Accident Insurance Company (AGLA and, collectively with AG Life and USLIFE, the Domestic Life Insurance internal reporting unit), AIG Annuity Insurance Company (AIG Annuity), The Variable Annuity Life Insurance Company (VALIC) and AIG Retirement Services, Inc (AIG SunAmerica and, collectively with AIG Annuity and VALIC, the Domestic Retirement Services internal reporting unit).
     American International Reinsurance Company Limited (AIRCO) acts primarily as an internal reinsurance company for AIG’s insurance operations.
     Life Insurance & Retirement Services is comprised of two major groupings of products and services: insurance-oriented products and services and retirement savings products and services.
     Financial Services: AIG’s Financial Services subsidiaries engage in diversified activities including aircraft leasing, capital markets, consumer finance and insurance premium finance. Together, the Aircraft Leasing, Capital Markets and Consumer Finance operations generate the majority of the revenues produced by the Financial Services operations. A.I. Credit also contributes to Financial Services income principally by providing insurance premium financing for both AIG’s policyholders and those of other insurers.
     AIG’s Aircraft Leasing operations represent the operations of ILFC, which generates its revenues primarily from leasing new and used commercial jet aircraft to foreign and domestic airlines. Revenues also result from the remarketing of commercial jet aircraft for ILFC’s own account, and remarketing and fleet management services for airlines and financial institutions.
     Capital Markets represents the operations of AIGFP, which engaged as principal in a wide variety of financial transactions, including standard and customized financial products involving commodities, credit, currencies, energy, equities and interest rates. AIGFP also invests in a diversified portfolio of securities and principal investments and engages in borrowing activities that involve issuing standard and structured notes and other securities and entering into GIAs. Given the extreme market conditions experienced in 2008, downgrades of AIG’s credit ratings by the rating agencies, as well as AIG’s intent to refocus on its core businesses, AIGFP has begun to unwind its businesses and portfolios including those associated with credit protection written through credit default swaps on super senior risk tranches of diversified pools of loans and debt securities.
     Historically, AIG’s Capital Markets operations derived a significant portion of their revenues from hedged financial positions entered into in connection with counterparty transactions. AIGFP has also participated as a dealer in a wide variety of financial derivatives transactions. Revenues and operating income of the Capital Markets operations and the percentage change in these amounts for any given period are significantly affected by changes in the fair value of AIGFP’s assets and liabilities and by the number, size and profitability of transactions entered into during that period relative to those entered into during the comparative period.
     AIG’s Consumer Finance operations in North America are principally conducted through AGF. AGF derives most of its revenues from finance charges assessed on real estate loans, secured and unsecured non-real estate loans and retail sales finance receivables. During 2008, AGF ceased its wholesale originations (originations through mortgage brokers).
     AIG’s foreign consumer finance operations are principally conducted through AIGCFG. AIGCFG operates primarily in emerging and developing markets. AIGCFG has operations in Argentina, China, Brazil, Hong Kong, Mexico, the Philippines, Poland, Taiwan, Thailand, India and Colombia.
     Asset Management: AIG’s Asset Management operations comprise a wide variety of investment-related services and investment products. Such services and products are offered to individuals, pension funds and institutions globally through AIG’s Spread-Based Investment business, Institutional Asset Management, and Brokerage Services and Mutual Funds business. Revenues in the Asset Management segment represent investment income with respect to spread-based products and management, advisory and incentive fees.
     Other Operations: AIG’s Other operations include interest expense, restructuring costs, expenses of corporate staff not attributable to specific business segments, expenses related to efforts to improve internal controls, corporate initiatives, certain compensation plan expenses and the settlement costs more fully described in Note 14(a) to the Consolidated Financial Statements.

     AIG’s operations by operating segment were as follows:

	Operating Segments
		Life
		Insurance &					Consolidation
	General	Retirement	Financial	Asset			and
	Insurance	Services	Services	Management	Other	Total	Eliminations	Consolidated
	(In millions)
2008
Total revenues*	$44,676	$3,054	$(31,095)	$(4,526)	$(81)	$12,028	$(924)	$11,104
Interest expense	6	5	3,365	712	13,323	17,411	(393)	17,018
Other-than-temporary impairment charges	4,533	38,731	127	7,276	138	50,805	—	50,805
Operating loss *	(5,746)	(37,446)	(40,821)	(9,187)	(15,055)	(108,255)	(506)	(108,761)
Depreciation expense	380	439	1,976	250	162	3,207	—	3,207
Capital expenditures	261	695	3,501	1,381	303	6,141	—	6,141
Year-end identifiable assets	$165,947	$489,646	$167,061	$46,850	$168,762	$1,038,266	$(177,848)	$860,418

2007
Total revenues	$51,708	$53,570	$(1,309)	$5,625	$457	$110,051	$13	$110,064
Interest expense	29	128	7,794	567	1,580	10,098	(410)	9,688
Other-than-temporary impairment charges	276	2,798	650	835	156	4,715	—	4,715
Operating income (loss)	10,526	8,186	(9,515)	1,164	(2,140)	8,221	722	8,943
Depreciation expense	300	392	1,831	88	179	2,790	—	2,790
Capital expenditures	354	532	4,569	3,557	271	9,283	—	9,283
Year-end identifiable assets	$181,708	$613,161	$193,975	$77,274	$126,874	$1,192,992	$(144,631)	$1,048,361

2006
Total revenues	$49,206	$50,878	$7,777	$4,543	$483	$112,887	$500	$113,387
Interest expense	23	74	6,005	105	1,069	7,276	(325)	6,951
Other-than-temporary impairment charges	77	641	1	225	—	944	—	944
Operating income (loss)	10,412	10,121	383	1,538	(1,435)	21,019	668	21,687
Depreciation expense	274	268	1,655	13	164	2,374	—	2,374
Capital expenditures	375	711	6,278	835	244	8,443	—	8,443
Year-end identifiable assets	$167,004	$550,957	$202,485	$78,275	$107,517	$1,106,238	$(126,828)	$979,410

*	To better align financial reporting with the manner in which AIG’s chief operating decision maker manages the business, AIG’s own credit risk valuation adjustments on intercompany transactions, the recognition of which began in 2008, are excluded from segment revenues and operating income. In addition, goodwill impairment charges totaling $1.1 billion that were recorded on AIG Parent’s books have been included herein for segment reporting purposes.
     AIG’s General Insurance operations by major internal reporting unit were as follows:

	General Insurance
					Foreign	Total	Consolidation	Total
	Commercial		Personal	Mortgage	General	Reportable	and	General
	Insurance	Transatlantic	Lines	Guaranty	Insurance	Segment	Eliminations	Insurance
	(In millions)
2008
Total revenues	$20,841	$4,079	$4,848	$1,228	$13,658	$44,654	$22	$44,676
Claims and claims adjustment expenses incurred	17,915	2,907	3,633	3,264	7,838	35,557	—	35,557
Underwriting expenses	5,991	1,233	2,000	439	5,202	14,865	—	14,865
Operating income (loss)	(3,065)	(61)	(785)	(2,475)	618	(5,768)	22	(5,746)
Depreciation expense	101	3	87	7	182	380	—	380
Capital expenditures	69	3	62	10	117	261	—	261
Year-end identifiable assets	$107,458	$13,376	$5,304	$6,561	$39,037	$171,736	$(5,789)	$165,947

2007
Total revenues	$27,653	$4,382	$4,924	$1,041	$13,715	$51,715	$(7)	$51,708
Claims and claims adjustment expenses incurred	15,948	2,638	3,660	1,493	6,243	29,982	—	29,982
Underwriting expenses	4,400	1,083	1,197	185	4,335	11,200	—	11,200
Operating income (loss)	7,305	661	67	(637)	3,137	10,533	(7)	10,526
Depreciation expense	97	2	70	6	125	300	—	300
Capital expenditures	93	4	81	21	155	354	—	354
Year-end identifiable assets	$112,675	$15,484	$5,930	$4,550	$48,728	$187,367	$(5,659)	$181,708

2006
Total revenues	$27,419	$4,050	$4,871	$877	$11,999	$49,216	$(10)	$49,206
Claims and claims adjustment expenses incurred	16,779	2,463	3,306	349	5,155	28,052	—	28,052

	General Insurance
					Foreign	Total	Consolidation	Total
	Commercial		Personal	Mortgage	General	Reportable	and	General
	Insurance	Transatlantic	Lines	Guaranty	Insurance	Segment	Eliminations	Insurance
	(In millions)
Underwriting expenses	4,795	998	1,133	200	3,616	10,742	—	10,742
Operating income	5,845	589	432	328	3,228	10,422	(10)	10,412
Depreciation expense	100	2	52	5	115	274	—	274
Capital expenditures	125	2	94	11	143	375	—	375
Year-end identifiable assets	$104,866	$14,268	$5,391	$3,604	$43,879	$172,008	$(5,004)	$167,004

     AIG’s Life Insurance & Retirement Services operations by major internal reporting unit were as follows:

	Life Insurance & Retirement Services
	Foreign Life					Total Life
	Insurance &	Domestic	Domestic	Total	Consolidation	Insurance &
	Retirement	Life	Retirement	Reportable	and	Retirement
	Services	Insurance	Services	Segment	Eliminations	Services
	(In millions)
2008
Total revenues:
Insurance-oriented products	$22,137	$(3,743)	$—	$18,394	$—	$18,394
Retirement savings products	(2,042)	2,222	(15,520)	(15,340)	—	(15,340)

Total revenues	20,095	(1,521)	(15,520)	3,054	—	3,054

Operating income	(6,337)	(10,238)	(20,871)	(37,446)	—	(37,446)
Depreciation expense	232	90	117	439	—	439
Capital expenditures	595	32	68	695	—	695
Year-end identifiable assets	$271,867	$97,773	$137,471	$507,111	$(17,465)	$489,646

2007
Total revenues:
Insurance-oriented products	$34,289	$8,535	$—	$42,824	$—	$42,824
Retirement savings products	3,974	493	6,279	10,746	—	10,746

Total revenues	38,263	9,028	6,279	53,570	—	53,570

Operating income	6,197	642	1,347	8,186	—	8,186
Depreciation expense	194	85	113	392	—	392
Capital expenditures	398	53	81	532	—	532
Year-end identifiable assets	$309,934	$108,908	$201,216	$620,058	$(6,897)	$613,161

2006
Total revenues:
Insurance-oriented products	$31,022	$8,538	$—	$39,560	$—	$39,560
Retirement savings products	3,609	568	7,141	11,318	—	11,318

Total revenues	34,631	9,106	7,141	50,878	—	50,878

Operating income	6,881	917	2,323	10,121	—	10,121
Depreciation expense	171	63	34	268	—	268
Capital expenditures	602	71	38	711	—	711
Year-end identifiable assets	$261,259	$103,624	$192,885	$557,768	$(6,811)	$550,957

     AIG’s Financial Services operations by major internal reporting unit were as follows:

	Financial Services
					Total	Consolidation	Total
	Aircraft	Capital	Consumer		Reportable	and	Financial
	Leasing	Markets	Finance	Other	Segment	Elimination	Services
	(In millions)
2008
Total revenues	$5,075	$(40,333)	$3,849	$323	$(31,086)	$(9)	$(31,095)
Interest expense	1,557	—	1,567	276	3,400	(35)	3,365
Operating income*	1,116	(40,471)	(1,261)	(205)	(40,821)	—	(40,821)
Depreciation expense	1,879	20	48	29	1,976	—	1,976
Capital expenditures	3,231	5	85	180	3,501	—	3,501
Year-end identifiable assets	$47,426	$77,846	$34,525	$(2,354)	$157,443	$9,618	$167,061

2007
Total revenues	$4,694	$(9,979)	$3,655	$1,471	$(159)	$(1,150)	$(1,309)

	Financial Services
					Total	Consolidation	Total
	Aircraft	Capital	Consumer		Reportable	and	Financial
	Leasing	Markets	Finance	Other	Segment	Elimination	Services
	(In millions)
Interest expense	1,650	4,644	1,437	63	7,794	—	7,794
Operating income (loss)	873	(10,557)	171	(2)	(9,515)	—	(9,515)
Depreciation expense	1,751	24	41	15	1,831	—	1,831
Capital expenditures	4,164	21	62	322	4,569	—	4,569
Year-end identifiable assets	$44,970	$105,568	$36,822	$17,357	$204,717	$(10,742)	$193,975

2006
Total revenues	$4,082	$(186)	$3,587	$320	$7,803	$(26)	$7,777
Interest expense	1,442	3,215	1,303	108	6,068	(63)	6,005
Operating income (loss)	578	(873)	668	10	383	—	383
Depreciation expense	1,584	19	41	11	1,655	—	1,655
Capital expenditures	6,012	15	52	199	6,278	—	6,278
Year-end identifiable assets	$41,975	$121,243	$32,702	$12,368	$208,288	$(5,803)	$202,485

*	Includes $1.4 billion of intercompany interest expense and $803 million of increase to fair value which are eliminated in AIG’s consolidation.
AIG’s Asset Management operations consist of a single internal reporting unit.
     AIG’s operations by major geographic segment were as follows:

	Geographic Segments
			Other
	Domestic(a)	Far East	Foreign	Consolidated
	(In millions)
2008
Total revenues	$(33,301)	$25,022	$19,383	$11,104
Real estate and other fixed assets, net of accumulated depreciation	3,224	1,552	790	5,566
Flight equipment primarily under operating leases, net of accumulated depreciation(b)	$43,395	$—	$—	$43,395

2007
Total revenues	$46,402	$36,512	$27,150	$110,064
Real estate and other fixed assets, net of accumulated depreciation	3,202	1,404	912	5,518
Flight equipment primarily under operating leases, net of accumulated depreciation(b)	$41,984	$—	$—	$41,984

2006
Total revenues	$57,984	$33,883	$21,520	$113,387
Real estate and other fixed assets, net of accumulated depreciation	2,432	1,082	867	4,381
Flight equipment primarily under operating leases, net of accumulated depreciation(b)	$39,875	$—	$—	$39,875

(a)	Including revenues from insurance operations in Canada of $1.4 billion, $1.3 billion and $1.1 billion in 2008, 2007 and 2006, respectively. Revenues are generally recorded based on the geographic location of the reporting unit.

(b)	ILFC derives more than 90 percent of its revenue from foreign-operated airlines.

4. Fair Value Measurements
     Effective January 1, 2008, AIG adopted FAS 157 and FAS 159, which specify measurement and disclosure standards related to assets and liabilities measured at fair value. See Note 1 herein for additional information.
     The most significant effect of adopting FAS 157 on AIG’s results of operations for 2008 related to changes in fair value methodologies with respect to both liabilities already carried at fair value, primarily hybrid notes and derivatives, and newly elected liabilities measured at fair value (see FAS 159 discussion below). Specifically, the incorporation of AIG’s own credit spreads and the incorporation of explicit risk margins (embedded policy derivatives at transition only) to reflect the risk of AIG’s non-performance resulted in an increase of $1.8 billion to pre-tax income ($1.2 billion after tax) for 2008, as follows:

	Net Pre-Tax
	Increase (Decrease)
	Twelve Months Ended	Liabilities Carried
	December 31, 2008	at Fair Value	Business Segment Affected
	(In millions)
Income statement caption:
Net realized capital losses	$542	Freestanding derivatives	All segments — excluding AIGFP
	(155)	Embedded policy derivatives	Life Insurance & Retirement Services

Unrealized market valuation losses on AIGFP super senior credit default swap portfolio	185	Super senior credit default swap portfolio	AIGFP
	1,209	Notes, GIAs, derivatives, other liabilities	AIGFP

Other income
Net pre-tax increase	$1,781

Liabilities already carried at fair value	$1,697
Newly elected liabilities measured at fair value (FAS 159 elected)	84

Net pre-tax increase	$1,781

Fair Value Measurements on a Recurring Basis
     AIG measures at fair value on a recurring basis financial instruments in its trading and available for sale securities portfolios, certain mortgage and other loans receivable, certain spot commodities, derivative assets and liabilities, securities purchased (sold) under agreements to resell (repurchase), securities lending invested collateral, non-traded equity investments and certain private limited partnerships and certain hedge funds included in other invested assets, certain short-term investments, separate and variable account assets, certain policyholder contract deposits, securities and spot commodities sold but not yet purchased, certain trust deposits and deposits due to banks and other depositors, certain long-term debt, and certain hybrid financial instruments included in other liabilities. The fair value of a financial instrument is the amount that would be received on sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
     The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments traded in other-than-active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. An active market is one in which transactions for the asset or liability being valued occur with sufficient frequency and volume to provide pricing information on an ongoing basis. An other-than-active market is one in which there are few transactions, the prices are not current, price quotations vary substantially either over time or among market makers, or in which little information is released publicly for the asset or liability being valued. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction and general market conditions.

Fair Value Hierarchy
     Beginning January 1, 2008, assets and liabilities recorded at fair value in the consolidated balance sheet are measured and classified in a hierarchy for disclosure purposes consisting of three “levels” based on the observability of inputs available in the marketplace used to measure the fair values as discussed below:
•	Level 1: Fair value measurements that are quoted prices (unadjusted) in active markets that AIG has the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. AIG does not adjust the quoted price for such instruments. Assets and liabilities measured at fair value on a recurring basis and classified as Level 1 include certain government and agency securities, actively traded listed common stocks and derivative contracts, most separate account assets and most mutual funds.

•	Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Assets and liabilities measured at fair value on a recurring basis and classified as Level 2 generally include certain government securities, most investment-grade and high-yield corporate bonds, certain ABS, certain listed equities, state, municipal and provincial obligations, hybrid securities, mutual fund and hedge fund investments, derivative contracts, GIAs at AIGFP and physical commodities.

•	Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. These measurements include circumstances in which there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. AIG’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment. In making the assessment, AIG considers factors specific to the asset or liability. Assets and liabilities measured at fair value on a recurring basis and classified as Level 3 include certain distressed ABS, structured credit products, certain derivative contracts (including AIGFP’s super senior credit default swap portfolio), policyholder contract deposits carried at fair value, private equity and real estate fund investments, and direct private equity investments. AIG’s non-financial-instrument assets that are measured at fair value on a non-recurring basis generally are classified as Level 3.
     The following is a description of the valuation methodologies used for instruments carried at fair value:
     Incorporation of Credit Risk in Fair Value Measurements
•	AIG’s Own Credit Risk. Fair value measurements for AIGFP’s debt, GIAs, structured note liabilities and freestanding derivatives incorporate AIG’s own credit risk by determining the explicit cost for each counterparty to protect against its net credit exposure to AIG at the balance sheet date by reference to observable AIG credit default swap spreads. A counterparty’s net credit exposure to AIG is determined based on master netting agreements, when applicable, which take into consideration all positions with AIG, as well as collateral posted by AIG with the counterparty at the balance sheet date.

Fair value measurements for embedded policy derivatives and policyholder contract deposits take into consideration that policyholder liabilities are senior in priority to general creditors of AIG and therefore are much less sensitive to changes in AIG credit default swap or cash issuance spreads.

•	Counterparty Credit Risk. Fair value measurements for freestanding derivatives incorporate counterparty credit by determining the explicit cost for AIG to protect against its net credit exposure to each counterparty at the balance sheet date by reference to observable counterparty credit default swap spreads. AIG’s net credit exposure to a counterparty is determined based on master netting agreements, which take into consideration all derivative positions with the counterparty, as well as cash collateral posted by the counterparty at the balance sheet date.
     Fair values for fixed maturity securities based on observable market prices for identical or similar instruments implicitly include the incorporation of counterparty credit risk. Fair values for fixed maturity securities based on internal models incorporate counterparty credit risk by using discount rates that take into consideration cash issuance spreads for similar instruments or other observable information.

Fixed Maturity Securities — Trading and Available for Sale
     AIG maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Whenever available, AIG obtains quoted prices in active markets for identical assets at the balance sheet date to measure at fair value fixed maturity securities in its trading and available for sale portfolios. Market price data generally is obtained from exchange or dealer markets.
     AIG estimates the fair value of fixed maturity securities not traded in active markets, including securities purchased (sold) under agreements to resell (repurchase), and mortgage and other loans receivable for which AIG elected the fair value option, by referring to traded securities with similar attributes, using dealer quotations, a matrix pricing methodology, discounted cash flow analyses or internal valuation models. This methodology considers such factors as the issuer’s industry, the security’s rating and tenor, its coupon rate, its position in the capital structure of the issuer, yield curves, credit curves, prepayment rates and other relevant factors. For fixed maturity instruments that are not traded in active markets or that are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments generally are based on available market evidence. In the absence of such evidence, management’s best estimate is used.
ML II and ML III
     At their inception, AIG’s economic interests in ML II and membership interests in ML III (Maiden Lane Interests) were valued at the transaction prices of $1 billion and $5 billion, respectively. Subsequently, Maiden Lane Interests are valued using a discounted cash flow methodology that uses the estimated future cash flows of the assets to which the Maiden Lane Interests are entitled and the discount rates applicable to such interests as derived from the fair value of the entire asset pool. The implicit discount rates are calibrated to the changes in the estimated asset values for the underlying assets commensurate with AIG’s interests in the capital structure of the respective entities. Estimated cash flows and discount rates used in the valuations are validated, to the extent possible, using market observable information for securities with similar asset pools, structure and terms.
     Valuation Sensitivity: The fair values of the Maiden Lane Interests are most affected by changes in the discount rates and changes in the underlying estimated future collateral cash flow assumptions used in the valuation model.
     The benchmark LIBOR interest rate curve changes are determined by macroeconomic considerations and financial sector credit spreads. The spreads over LIBOR for the Maiden Lane Interests (including collateral-specific credit and liquidity spreads) can change as a result of changes in market expectations about the future performance of these investments as well as changes in the risk premium that market participants would demand at the time of the transactions.
     Changes in estimated future cash flows would primarily be the result of changes in expectations for collateral defaults, recoveries, and underlying loan prepayments.
     Increases in the discount rate or decreases in estimated future cash flows used in the valuation would decrease AIG’s estimate of the fair value of the Maiden Lane Interests as shown in the table below.

	Fair Value
	Change
	ML II	ML III
	(in millions)
Discount Rates
200 basis point increase	$(87)	$(596)
400 basis point increase	(164)	(1,098)

Estimated Future Cash Flows
10% decrease	(316)	(881)
20% decrease	(595)	(1,668)

     AIG believes that the ranges of discount rates used in these analyses are reasonable based on implied spread volatilities of similar collateral securities and implied volatilities of LIBOR interest rates. The ranges of estimated future cash flows were determined based on variability in estimated future cash flows implied by cumulative loss estimates for similar instruments. The fair values of the Maiden Lane Interests are likely to vary, perhaps materially, from the amount estimated.

Equity Securities Traded in Active Markets — Trading and Available for Sale
     AIG maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Whenever available, AIG obtains quoted prices in active markets for identical assets at the balance sheet date to measure at fair value marketable equity securities in its trading and available for sale portfolios. Market price data generally is obtained from exchange or dealer markets.
Non-Traded Equity Investments — Other Invested Assets
     AIG initially estimates the fair value of equity instruments not traded in active markets by reference to the transaction price. This valuation is adjusted only when changes to inputs and assumptions are corroborated by evidence such as transactions in similar instruments, completed or pending third-party transactions in the underlying investment or comparable entities, subsequent rounds of financing, recapitalizations and other transactions across the capital structure, offerings in the equity capital markets, and changes in financial ratios or cash flows. For equity securities that are not traded in active markets or that are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability and such adjustments generally are based on available market evidence. In the absence of such evidence, management’s best estimate is used.
Private Limited Partnership and Hedge Fund Investments — Other Invested Assets
     AIG initially estimates the fair value of investments in certain private limited partnerships and certain hedge funds by reference to the transaction price. Subsequently, AIG obtains the fair value of these investments generally from net asset value information provided by the general partner or manager of the investments, the financial statements of which generally are audited annually. AIG considers observable market data and performs diligence procedures in validating the appropriateness of using the net asset value as a fair value measurement.
Separate Account Assets
     Separate account assets are composed primarily of registered and unregistered open-end mutual funds that generally trade daily and are measured at fair value in the manner discussed above for equity securities traded in active markets.
Freestanding Derivatives
     Derivative assets and liabilities can be exchange-traded or traded over the counter (OTC). AIG generally values exchange-traded derivatives using quoted prices in active markets for identical derivatives at the balance sheet date.
     OTC derivatives are valued using market transactions and other market evidence whenever possible, including market-based inputs to models, model calibration to market clearing transactions, broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. When models are used, the selection of a particular model to value an OTC derivative depends on the contractual terms of, and specific risks inherent in, the instrument as well as the availability of pricing information in the market. AIG generally uses similar models to value similar instruments. Valuation models require a variety of inputs, including contractual terms, market prices and rates, yield curves, credit curves, measures of volatility, prepayment rates and correlations of such inputs. For OTC derivatives that trade in liquid markets, such as generic forwards, swaps and options, model inputs can generally be corroborated by observable market data by correlation or other means, and model selection does not involve significant management judgment.
     Certain OTC derivatives trade in less liquid markets with limited pricing information, and the determination of fair value for these derivatives is inherently more difficult. When AIG does not have corroborating market evidence to support significant model inputs and cannot verify the model to market transactions, the transaction price is initially used as the best estimate of fair value. Accordingly, when a pricing model is used to value such an instrument, the model is adjusted so the model value at inception equals the transaction price. Subsequent to initial recognition, AIG updates valuation inputs when corroborated by evidence such as similar market transactions, third-party pricing services and/or broker or dealer quotations, or other empirical market data. When appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit considerations. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used.

Embedded Policy Derivatives
     The fair value of embedded policy derivatives contained in certain variable annuity and equity-indexed annuity and life contracts is measured based on actuarial and capital market assumptions related to projected cash flows over the expected lives of the contracts. These cash flow estimates primarily include benefits and related fees assessed, when applicable, and incorporate expectations about policyholder behavior. Estimates of future policyholder behavior are subjective and based primarily on AIG’s historical experience. With respect to embedded policy derivatives in AIG’s variable annuity contracts, because of the dynamic and complex nature of the expected cash flows, risk neutral valuations are used. Estimating the underlying cash flows for these products involves many estimates and judgments, including those regarding expected market rates of return, market volatility, correlations of market index returns to funds, fund performance, discount rates and policyholder behavior. With respect to embedded policy derivatives in AIG’s equity-indexed annuity and life contracts, option pricing models are used to estimate fair value, taking into account assumptions for future equity index growth rates, volatility of the equity index, future interest rates, and determinations on adjusting the participation rate and the cap on equity indexed credited rates in light of market conditions and policyholder behavior assumptions. With the adoption of FAS 157, these methodologies were not changed, with the exception of incorporating an explicit risk margin to take into consideration market participant estimates of projected cash flows and policyholder behavior. The valuation technique used to measure the fair value of certain variable annuity guarantees was modified during 2008, primarily with respect to the development of long-dated equity volatility assumptions and the discount rates applied to certain projected benefit payments.
AIGFP’s Super Senior Credit Default Swap Portfolio
     AIGFP values its credit default swaps written on the super senior risk layers of designated pools of debt securities or loans using internal valuation models, third-party price estimates and market indices. The principal market was determined to be the market in which super senior credit default swaps of this type and size would be transacted, or have been transacted, with the greatest volume or level of activity. AIG has determined that the principal market participants, therefore, would consist of other large financial institutions who participate in sophisticated over-the-counter derivatives markets. The specific valuation methodologies vary based on the nature of the referenced obligations and availability of market prices.
     The valuation of the super senior credit derivatives continues to be challenging given the limitation on the availability of market observable information due to the lack of trading and price transparency in the structured finance market, particularly during and since the second half of 2007. These market conditions have increased the reliance on management estimates and judgments in arriving at an estimate of fair value for financial reporting purposes. Further, disparities in the valuation methodologies employed by market participants and the varying judgments reached by such participants when assessing volatile markets have increased the likelihood that the various parties to these instruments may arrive at significantly different estimates as to their fair values.
     AIGFP’s valuation methodologies for the super senior credit default swap portfolio have evolved in response to the deteriorating market conditions and the lack of sufficient market observable information. AIG has sought to calibrate the model to available market information and to review the assumptions of the model on a regular basis.
     In the case of credit default swaps written to facilitate regulatory capital relief, AIGFP estimates the fair value of these derivatives by considering observable market transactions. The transactions with the most observability are the early terminations of these transactions by counterparties. AIG expects that the majority of these transactions will be terminated within the next 15 months by AIGFP’s counterparties. During 2008, $99.7 billion in net notional amount of regulatory capital super senior transactions was terminated or matured. AIGFP has also received formal termination notices for an additional $26.5 billion in net notional amount of regulatory capital super senior CDS transactions with effective termination dates in 2009. AIGFP has not been required to make any payments as part of these terminations and in certain cases was paid a fee upon termination. AIGFP also considers other market data, to the extent relevant and available.
     AIGFP uses a modified version of the Binomial Expansion Technique (BET) model to value its credit default swap portfolio written on super senior tranches of multi-sector collateralized debt obligations (CDOs) of asset-backed securities (ABS), including maturity-shortening puts that allow the holders of the securities issued by certain CDOs to treat the securities as short-term eligible 2a-7 investments under the Investment Company Act of 1940 (2a-7 Puts). The BET model was developed in 1996 by a major rating agency to generate expected loss estimates for CDO tranches and derive a credit rating for those tranches, and has been widely used ever since.

     AIGFP has adapted the BET model to estimate the price of the super senior risk layer or tranche of the CDO. AIG modified the BET model to imply default probabilities from market prices for the underlying securities and not from rating agency assumptions. To generate the estimate, the model uses the price estimates for the securities comprising the portfolio of a CDO as an input and converts those estimates to credit spreads over current LIBOR-based interest rates. These credit spreads are used to determine implied probabilities of default and expected losses on the underlying securities. This data is then aggregated and used to estimate the expected cash flows of the super senior tranche of the CDO.
     Prices for the individual securities held by a CDO are obtained in most cases from the CDO collateral managers, to the extent available. For the year ended December 31, 2008, CDO collateral managers provided market prices for 61.2 percent of the underlying securities. When a price for an individual security is not provided by a CDO collateral manager, AIGFP derives the price through a pricing matrix using prices from CDO collateral managers for similar securities. Matrix pricing is a mathematical technique used principally to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the relationship of the security to other benchmark quoted securities. Substantially all of the CDO collateral managers who provided prices used dealer prices for all or part of the underlying securities, in some cases supplemented by third-party pricing services.
     The BET model also uses diversity scores, weighted average lives, recovery rates and discount rates.
     AIGFP employs a Monte Carlo simulation to assist in quantifying the effect on the valuation of the CDO of the unique aspects of the CDO’s structure such as triggers that divert cash flows to the most senior part of the capital structure. The Monte Carlo simulation is used to determine whether an underlying security defaults in a given simulation scenario and, if it does, the security’s implied random default time and expected loss. This information is used to project cash flow streams and to determine the expected losses of the portfolio.
     In addition to calculating an estimate of the fair value of the super senior CDO security referenced in the credit default swaps using its internal model, AIGFP also considers the price estimates for the super senior CDO securities provided by third parties, including counterparties to these transactions, to validate the results of the model and to determine the best available estimate of fair value. In determining the fair value of the super senior CDO security referenced in the credit default swaps, AIGFP uses a consistent process which considers all available pricing data points and eliminates the use of outlying data points. When pricing data points are within a reasonable range an averaging technique is applied.
     In the case of credit default swaps written on portfolios of investment-grade corporate debt, AIGFP estimates the fair value of its obligations by comparing the contractual premium of each contract to the current market levels of the senior tranches of comparable credit indices, the iTraxx index for European corporate issuances and the CDX index for U.S. corporate issuances. These indices are considered reasonable proxies for the referenced portfolios. In addition, AIGFP compares these valuations to third-party prices and makes adjustments as necessary to determine the best available estimate of fair value.
     AIGFP estimates the fair value of its obligations resulting from credit default swaps written on CLOs to be equivalent to the par value less the current market value of the referenced obligation. Accordingly, the value is determined by obtaining third-party quotes on the underlying super senior tranches referenced under the credit default swap contract.
Policyholder Contract Deposits
     Policyholder contract deposits accounted for at fair value beginning January 1, 2008 are measured using an income approach by taking into consideration the following factors:
•	Current policyholder account values and related surrender charges;

•	The present value of estimated future cash inflows (policy fees) and outflows (benefits and maintenance expenses) associated with the product using risk neutral valuations, incorporating expectations about policyholder behavior, market returns and other factors; and

•	A risk margin that market participants would require for a market return and the uncertainty inherent in the model inputs.
     The change in fair value of these policyholder contract deposits is recorded as policyholder benefits and claims incurred in the consolidated statement of income (loss).

Spot commodities and Securities and spot commodities sold but not yet purchased
     Fair values of spot commodities and spot commodities sold but not yet purchased are based on current market prices of reference spot futures contracts traded on exchanges. Fair values for securities sold but not yet purchased are based on current market prices.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
     The following table presents information about assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value measurement based on the levels of the inputs used:

						Total
				Counterparty	Cash	December 31,
	Level 1	Level 2	Level 3	Netting(a)	Collateral(b)	2008
	(In millions)
Assets:
Bonds available for sale	$414	$344,237	$18,391	$—	$—	$363,042
Bond trading securities	781	29,480	6,987	—	—	37,248
Securities lending invested collateral(c)	—	2,966	435	—	—	3,401
Common and preferred stocks available for sale.	7,282	1,415	111	—	—	8,808
Common and preferred stocks trading	11,199	1,133	3	—	—	12,335
Mortgage and other loans receivable	—	131	—		—	131
Other invested assets(d)	1,853	6,175	11,168	—	—	19,196
Unrealized gain on swaps, options and forward transactions	223	90,998	3,865	(74,217)	(7,096)	13,773
Securities purchased under agreements to resell	—	3,960	—	—	—	3,960
Short-term investments	3,247	16,069	—	—	—	19,316
Separate account assets	47,902	2,410	830	—	—	51,142
Other assets	—	44	325	—	—	369

Total	$72,901	$499,018	$42,115	$(74,217)	$(7,096)	$532,721

Liabilities:
Policyholder contract deposits	$—	$—	$5,458	$—	$—	$5,458
Other policyholder funds	—	—	—	—	—	—
Securities sold under agreements to repurchase	—	4,423	85	—	—	4,508
Securities and spot commodities sold but not yet purchased	1,124	1,569	—	—	—	2,693
Unrealized loss on swaps, options and forward transactions(e)	1	85,255	14,435	(74,217)	(19,236)	6,238
Trust deposits and deposits due to banks and other depositors	—	30	—	—	—	30
Commercial paper	—	6,802	—	—	—	6,802
Other long-term debt	—	15,448	1,147	—	—	16,595
Other liabilities	—	1,355	—	—	—	1,355

Total	$1,125	$114,882	$21,125	$(74,217)	$(19,236)	$43,679

(a)	Represents netting of derivative exposures covered by a qualifying master netting agreement in accordance with FIN 39.

(b)	Represents cash collateral posted and received.

(c)	Amounts exclude short-term investments that are carried at cost, which approximates fair value of $443 million.

(d)	Approximately 14.6 percent of the fair value of the assets recorded as Level 3 relates to various private equity, real estate, hedge fund and fund-of-funds which are consolidated by AIG. AIG’s ownership in these funds represented 27.6 percent, or $1.7 billion of the Level 3 amount.

(e)	Included in Level 3 is the fair value derivative liability of $9.0 billion on AIGFP super senior credit default swap portfolio.

     At December 31, 2008, Level 3 assets were 4.9 percent of total assets, and Level 3 liabilities were 2.6 percent of total liabilities.
     The following tables present changes during 2008 in Level 3 assets and liabilities measured at fair value on a recurring basis, and the realized and unrealized gains (losses) recorded in income during 2008 related to the Level 3 assets and liabilities that remained in the consolidated balance sheet at December 31, 2008:

							Changes in
		Net					Unrealized Gains
		Realized and					(Losses) on
		Unrealized	Accumulated	Purchases,			Instruments
	Balance	Gains (Losses)	Other	Sales,		Balance at	Held at
	Beginning	Included	Comprehensive	Issuances and	Transfers	December 31,	December 31,
	of Year(a)	in Income(b)	Income (Loss)	Settlements- net	In (Out)	2008	2008
	(In millions)
Assets:
Bonds available for sale	$19,071	$(5,968)	$(653)	$803	$5,138	$18,391	$—
Bond trading securities	4,563	(3,905)	5	6,268	56	6,987	(2,468)
Securities lending invested collateral	11,353	(6,667)	1,668	(11,732)	5,813	435	—
Common and preferred stocks available for sale	359	(25)	(53)	(173)	3	111	—
Common and preferred stocks trading	30	—	(4)	(25)	2	3	(1)
Mortgage and other loans receivable	—	(4)	—	—	4	—	—
Other invested assets	10,373	112	(382)	1,042	23	11,168	991
Short-term investments	—	—	—	—	—	—	—
Other assets	141	12	—	172	—	325	12
Separate account assets	1,003	(221)	—	48	—	830	(221)

Total	$46,893	$(16,666)	$581	$(3,597)	$11,039	$38,250	$(1,687)

Liabilities:
Policyholder contract deposits	$(3,674)	$(986)	$5	$(803)	$—	$(5,458)	$2,163
Securities sold under agreements to repurchase	(208)	(17)	—	(82)	222	(85)	(3)
Unrealized loss on swaps, options and forward transactions, net	(11,710)	(26,824)	(19)	27,956	27	(10,570)	(177)
Other long-term debt	(3,578)	730	—	1,309	392	(1,147)	(126)
Other liabilities	(511)	—	—	511	—	—	—

Total	$(19,681)	$(27,097)	$(14)	$28,891	$641	$(17,260)	$1,857

(a)	Total Level 3 derivative exposures have been netted on these tables for presentation purposes only.

(b)	Net realized and unrealized gains and losses shown above are reported in the consolidated statement of income (loss) primarily as follows:

Major Category of Assets/Liabilities	Consolidated Statement of Income (Loss) Line Items
Financial Services assets and liabilities	•	Other income
	•	Unrealized market valuation losses on AIGFP super senior credit default swap portfolio
Securities lending invested collateral	•	Net realized capital gains (losses)
Other invested assets	•	Net realized capital gains (losses)
Policyholder contract deposits	•	Policyholder benefits and claims incurred
	•	Net realized capital gains (losses)

     Both observable and unobservable inputs may be used to determine the fair values of positions classified in Level 3 in the tables above. As a result, the unrealized gains (losses) on instruments held at December 31, 2008 may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable inputs (e.g., changes in unobservable long-dated volatilities).
     AIG uses various hedging techniques to manage risks associated with certain positions, including those classified within Level 3. Such techniques may include the purchase or sale of financial instruments that are classified within Level 1 and/or Level 2. As a result, the realized and unrealized gains (losses) for assets and liabilities classified within Level 3 presented in the table above do not reflect the related realized or unrealized gains (losses) on hedging instruments that are classified within Level 1 and/or Level 2.
     Changes in the fair value of separate and variable account assets are completely offset in the consolidated statement of income (loss) by changes in separate and variable account liabilities, which are not carried at fair value and therefore not included in the tables above.
Fair Value Measurements on a Non-Recurring Basis
     AIG also measures the fair value of certain assets on a non-recurring basis, generally quarterly, annually, or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. These assets include held to maturity securities (in periods prior to the third quarter of 2008), cost and equity-method investments, life settlement contracts, flight equipment, collateral securing foreclosed loans and real estate and other fixed assets, goodwill, and other intangible assets. AIG uses a variety of techniques to measure the fair value of these assets when appropriate, as described below:
•	Cost and Equity-Method Investments: When AIG determines that the carrying value of these assets may not be recoverable, AIG records the assets at fair value with the loss recognized in income. In such cases, AIG measures the fair value of these assets using the techniques discussed in Fair Value Measurements on a Recurring Basis — Fair Value Hierarchy, above, for fixed maturities and equity securities.

•	Life Settlement Contracts: AIG measures the fair value of individual life settlement contracts (which are included in other invested assets) whenever the carrying value plus the undiscounted future costs that are expected to be incurred to keep the life settlement contract in force exceed the expected proceeds from the contract. In those situations, the fair value is determined on a discounted cash flow basis, incorporating current life expectancy assumptions. The discount rate incorporates current information about market interest rates, the credit exposure to the insurance company that issued the life settlement contract and AIG’s estimate of the risk margin an investor in the contracts would require.

•	Flight Equipment Primarily Under Operating Leases: When AIG determines the carrying value of its commercial aircraft may not be recoverable, AIG records the aircraft at fair value with the loss recognized in income. AIG measures the fair value of its commercial aircraft using an income approach based on the present value of all cash flows from existing and projected lease payments (based on historical experience and current expectations regarding market participants) including net contingent rentals for the period extending to the end of the aircraft’s economic life in its highest and best use configuration, plus its disposition value.

•	Collateral Securing Foreclosed Loans and Real Estate and Other Fixed Assets: When AIG takes collateral in connection with foreclosed loans, AIG generally bases its estimate of fair value on the price that would be received in a current transaction to sell the asset by itself.

•	Goodwill: AIG tests goodwill for impairment whenever events or changes in circumstances indicate the carrying amount of goodwill may not be recoverable, but at least annually. When AIG determines goodwill may be impaired, AIG uses techniques including discounted expected future cash flows, appraisals, or, in the case of reporting units being considered for sale, third-party indications of fair value, if available.

•	Long-Lived Assets: AIG tests its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of a long-lived asset may not be recoverable. AIG measures the fair value of long-lived assets based on an in-use premise that considers the same factors used to estimate the fair value of its real estate and other fixed assets under an in-use premise discussed above.
     See Notes 1(c), (d), (e), and (s) herein for additional information about how AIG tests various asset classes for impairment.

     Assets measured at fair value on a non-recurring basis on which impairment charges were recorded were as follows:

					Year Ended
					December 31,
	Level 1	Level 2	Level 3	Total	2008
	(In millions)
Goodwill	$—	$—	$—	$—	$4,085
Real estate owned	—	—	1,379	1,379	242
Other investments	15	—	3,122	3,137	265
Other assets	—	29	1,160	1,189	107

Total	$15	$29	$5,661	$5,705	$4,699

     AIG recognized goodwill impairment charges of $4.1 billion in 2008, which were primarily related to the General Insurance, Domestic Life Insurance and Domestic Retirement Services, Consumer Finance and the Capital Markets businesses. At December 31, 2008, the carrying value of remaining goodwill in the General Insurance, Life Insurance & Retirement Services and Asset Management operating segments totaled $1.3 billion, $4.4 billion and $1.3 billion, respectively.
     AIG recognized an impairment charge on certain investment real estate and other long-lived assets of $614 million for 2008, which was included in other income. As required by FAS 157, the fair value disclosed in the table above is unadjusted for transaction costs. The amounts recorded on the consolidated balance sheet are net of transaction costs.
Fair Value Option
     FAS 159 permits a company to choose to measure at fair value many financial instruments and certain other assets and liabilities that are not required to be measured at fair value. Subsequent changes in fair value for designated items are required to be reported in income. Unrealized gains and losses on financial instruments in AIG’s insurance businesses and in AIGFP for which the fair value option was elected under FAS 159 are classified in policyholder benefits and claims incurred and in other income, respectively, in the consolidated statement of income (loss).
     The following table presents the gains or losses recorded during 2008 related to the eligible instruments for which AIG elected the fair value option and the related transition adjustment recorded as a decrease to opening Total equity at January 1, 2008:

	January 1,	Transition	January 1,	Gain (Loss)
	2008	Adjustment	2008	Year Ended
	Prior to	Upon	After	December 31,
	Adoption	Adoption(a)	Adoption	2008
	(In millions)
Mortgage and other loans receivable	$1,109	$—	$1,109	$(82)
Trading securities (formerly available for sale)	39,278	5	39,283	(8,663)
Trading — ML II and ML III	—	—	—	(1,116)
Securities purchased under agreements to resell	20,950	1	20,951	400
Other invested assets	321	(1)	320	(39)
Short-term investments	6,969	—	6,969	68
Deferred policy acquisition costs	1,147	(1,147)	—	—
Other assets	435	(435)	—	1

Future policy benefits for life, accident and health insurance contracts	299	299	—	—
Policyholder contract deposits(b)	3,739	360	3,379	1,314
Securities sold under agreements to repurchase	6,750	(10)	6,760	(125)
Securities and spot commodities sold but not yet purchased	3,797	(10)	3,807	(176)
Trust deposits and deposits due to banks and other depositors	216	(25)	241	198
Long-term debt	57,968	(675)	58,643	(4,041)
Other liabilities	1,792	—	1,792	1,210

Total gain (loss) for the year ended December 31, 2008(c)				$(11,051)
Pre-tax cumulative effect of adopting the fair value option		(1,638)
Decrease in deferred tax liabilities		526

Cumulative effect of adopting the fair value option		$(1,112)

(a)	Effective January 1, 2008, AIGFP elected to apply the fair value option under FAS 159 to all eligible assets and liabilities (other than equity method investments, trade receivables and trade payables) because electing the fair value option allows AIGFP to more closely align its results with the economics of its transactions by recognizing concurrently through earnings the change in fair value of its derivatives and the offsetting change in fair value of the assets and liabilities being hedged as well as the manner in which the business is evaluated by management. Substantially all of the gain (loss) amounts shown above are reported in other income on the consolidated statement of income (loss). In August 2008, AIGFP modified prospectively this election as management believes it is appropriate to exclude from the automatic election for securities purchased in connection with existing structured credit transactions and their related funding obligations. AIGFP will evaluate whether to elect the fair value option on a case-by-case basis for securities purchased in connection with existing structured credit transactions and their related funding obligations.

(b)	AIG elected to apply the fair value option to certain single premium variable life products in Japan and an investment-linked life insurance product sold principally in Asia, both classified within policyholder contract deposits in the consolidated balance sheet. AIG elected the fair value option for these liabilities to more closely align its accounting with the economics of its transactions. For the investment-linked product sold principally in Asia, the election more effectively aligns changes in the fair value of assets with a commensurate change in the fair value of policyholders’ liabilities. For the single premium life products in Japan, the fair value option election allows AIG to economically hedge the inherent market risks associated with this business in an efficient and effective manner through the use of derivative instruments. The hedging program, which was completely implemented in the third quarter of 2008, results in an accounting presentation for this business that more closely reflects the underlying economics and the way the business is managed, with the change in the fair value of derivatives and underlying assets largely offsetting the change in fair value of the policy liabilities. AIG did not elect the fair value option for other liabilities classified in policyholder contract deposits because other contracts do not share the same contract features that created the disparity between the accounting presentation and the economic performance.

(c)	Not included in the table above were losses of $44.6 billion for the year ended December 31, 2008, that were primarily due to changes in the fair value of derivatives, trading securities and certain other invested assets for which the fair value option under FAS 159 was not elected. Included in this amount were unrealized market valuation losses of $28.6 billion for the year ended December 31, 2008, related to AIGFP’s super senior credit default swap portfolio.
     Interest income and expense and dividend income on assets and liabilities elected under the fair value option are recognized and classified in the consolidated statement of income (loss) depending on the nature of the instrument and related market conventions. For AIGFP related activity, interest, dividend income, and interest expense are included in other income. Otherwise, interest and dividend income are included in net investment income in the consolidated statement of income (loss). See Note 1(a) herein for additional information about AIG’s policies for recognition, measurement, and disclosure of interest and dividend income and interest expense.
     During 2008, AIG recognized a gain of $84 million, attributable to the observable effect of changes in credit spreads on AIG’s own liabilities for which the fair value option was elected. AIG calculates the effect of these credit spread changes using discounted cash flow techniques that incorporate current market interest rates, AIG’s observable credit spreads on these liabilities and other factors that mitigate the risk of nonperformance such as collateral posted.
     The following table presents the difference between fair values and the aggregate contractual principal amounts of mortgage and other loans receivable and long-term debt, for which the fair value option was elected:

	Fair Value at
	December 31,	Principal Amount
	2008	Due Upon Maturity	Difference
	(In millions)
Assets:
Mortgage and other loans receivable	$131	$244	$(113)
Liabilities:
Long-term debt	$21,285	$16,827	$4,458

     At December 31, 2008, there were no mortgage and other loans receivable for which the fair value option was elected, that were 90 days or more past due and in non-accrual status.
Fair Value Information about Financial Instruments Not Measured at Fair Value
     FAS 107, “Disclosures about Fair Value of Financial Instruments” (FAS 107), requires disclosure of fair value information about financial instruments for which it is practicable to estimate such fair value. FAS 107 excludes certain financial instruments, including those related to insurance contracts and lease contracts.
     Information regarding the estimation of fair value for financial instruments not carried at fair value is discussed below:
•	Mortgage and other loans receivable: Fair values of loans on real estate and collateral loans were estimated for disclosure purposes using discounted cash flow calculations based upon discount rates that AIG believes market participants would use in determining the price they would pay for such assets. For certain loans, AIG’s current incremental lending rates for similar type loans is used as the discount rate, as it is believed that this rate approximates the rates market participants would use. The fair values of policy loans were not estimated as AIG believes it would have to expend excessive costs for the benefits derived.
•	Finance receivables: Fair values were estimated for disclosure purposes using discounted cash flow calculations based upon the weighted average rates currently being offered in the marketplace for similar finance receivables.
•	Securities lending invested collateral and securities lending payable: Securities lending collateral are floating rate fixed maturity securities recorded at fair value. Fair values were based upon quoted market prices or internally developed models consistent with the methodology for other fixed maturity securities. The contract values of securities lending payable approximate fair value as these obligations are short-term in nature.

•	Cash, short-term investments, trade receivables, trade payables, securities purchased (sold) under agreements to resell (repurchase), and commercial paper and extendible commercial notes: The carrying values of these assets and liabilities approximate fair values because of the relatively short period of time between origination and expected realization.

•	Policyholder contract deposits associated with investment-type contracts: Fair values for policyholder contract deposits associated with investment-type contracts not accounted for at fair value were estimated for disclosure purposes using discounted cash flow calculations based upon interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued. Where no similar contracts are being offered, the discount rate is the appropriate tenor swap rates (if available) or current risk-free interest rates consistent with the currency in which the cash flows are denominated.

•	Trust deposits and deposits due to banks and other depositors: The fair values of certificates of deposit which mature in more than one year are estimated for disclosure purposes using discounted cash flow calculations based upon interest rates currently offered for deposits with similar maturities. For demand deposits and certificates of deposit which mature in less than one year, carrying values approximate fair value.

•	Long-term debt: Fair values of these obligations were estimated for disclosure purposes using discounted cash flow calculations based upon AIG’s current incremental borrowing rates for similar types of borrowings with maturities consistent with those remaining for the debt being valued.

     The following table presents the carrying value and estimated fair value of AIG’s financial instruments as required by FAS 107:

	At December 31,
	2008		2007
	Carrying	Fair	Carrying	Fair
	Value(a)	Value	Value(a)	Value
	(In millions)
Assets:
Fixed maturities	$404,134	$404,134	$545,176	$545,752
Equity securities	21,143	21,143	45,569	45,569
Mortgage and other loans receivable	34,687	35,056	33,727	34,123
Finance receivables, net of allowance	30,949	28,731	31,234	28,693
Other invested assets(b)	50,381	51,622	57,788	58,633
Securities purchased under agreements to resell	3,960	3,960	20,950	20,950
Short-term investments	46,666	46,666	51,351	51,351
Cash	8,642	8,642	2,284	2,284
Unrealized gain on swaps, options and forward transactions	13,773	13,773	14,104	14,104
Trade receivables	1,901	1,901	672	672
Liabilities:
Policyholder contract deposits associated with investment-type contracts	179,478	176,783	211,987	211,698
Securities sold under agreements to repurchase	5,262	5,262	8,331	9,048
Trade payables	977	977	6,445	6,445
Securities and spot commodities sold but not yet purchased	2,693	2,693	4,709	4,709
Unrealized loss on swaps, options and forward transactions	6,238	6,238	18,031	18,031
Trust deposits and deposits due to banks and other depositors	4,498	4,469	4,903	4,986
Commercial paper and extendible commercial notes	613	613	13,114	13,114
Federal Reserve Bank of New York commercial paper funding facility	15,105	15,105	—	—
Federal Reserve Bank of New York credit facility	40,431	40,708	—	—
Other long-term debt	137,054	101,467	162,935	165,064
Securities lending payable	2,879	2,879	81,965	81,965

(a)	The carrying value of all other financial instruments approximates fair value.

(b)	Excludes aircraft asset investments held by non-Financial Services subsidiaries.
5. Investments
(a) Statutory Deposits: Total carrying values of cash and securities deposited by AIG’s insurance subsidiaries under requirements of regulatory authorities were $15.2 billion and $13.6 billion at December 31, 2008 and 2007, respectively.
(b) Net Investment Income: An analysis of net investment income follows:

	Years Ended December 31,
	2008	2007	2006
	(In millions)
Fixed maturities, including short-term investments	$20,839	$21,445	$19,773
Equity securities	592	575	277
Interest on mortgage and other loans	1,516	1,423	1,253
Partnerships	(2,022)	1,986	1,596
Mutual funds	(989)	535	948
Trading account losses	(725)	(150)	—
Other investments*	1,002	959	1,241

Total investment income before policyholder income and trading gains (losses)	20,213	26,773	25,088
Policyholder investment income and trading gains (losses)	(6,984)	2,903	2,016

Total investment income	13,229	29,676	27,104
Investment expenses	1,007	1,057	1,034

Net investment income	$12,222	$28,619	$26,070

*	Includes net investment income from securities lending activities, representing interest earned on securities lending invested collateral offset by interest expense on securities lending payable.
(c) Net Realized Gains and Losses:
     The Net realized capital gains (losses) and increase (decrease) in unrealized appreciation of AIG’s available for sale investments were as follows:

	Years Ended December 31,
	2008	2007	2006
	(In millions)
Net realized capital gains (losses):
Sales of fixed maturities	$(5,266)	$(468)	$(382)
Sales of equity securities	(119)	1,087	813
Sales of real estate and other assets	1,239	619	303
Other-than-temporary impairments:
Severity	(29,146)	(1,557)	—
Lack of intent to hold to recovery	(12,110)	(1,054)	(636)
Foreign currency declines	(1,903)	(500)	—
Issuer-specific credit events	(5,985)	(515)	(262)
Adverse projected cash flows on structured securities	(1,661)	(446)	(46)
Foreign exchange transactions	3,123	(643)	(382)
Derivative instruments	(3,656)	(115)	698

Total	$(55,484)	$(3,592)	$106

Increase (decrease) in unrealized appreciation of investments:
Fixed maturities	$(9,944)	$(6,644)	$1,156
Equity securities	(4,654)	2,440	432
Other investments	766	(3,842)	986

Increase (decrease) in unrealized appreciation	$(13,832)	$(8,046)	$2,574

     Net unrealized gains (losses) included in the consolidated statement of income from investment securities classified as trading securities in 2008, 2007 and 2006 were $(8.1) billion, $1.1 billion and $938 million, respectively.
     Other-Than-Temporary Impairments
     AIG assesses its ability to hold any fixed maturity security in an unrealized loss position to its recovery, including fixed maturity securities classified as available for sale, at each balance sheet date. The decision to sell any such fixed maturity security classified as available for sale reflects the judgment of AIG’s management that the security to be sold is unlikely to provide, on a relative value basis, as attractive a return in the future as alternative securities entailing comparable risks. With respect to distressed securities, the decision to sell reflects the judgment of AIG’s management that the risk-discounted anticipated ultimate recovery is less than the value achievable on sale.
     AIG evaluates its investments for impairments in valuation as well as credit. The determination that a security has incurred an other-than-temporary decline in value requires the judgment of AIG’s management and consideration of the fundamental condition of the issuer, its near-term prospects and all the relevant facts and circumstances. See Note 1(c) — Investments in Fixed Maturities and Equity Securities for further information on AIG’s impairment policy.
     Once a security has been identified as other-than-temporarily impaired, the amount of such impairment is determined by reference to that security’s contemporaneous fair value and recorded as a charge to earnings.
     As a result of AIG’s periodic evaluation of its securities for other-than-temporary impairments in value, AIG recorded other-than-temporary impairment charges of $50.8 billion, $4.7 billion (including $643 million related to AIGFP recorded in other income) and $944 million in 2008, 2007 and 2006, respectively.

     In light of the recent significant disruption in the U.S. residential mortgage and credit markets, AIG has recognized an other-than-temporary impairment charge (severity loss) of $29.1 billion in 2008, primarily related to mortgage-backed, asset-backed and collateralized securities, and securities of financial institutions. Notwithstanding AIG’s intent and ability to hold such securities until they have recovered their cost basis (except for securities lending invested collateral comprising $9.2 billion of the severity loss for 2008), and despite structures that indicate that a substantial amount of the securities should continue to perform in accordance with original terms, AIG concluded that it could not reasonably assert that the impairment period would be temporary.
     In addition to the above severity losses, AIG recorded other-than-temporary impairment charges in 2008, 2007 and 2006 related to:
•	securities that AIG does not intend to hold until recovery;

•	declines due to foreign exchange rates;

•	issuer-specific credit events;

•	certain structured securities impaired under Emerging Issues Task Force Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests that Continue to be Held by a Transferor in Securitized Financial Assets” and related interpretive guidance; and

•	other impairments, including equity securities and partnership investments.
     The gross realized gains and gross realized losses from sales of AIG’s available for sale securities were as follows:

	Years Ended December 31,
	2008		2007		2006
	Gross	Gross	Gross	Gross	Gross	Gross
	Realized	Realized	Realized	Realized	Realized	Realized
	Gains	Losses	Gains	Losses	Gains	Losses
	(In millions)
Fixed maturities	$6,620	$11,886	$680	$1,148	$711	$1,093
Equity securities	1,415	1,569	1,368	291	1,111	320
Preferred stocks	35	—	10	—	22	—

Total	$8,070	$13,455	$2,058	$1,439	$1,844	$1,413

(d) Fair Value of Investment Securities:
     The amortized cost or cost and fair value of AIG’s available for sale and held to maturity securities were as follows:

	December 31, 2008				December 31, 2007
	Amortized	Gross	Gross		Amortized	Gross	Gross
	Cost or	Unrealized	Unrealized	Fair	Cost or	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
	(In millions)
Available for sale(a):
U.S. government and government sponsored entities	$4,433	$331	$(59)	$4,705	$7,956	$333	$(37)	$8,252
Obligations of states, municipalities and political subdivisions	62,718	1,150	(2,611)	61,257	46,087	927	(160)	46,854
Non-U.S. governments	62,176	6,560	(1,199)	67,537	67,023	3,920	(743)	70,200
Corporate debt(b)	194,481	4,661	(13,523)	185,619	239,822	6,215	(4,518)	241,519
Mortgage-backed, asset- backed and collateralized:
RMBS	32,092	645	(2,985)	29,752	89,851	433	(5,504)	84,780
CMBS	14,205	126	(3,105)	11,226	23,918	237	(1,156)	22,999
CDO/ABS	6,741	233	(843)	6,131	10,844	196	(593)	10,447
AIGFP(c)	217	—	—	217	16,369	355	(450)	16,274

	December 31, 2008				December 31, 2007
	Amortized	Gross	Gross		Amortized	Gross	Gross
	Cost or	Unrealized	Unrealized	Fair	Cost or	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
	(In millions)
Total Mortgage-backed, asset-backed and collateralized	53,255	1,004	(6,933)	47,326	140,982	1,221	(7,703)	134,500

Total bonds	377,063	13,706	(24,325)	366,444	501,870	12,616	(13,161)	501,325
Equity securities	8,381	1,146	(719)	8,808	15,188	5,547	(463)	20,272

Total	385,444	14,852	(25,044)	375,252	517,058	18,163	(13,624)	521,597

Held to maturity(d):	$—	$—	$—	$—	$21,581	$609	$(33)	$22,157

(a)	At December 31, 2007, included AIGFP available for sale securities with a fair value of $39.3 billion, for which AIGFP elected the fair value option effective January 1, 2008, consisting primarily of corporate debt, mortgage-backed, asset-backed and collateralized securities. At December 31, 2008, the fair value of these securities was $26.1 billion. At December 31, 2008 and 2007, fixed maturities held by AIG that were below investment grade or not rated totaled $19.4 billion and $27.0 billion, respectively. During the third quarter of 2008, AIG changed its intent to hold until maturity certain tax-exempt municipal securities held by its insurance subsidiaries. As a result, all securities previously classified as held to maturity are now classified in the available for sale category. See Note 1 to the Consolidated Financial Statements for additional information. Fixed maturity securities reported on the balance sheet include $442 million of short-term investments included in Securities lending invested collateral.

(b)	Excluding AIGFP, corporate debt securities by industry categories were primarily in financial institutions and utilities at 42 percent and 13 percent, respectively, at December 31, 2008 and 42 percent and 11 percent, respectively, at December 31, 2007.

(c)	The December 31, 2007 amounts represent total AIGFP investments in mortgage-backed, asset-backed and collateralized securities for which AIGFP has elected the fair value option effective January 1, 2008. At December 31, 2008, the fair value of these securities was $12.4 billion. The December 31, 2008 amounts represent securities for which AIGFP has not elected the fair value option.

(d)	Represents obligations of states, municipalities and political subdivisions. In 2008, AIG changed its intent to hold such securities to maturity.
     The amortized cost and fair values of AIG’s available for sale fixed maturity securities, by contractual maturity were as follows. Actual maturities may differ from contractual maturities because certain borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

	Available for Sale
	Amortized
At December 31, 2008	Cost	Fair Value
	(In millions)
Due in one year or less	$15,430	$15,515
Due after one year through five years	79,619	77,742
Due after five years through ten years	98,957	97,064
Due after ten years	129,802	128,797
Mortgage-backed, asset-backed and collateralized	53,255	47,326

Total available for sale	$377,063	$366,444

     AIG’s available for sale securities are recorded on the consolidated balance sheet as follows:

	At December 31,
	Fair Value
	2008	2007
	(In millions)
Bonds available for sale	$363,042	$437,675
Common and preferred stocks available for sale	8,808	20,272
Securities lending invested collateral*	3,402	63,650

Total	$375,252	$521,597

*	Excludes $442 million and $12.0 billion of short-term investments included in securities lending invested collateral at December 31, 2008 and 2007, respectively.
     (e) Gross Unrealized Losses and Estimated Fair Values on Investments:
     The following table summarizes the cost basis and gross unrealized losses on AIG’s available for sale securities, aggregated by major investment category and length of time that individual securities have been in a continuous unrealized loss position:

	12 Months or Less		More Than 12 Months		Total
		Unrealized		Unrealized		Unrealized
	Cost(a)	Losses	Cost(a)	Losses	Cost(a)	Losses
	(In millions)
December 31, 2008
Bonds(b)	$142,496	$14,332	$56,312	$9,993	$198,808	$24,325
Equity securities	3,749	719	—	—	3,749	719

Total	$146,245	$15,051	$56,312	$9,993	$202,557	$25,044

December 31, 2007
Bonds(b)	$190,809	$9,935	$65,137	$3,226	$255,946	$13,161
Equity securities	4,433	463	—	—	4,433	463

Total	$195,242	$10,398	$65,137	$3,226	$260,379	$13,624

(a)	For bonds, represents amortized cost.

(b)	Primarily relates to the corporate debt category.
     At December 31, 2008, AIG held 29,068 and 40,029 of individual bond and stock investments, respectively, that were in an unrealized loss position, of which 7,736 individual investments were in an unrealized loss position for a continuous 12 months or longer.
     AIG did not consider these securities in an unrealized loss position to be other-than-temporarily impaired at December 31, 2008, because management has the intent and ability to hold these investments until they recover their cost basis within a recovery period deemed to be temporary. In performing this evaluation, management considered the market recovery periods for securities in previous periods of broad market declines. In addition, for certain securities with more significant declines, management performed extended fundamental credit analysis on a security-by-security basis including consideration of credit enhancements, expected defaults on underlying collateral, review of relevant industry analyst reports and forecasts and other market available data. In management’s view this analysis provides persuasive evidence sufficient to conclude that such severe declines in fair value below amortized cost should not be considered other than temporary.
   (f) Maiden Lane II LLC
     On December 12, 2008, AIG, certain wholly owned U.S. life insurance company subsidiaries of AIG (the life insurance companies), and AIG Securities Lending Corp. (the AIG Agent), another AIG subsidiary, entered into an Asset Purchase Agreement (the Asset Purchase Agreement) with Maiden Lane II LLC (ML II), a Delaware limited liability company whose sole member is the NY Fed.
     Pursuant to the Asset Purchase Agreement, the life insurance companies sold to ML II all of their undivided interests in a pool of $39.3 billion face amount of residential mortgage-backed securities (the RMBS) held by the AIG Agent, as agent of the life insurance companies, in connection with AIG’s U.S. securities lending program (the Securities Lending Program). The AIG Agent had purchased the RMBS on behalf of the life insurance companies with cash held as collateral for securities loaned by the life insurance companies in the U.S. Securities Lending Program. In exchange for the RMBS, the life insurance companies received an initial purchase price of $19.8 billion plus the right to receive deferred contingent portions of the total purchase price of $1 billion plus a participation in the residual, each of which is subordinated to the repayment of the NY Fed loan to ML II. The amount of the initial payment and the deferred contingent portions of the total purchase price, if any are realized, will be allocated among the life insurance companies based on their respective ownership interests in the pool of RMBS as of September 30, 2008.

     Pursuant to a credit agreement, the NY Fed, as senior lender, made a loan to ML II (the ML II Senior Loan) in the aggregate amount of $19.5 billion (such amount being the cash purchase price of the RMBS payable by ML II on the closing date after certain adjustments, including payments on RMBS for the period between the transaction settlement date of October 31, 2008 and the closing date of December 12, 2008). The ML II Senior Loan is secured by a first priority security interest in the RMBS and all property of ML II, bears interest at a rate per annum equal to one-month LIBOR plus 1.00 percent and has a stated six-year term, subject to extension by the NY Fed at its sole discretion. After the ML II Senior Loan has been repaid in full, to the extent there are sufficient net cash proceeds from the RMBS, the life insurance companies will be entitled to receive from ML II a portion of the deferred contingent purchase price in the amount of up to $1.0 billion plus interest that accrues from the closing date and is capitalized monthly at the rate of one-month LIBOR plus 3.0 percent. In addition, after ML II has paid this fixed portion of the deferred contingent purchase price plus interest, the life insurance companies will be entitled to receive one-sixth of any net proceeds received by ML II in respect of the RMBS as the remaining deferred contingent purchase price for the RMBS and the NY Fed will receive five-sixths of any net proceeds received by ML II in respect of the RMBS as contingent interest on the ML II Senior Loan. The NY Fed will have sole control over ML II and the sales of the RMBS by ML II so long as the NY Fed has any interest in the ML II Senior Loan.
     AIG does not have any control rights over ML II. AIG has determined that ML II is a variable interest entity (VIE) and AIG is not the primary beneficiary. The transfer of RMBS to ML II has been accounted for as a sale, in accordance with FAS 140. AIG has elected to account for its $1 billion economic interest in ML II (including the rights to the deferred contingent purchase price) at fair value under FAS 159. This interest is reported in Bonds — trading securities, with changes in fair value reported as a component of Net investment income. See Note 4 for further discussion of AIG’s fair value methodology.
     The life insurance companies applied the initial consideration from the RMBS sale, along with available cash and $5.1 billion provided by AIG in the form of capital contributions, to settle outstanding securities lending transactions under the U.S. Securities Lending Program, including those with the NY Fed, which totaled approximately $20.5 billion at December 12, 2008, and the U.S. Securities Lending Program and the Securities Lending Agreement with the NY Fed have been terminated.
   (g) Maiden Lane III LLC
     On November 25, 2008, AIG entered into a Master Investment and Credit Agreement (the ML III Agreement) with the NY Fed, Maiden Lane III LLC (ML III), and The Bank of New York Mellon, which established arrangements, through ML III, to fund the purchase of multi-sector collateralized debt obligations (multi-sector CDOs) underlying or related to certain credit default swaps and other similar derivative instruments (CDS) written by AIG Financial Products Corp. in connection with the termination of such CDS. Concurrently, AIG Financial Products Corp.’s counterparties to such CDS transactions agreed to terminate those CDS transactions relating to the multi-sector CDOs purchased from them.
     Pursuant to the ML III Agreement, the NY Fed, as senior lender, made available to ML III a term loan facility (the ML III Senior Loan) in an aggregate amount up to $30.0 billion. The ML III Senior Loan bears interest at one-month LIBOR plus 1.0 percent and has a six-year expected term, subject to extension by the NY Fed at its sole discretion.
     AIG contributed $5.0 billion for an equity interest in ML III. The equity interest will accrue distributions at a rate per annum equal to one-month LIBOR plus 3.0 percent. Accrued but unpaid distributions on the equity interest will be compounded monthly. AIG’s rights to payment from ML III are fully subordinated and junior to all payments of principal and interest on the ML III Senior Loan. The creditors of ML III do not have recourse to AIG for ML III’s obligations, although AIG is exposed to losses up to the full amount of AIG’s equity interest in ML III.
     Upon payment in full of the ML III Senior Loan and the accrued distributions on AIG’s equity interest in ML III, all remaining amounts received by ML III will be paid 67 percent to the NY Fed as contingent interest and 33 percent to AIG as contingent distributions on its equity interest.
     The NY Fed is the controlling party and managing member of ML III for so long as the NY Fed has any interest in the ML III Senior Loan. AIG does not have any control rights over ML III. AIG has determined that ML III is a VIE and AIG is not the primary beneficiary. AIG has elected to account for its $5 billion interest in ML III (including the rights to contingent distributions) at fair value under FAS 159. This interest is reported in Bonds — trading securities, at fair value, with changes in fair value reported as a component of Net investment income. See Note 4 for a further discussion of AIG’s fair value methodology.

     Through December 31, 2008, AIG Financial Products Corp. terminated CDS transactions with its counterparties and concurrently, ML III purchased the underlying multi-sector CDOs, including $8.5 billion of multi-sector CDOs underlying 2a-7 Puts written by AIG Financial Products Corp. The NY Fed advanced an aggregate of $24.3 billion to ML III under the ML III Senior Loan, and ML III funded its purchase of the $62.1 billion of multi-sector CDOs with a net payment to AIG Financial Products Corp. counterparties of $26.8 billion. AIG Financial Products Corp.’s counterparties also retained $35.0 billion, of which $2.5 billion was returned under the shortfall agreement, in net collateral previously posted by AIG Financial Products Corp. in respect of the terminated multi-sector CDS. The $26.8 billion funded by ML III was based on the fair value of the underlying multi-sector CDOs at October 31, 2008, as mutually agreed between the NY Fed and AIG.
(h) Other Invested Assets:
     Other invested assets were as follows:

	At December 31,
	2008	2007
	(In millions)
Partnerships(a)	$24,416	$28,938
Mutual funds	2,924	4,891
Investment real estate(b)	8,879	9,877
Aircraft asset investments(c)	1,597	1,689
Life settlement contracts(d)	2,581	1,610
Consolidated managed partnerships and funds	6,714	6,614
Investments in partially owned companies	649	654
All other investments	4,218	5,204

Other invested assets	$51,978	$59,477

(a)	Includes private equity partnerships and hedge funds.

(b)	Net of accumulated depreciation of $813 million and $548 million in 2008 and 2007, respectively.

(c)	Consist primarily of Life Insurance & Retirement Services investments in aircraft equipment held in trusts.

(d)	See paragraph (i) below for additional information.
     At December 31, 2008 and 2007, $6.8 billion and $7.2 billion of Other invested assets related to available for sale investments carried at fair value, with unrealized gains and losses recorded in of Accumulated other comprehensive income (loss), net of deferred taxes, with almost all of the remaining investments being accounted for on the equity method of accounting. All of the investments are subject to impairment testing (see Note 1(k) herein). The gross unrealized loss on the investments accounted for as available for sale at December 31, 2008 was $438 million, the majority of which represents investments that have been in a continuous unrealized loss position for less than 12 months.
     (i) Investments in Life Settlement Contracts: At December 31, 2008, the carrying value of AIG’s life settlement contracts was $2.6 billion, and is included in Other invested assets in the consolidated balance sheet. These investments are monitored for impairment on a contract-by-contract basis quarterly. During 2008, income recognized on life settlement contracts previously held in non-consolidated trusts was $99 million, and is included in net investment income in the consolidated statement of income.
     Further information regarding life settlement contracts follows:

	Number of	Carrying	Face Value
At December 31, 2008	Contracts	Value	(Death Benefits)
	(Dollars in millions)
Remaining Life Expectancy of Insureds:
0 — 1 year	8	$7	$10
1 — 2 years	50	43	59
2 — 3 years	113	93	146
3 — 4 years	166	139	296

	Number of	Carrying	Face Value
At December 31, 2008	Contracts	Value	(Death Benefits)
	(Dollars in millions)
4 — 5 years	218	163	357
Thereafter	3,522	2,136	10,963

Total	4,077	$2,581	$11,831

     At December 31, 2008, the anticipated life insurance premiums required to keep the life settlement contracts in force, payable in the ensuing twelve months ending December 31, 2009 and the four succeeding years ending December 31, 2013 are $258 million, $280 million, $279 million, $285 million, and $285 million, respectively.
6. Lending Activities
     Mortgages and other loans receivable were as follows:

	Years Ended
	December 31,
	2008	2007
	(In millions)
Mortgages — commercial	$17,161	$17,105
Mortgages — residential*	2,271	2,153
Life insurance policy loans	9,589	8,099
Collateral, guaranteed, and other commercial loans	5,874	6,447

Total mortgage and other loans receivable	34,895	33,804
Allowance for losses	(208)	(77)

Mortgage and other loans receivable, net	$34,687	$33,727

*	Primarily consists of foreign mortgage loans.
     Mortgage loans and other receivables held for sale were $33 million and $377 million at December 31, 2008 and 2007, respectively.
     Finance receivables, net of unearned finance charges, were as follows:

	Years Ended
	December 31,
	2008	2007
	(In millions)
Real estate loans	$20,650	$20,023
Non-real estate loans	5,763	5,447
Retail sales finance	3,417	3,659
Credit card loans	1,422	1,566
Other loans	1,169	1,417

Total finance receivables	32,421	32,112
Allowance for losses	(1,472)	(878)

Finance receivables, net	$30,949	$31,234

     Finance receivables held for sale were $960 million and $233 million at December 31, 2008 and 2007, respectively.

7. Reinsurance
     In the ordinary course of business, AIG’s General Insurance and Life Insurance companies place reinsurance with other insurance companies in order to provide greater diversification of AIG’s business and limit the potential for losses arising from large risks. In addition, AIG’s General Insurance subsidiaries assume reinsurance from other insurance companies.
     Supplemental information for gross loss and benefit reserves net of ceded reinsurance follows:

	As	Net of
	Reported	Reinsurance
	(In millions)
December 31, 2008
Liability for unpaid claims and claims adjustment expense	$(89,258)	$(72,455)
Future policy benefits for life and accident and health insurance contracts	(142,334)	(140,750)
Reserve for unearned premiums	(25,735)	(21,540)
Reinsurance assets*	22,582	—

December 31, 2007
Liability for unpaid claims and claims adjustment expense	$(85,500)	$(69,288)
Future policy benefits for life and accident and health insurance contracts	(136,387)	(134,781)
Reserve for unearned premiums	(27,703)	(23,709)
Reinsurance assets*	21,811	—

*	Represents gross reinsurance assets, excluding allowances and reinsurance recoverable on paid losses.
     AIRCO acts primarily as an internal reinsurance company for AIG’s insurance operations. This facilitates insurance risk management (retention, volatility, concentrations) and capital planning locally (branch and subsidiary). It also allows AIG to pool its insurance risks and purchase reinsurance more efficiently at a consolidated level, manage global counterparty risk and relationships and manage global life catastrophe risks.
General Reinsurance
     General reinsurance is effected under reinsurance treaties and by negotiation on individual risks. Certain of these reinsurance arrangements consist of excess of loss contracts which protect AIG against losses over stipulated amounts. Ceded premiums are considered prepaid reinsurance premiums and are recognized as a reduction of premiums earned over the contract period in proportion to the protection received. Amounts recoverable from general reinsurers are estimated in a manner consistent with the claims liabilities associated with the reinsurance and presented as a component of reinsurance assets. Assumed reinsurance premiums are earned primarily on a pro-rata basis over the terms of the reinsurance contracts. For both ceded and assumed reinsurance, risk transfer requirements must be met in order for reinsurance accounting to apply. If risk transfer requirements are not met, the contract is accounted for as a deposit, resulting in the recognition of cash flows under the contract through a deposit asset or liability and not as revenue or expense. To meet risk transfer requirements, a reinsurance contract must include both insurance risk, consisting of both underwriting and timing risk, and a reasonable possibility of a significant loss for the assuming entity. Similar risk transfer criteria are used to determine whether directly written insurance contracts should be accounted for as insurance or as a deposit.
     General Insurance premiums written and earned were as follows:

	Years Ended December 31,
	2008	2007	2006
	(In millions)
Premiums written:
Direct	$49,422	$52,055	$49,609
Assumed	7,239	6,743	6,671
Ceded	(11,427)	(11,731)	(11,414)

Total	$45,234	$47,067	$44,866

Premiums earned:
Direct	$50,110	$50,403	$47,973
Assumed	7,336	6,530	6,449
Ceded	(11,224)	(11,251)	(10,971)

Total	$46,222	$45,682	$43,451

     For the years ended December 31, 2008, 2007 and 2006, reinsurance recoveries, which reduced loss and loss expenses incurred, amounted to $8.4 billion, $9.0 billion and $8.3 billion, respectively.
Life Reinsurance
     Life reinsurance is effected principally under yearly renewable term treaties. The premiums with respect to these treaties are considered prepaid reinsurance premiums and are recognized as a reduction of premiums earned over the contract period in proportion to the protection provided. Amounts recoverable from life reinsurers are estimated in a manner consistent with the assumptions used for the underlying policy benefits and are presented as a component of reinsurance assets.
     Life Insurance & Retirement Services premiums were as follows:

	Years Ended December 31,
	2008	2007	2006
	(In millions)
Gross premiums	$39,153	$34,585	$32,247
Ceded premiums	(1,858)	(1,778)	(1,481)

Premiums	$37,295	$32,807	$30,766

     Life Insurance recoveries, which reduced death and other benefits, approximated $908 million, $1.1 billion and $806 million, respectively, for the years ended December 31, 2008, 2007 and 2006.
     Life Insurance in force ceded to other insurance companies was as follows:

	At December 31,
	2008	2007	2006
	(In millions)
Life Insurance in force ceded	$384,538	$402,654	$408,970

     Life Insurance assumed represented less than 0.1 percent, 0.1 percent and 0.1 percent of gross Life Insurance in force at December 31, 2008, 2007 and 2006, respectively, and Life Insurance & Retirement Services premiums assumed represented 0.2 percent, 0.1 percent and 0.1 percent of gross premiums and other considerations for the years ended December 31, 2008, 2007 and 2006, respectively.
     AIG’s Domestic Life Insurance and Domestic Retirement Services operations utilize internal and third-party reinsurance relationships to manage insurance risks and to facilitate capital management strategies. Pools of highly-rated third-party reinsurers are utilized to manage net amounts at risk in excess of retention limits. AIG’s Domestic Life Insurance companies also cede excess, non-economic reserves carried on a statutory-basis only on certain term and universal life insurance policies and certain fixed annuities to an offshore affiliate.
     AIG generally obtains letters of credit in order to obtain statutory recognition of its intercompany reinsurance transactions. For this purpose, AIG has a $2.5 billion syndicated letter of credit facility outstanding at December 31, 2008, all of which relates to life intercompany reinsurance transactions. AIG has also obtained approximately $2.3 billion of letters of credit on a bilateral basis all of which relates to life intercompany reinsurance transactions. All of these approximately $4.8 billion of letters of credit are due to mature on December 31, 2015. In the event that AIG’s Domestic Life Insurance companies cease to be wholly owned subsidiaries of AIG, then AIG may no longer be able to utilize these letters of credit or the above referenced facility.
Reinsurance Security
     AIG’s third-party reinsurance arrangements do not relieve AIG from its direct obligation to its insureds. Thus, a credit exposure exists with respect to both general and life reinsurance ceded to the extent that any reinsurer fails to meet the obligations assumed under any reinsurance agreement. AIG holds substantial collateral as security under related reinsurance agreements in the form of funds, securities, and/or letters of credit. A provision has been recorded for estimated unrecoverable reinsurance. AIG has been largely successful in prior recovery efforts.

     AIG evaluates the financial condition of its reinsurers and establishes limits per reinsurer through AIG’s Credit Risk Committee. AIG believes that no exposure to a single reinsurer represents an inappropriate concentration of risk to AIG, nor is AIG’s business substantially dependent upon any single reinsurer.
8. Deferred Policy Acquisition Costs
     The rollforward of deferred policy acquisition costs were as follows:

	Years Ended December 31,
	2008	2007	2006
	(In millions)
General Insurance operations:
Balance at beginning of year	$5,407	$4,977	$4,546

Acquisition costs deferred	7,370	8,661	8,115
Amortization expense	(7,428)	(8,235)	(7,866)
Increase (decrease) due to foreign exchange and other	(235)	4	182

Balance at end of year	$5,114	$5,407	$4,977

Life Insurance & Retirement Services operations:
Balance at beginning of year	$38,445	$32,810	$28,106

Acquisition costs deferred	7,277	7,276	6,823
Amortization expense(a)	(4,971)	(3,367)	(3,712)
Change in net unrealized gains (losses) on securities	1,419	745	646
Increase (decrease) due to foreign exchange	(466)	916	947
Other(b)	(1,091)	65	—

Subtotal	$40,613	$38,445	$32,810

Consolidation and eliminations	55	62	70

Balance at end of year(c)	$40,668	$38,507	$32,880

Total deferred policy acquisition costs	$45,782	$43,914	$37,857

(a)	In 2007, amortization expense was reduced by $732 million related to changes in actuarial estimates, which was mostly offset in policyholder benefits and claims incurred.

(b)	In 2008, primarily represents the cumulative effect of the adoption of FAS 159. In 2007, includes the cumulative effect of the adoption of SOP 05-1 of $(118) million and a balance sheet reclassification of $189 million.

(c)	Includes $1.4 billion, $5 million and $(720) million at December 31, 2008, 2007 and 2006, respectively, related to the effect of net unrealized gains and losses on available for sale securities.
     Included in the above table is the VOBA, an intangible asset recorded during purchase accounting, which is amortized in a manner similar to DAC. Amortization of VOBA was $111 million, $213 million and $239 million in 2008, 2007 and 2006, respectively, while the unamortized balance was $2.05 billion, $1.86 billion and $1.98 billion at December 31, 2008, 2007 and 2006, respectively. The percentage of the unamortized balance of VOBA at 2008 expected to be amortized in 2009 through 2013 by year is: 11.7 percent, 10.0 percent, 8.1 percent, 7.4 percent and 6.2 percent, respectively, with 56.6 percent being amortized after five years. These projections are based on current estimates for investment, persistency, mortality and morbidity assumptions. The DAC amortization charged to income includes the increase or decrease of amortization for FAS 97-related realized capital gains (losses), primarily in the Domestic Retirement Services business. In 2008, 2007 and 2006, the rate of amortization expense decreased by $2.2 billion, $291 million and $90 million, respectively.
     There were no impairments of DAC or VOBA for the years ended December 31, 2008, 2007 and 2006.

9. Variable Interest Entities
     FIN 46R, “Consolidation of Variable Interest Entities” provides the guidance for the determination of consolidation for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity that is at risk which would allow the entity to finance its activities without additional subordinated financial support. FIN 46R recognizes that consolidation based on majority voting interest should not apply to these VIEs. A VIE is consolidated by its primary beneficiary, which is the party or group of related parties that absorbs a majority of the expected losses of the VIE, receives the majority of the expected residual returns of the VIE, or both.
     AIG primarily determines whether it is the primary beneficiary or a significant interest holder based on a qualitative assessment of the VIE. This includes a review of the VIE’s capital structure, contractual relationships and terms, nature of the VIE’s operations and purpose, nature of the VIE’s interests issued, and AIG’s interests in the entity which either create or absorb variability. AIG evaluates the design of the VIE and the related risks the entity was designed to expose the variable interest holders to in evaluating consolidation. In limited cases, when it may be unclear from a qualitative standpoint if AIG is the primary beneficiary, AIG uses a quantitative analysis to calculate the probability weighted expected losses and probability weighted expected residual returns using cash flow modeling.
     AIG’s total off balance sheet exposure associated with VIEs was $3.3 billion and $1.2 billion at December 31, 2008 and 2007, respectively.
     The following table presents AIG’s total assets, total liabilities and off-balance sheet exposure associated with its significant variable interests in consolidated VIEs:

	At December 31,
					Off-Balance
					Sheet
	VIE Assets(a)		VIE Liabilities		Exposure
	2008	2007(b)	2008	2007	2008	2007
	(In billions)
Real estate and investment funds	$5.6	$9.2	$3.1	$2.6	$0.9	$0.8
Commercial paper conduit	8.8	8.9	8.5	8.6	—	—
CLOs/CDOs	0.3	0.4	—	—	—	—
Affordable housing partnerships	2.7	2.7	—	—	—	—
Other	0.2	1.7	—	—	—	—

Total	$17.6	$22.9	$11.6	$11.2	$0.9	$0.8

(a)	Each of the VIE’s assets can be used only to settle specific obligations of that VIE.

(b)	In 2008, AIG made revisions to the VIE assets reported above to exclude certain entities previously categorized as VIEs that were historically consolidated based on a voting interest model, were duplicated or were otherwise miscategorized. Accordingly, AIG revised the prior period presented to conform to the revised presentation.
     AIG defines a variable interest as significant relative to the materiality of its interest in the VIE. AIG calculates its maximum exposure to loss to be (i) the amount invested in the debt or equity of the VIE, (ii) the notional amount of VIE assets or liabilities where AIG has also provided credit protection to the VIE with the VIE as the referenced obligation, or (iii) other commitments and guarantees to the VIE. Interest holders in VIEs sponsored by AIG generally have recourse only to the assets and cash flows of the VIEs and do not have recourse to AIG, except in limited circumstances when AIG has provided a guarantee to the VIE’s interest holders.

     The following table presents total assets of unconsolidated VIEs in which AIG holds a significant variable interest or is a sponsor that holds variable interest in a VIE, and AIG’s maximum exposure to loss associated with these VIEs:

		Maximum Exposure to Loss(a)
		On-Balance Sheet		Off-Balance Sheet
	Total	Purchased		Commitments
	VIE	and Retained		and
	Assets	Interests	Other	Guarantees	Derivatives	Total
	(In billions)
December 31, 2008
Real estate and investment funds	$23.5	$2.5	$0.5	$1.6	$—	$4.6
CLOs/CDOs	95.9	6.4	—	—	0.5	6.9
Affordable housing partnerships	1.0	—	1.0	—	—	1.0
Maiden Lane Interests	46.4	4.9	—	—	—	4.9
Other(c)	8.7	2.1	0.5	0.3	—	2.9

Total	$175.5	$15.9	$2.0	$1.9	$0.5	$20.3

December 31, 2007(b)
Real estate and investment funds	$40.6	$3.9	$3.8	$0.3	$—	$8.0
CLOs/CDOs	104.7	12.2	—	—	—	12.2
Affordable housing partnerships	0.9	—	0.9	—	—	0.9
Other(c)	20.3	8.5	1.5	0.1	—	10.1

Total	$166.5	$24.6	$6.2	$0.4	$—	$31.2

(a)	AIG’s total maximum exposure to loss on unconsolidated VIEs declined from December 31, 2007 as a result of the termination of certain of AIGFP’s transactions and the effects of overall market deterioration.

(b)	In 2008, AIG made revisions to the presentation of assets and liabilities of unconsolidated VIEs to remove previously disclosed equity investments in entities that do not meet the criteria of a VIE as defined in FIN 46R. The investments are classified on the consolidated balance sheet as other invested assets. Accordingly, AIG revised the prior period presented to conform to the revised presentation.

(c)	Includes $1.4 billion and $2.4 billion of assets held in an unconsolidated SIV sponsored by AIGFP in 2008 and 2007, respectively. As of December 31, 2008 and 2007, AIGFP’s invested assets included $0.6 billion and $1.7 billion, respectively, of securities purchased under agreements to resell, commercial paper and medium-term and capital notes issued by this entity.
Balance Sheet Classification
     AIG’s interest in the assets and liabilities of consolidated and unconsolidated VIEs were classified on AIG’s consolidated balance sheet as follows:

	At December 31,
	Consolidated		Unconsolidated
	VIEs		VIEs
	2008	2007	2008	2007
	(In billions)
Assets:
Cash	$—	$0.9	$—	$—
Mortgage and other loans receivable	—	—	0.5	0.3
Available for sale securities	9.1	10.7	6.4	20.1
Trading securities (primarily Maiden Lane Interests in 2008)	—	3.4	5.5	0.6
Other invested assets	4.3	3.9	3.5	9.0
Other asset accounts	4.2	4.0	2.0	0.8

Total	$17.6	$22.9	$17.9	$30.8

Liabilities:
Federal Reserve Bank of New York commercial paper funding facility	$6.8	$—	$—	$—
Other long-term debt	4.8	11.2	—	—

Total	$11.6	$11.2	$—	$—

     AIG enters into various arrangements with VIEs in the normal course of business. AIG’s insurance companies are involved with VIEs primarily as passive investors in debt securities (rated and unrated) and equity interests issued by VIEs. Through its Financial Services and Asset Management operations, AIG has participated in arrangements with VIEs that included designing and structuring entities, warehousing and managing the collateral of the entities, and entering into insurance, credit and derivative transactions with the VIEs.
   Real Estate and Investment Funds
     AIG Investments, through AIG Global Real Estate, is an investor in various real estate investments, some of which are VIEs. These investments are typically with unaffiliated third-party developers via a partnership or limited liability company structure. The VIE’s activities consist of the development or redevelopment of commercial and residential real estate. AIG’s involvement varies from being a passive equity investor or finance provider to actively managing the activities of the VIE.
     In certain instances, AIG Investments acts as the investment manager of an investment fund, private equity fund or hedge fund and is responsible for carrying out the investment mandate of the VIE. AIG’s insurance operations participate as passive investors in the equity issued primarily by third-party-managed hedge and private equity funds and some AIG Investments managed funds. AIG’s insurance operations typically are not involved in the design or establishment of VIEs, nor do they actively participate in the management of VIEs.
   Commercial Paper Conduit
     AIGFP is the primary beneficiary of Curzon Funding LLC, an asset-backed commercial paper conduit to third parties, the assets of which serve as collateral for the conduit’s obligations. During 2008, the entity issued $6.8 billion of commercial paper and participated in the CPFF.
   CLOs/CDOs
     AIGFP has invested in CDOs, and similar structures, which can be cash-based or synthetic and are actively or passively managed. AIGFP’s role is generally limited to that of an investor. It does not manage such structures.
     In certain instances, AIG Investments acts as the collateral manager of a CDO or collateralized loan obligation (CLO). In CDO and CLO transactions, AIG establishes a trust or other special purpose entity that purchases a portfolio of assets such as bank loans, corporate debt, or non-performing credits and issues trust certificates or debt securities that represent interests in the portfolio of assets. These transactions can be cash-based or synthetic and are actively or passively managed. The management fees that AIG Investments earns as collateral manager are not material to AIG’s consolidated financial statements. Certain AIG insurance companies also invest in these CDOs and CLOs. AIG combines variable interests (e.g. management, performance fees and debt or equity securities) held through its various operating subsidiaries in evaluating the need for consolidation. The CDOs in which AIG holds an ownership interest are further described in Note 5.
   Affordable Housing Partnerships
     SunAmerica Affordable Housing Partners, Inc. (SAAHP) organizes and invests in limited partnerships that develop and operate affordable housing qualifying for federal tax credits, and a few market rate properties across the United States. The general partners in the operating partnerships are almost exclusively unaffiliated third-party developers. AIG does not consolidate an operating partnership if the general partner is an unaffiliated person. Through approximately 1,200 partnerships, SAAHP has invested in developments with approximately 157,000 apartment units nationwide, and has syndicated over $7 billion in partnership equity since 1991 to other investors who will receive, among other benefits, tax credits under certain sections of the Internal Revenue Code. The operating income of SAAHP is reported, along with other SunAmerica partnership income, as a component of AIG’s Asset Management segment.

   Maiden Lane Interests
   ML II
     On December 12, 2008, certain AIG wholly owned life insurance companies sold all of their undivided interests in a pool of $39.3 billion face amount of RMBS to ML II, whose sole member is the NY Fed. AIG has a significant variable economic interest in ML II, which is a VIE. See Note 5 for details of AIG’s agreement regarding ML II.
   ML III
     On November 25, 2008, AIG entered into the ML III Agreement with the NY Fed, ML III, and The Bank of New York Mellon, which established arrangements, through ML III, to fund the purchase of multi-sector CDOs underlying or related to CDS written by AIG Financial Products Corp. in connection with the termination of such CDS. Concurrently, AIG Financial Products Corp’s counterparties to such CDS transactions agreed to terminate those CDS transactions relating to the multi-sector CDOs purchased from them. AIG has a significant variable interest in ML III, which is a VIE. See Note 5 for details of AIG’s agreement regarding ML III.
   Other Asset Accounts
   Structured Investment Vehicle
     In 2007, AIGFP sponsored Nightingale Finance LLC, its only structured investment vehicle (SIV), that invests in variable rate, investment-grade debt securities, the majority of which are asset-backed securities. AIGFP has an obligation to support the SIV by purchasing commercial paper or providing repurchase financing to the extent that the SIV is unable to finance itself in the open market. The SIV meets the definition of a VIE because it does not have sufficient equity to operate without subordinated capital notes, which serve as equity even though they are legally debt instruments. The capital notes absorb losses prior to the senior debt. During 2008, AIGFP’s interest in the SIV was reduced to $150 million of investments in its medium term notes and $406 million of securities purchased under agreement to resell, primarily due to the issuance of $1.1 billion of commercial paper as a result of its participation in the NY Fed’s CPFF in October 2008. AIGFP did not own a material loss-absorbing variable interest in the SIV at December 31, 2008 and, therefore, is not the primary beneficiary.
   Qualifying Special Purpose Entities (QSPEs)
     AIG sponsors three QSPEs that issue securities backed by consumer loans collateralized by individual life insurance assets. As of December 31, 2008, AIG’s maximum exposure, representing the carrying value of the consumer loans, was $854 million and the total VIE assets for these entities was $2.9 billion. AIG records the maximum exposure as finance receivables and, in accordance with SFAS 140, does not consolidate the total VIE assets of these entities.
   RMBS, CMBS and Other ABS
     AIG is a passive investor in RMBS, CMBS and other ABS primarily issued by domestic entities that are typically structured as QSPEs. AIG does not sponsor or transfer assets to the entities and was not involved in the design of the entities; as such, AIG has not included these entities in the above table. As the non-sponsor and non-transferor, AIG does not have the information needed to conclusively verify that these entities are QSPEs. AIG’s maximum exposure is limited to its investment in securities issued by these entities and AIG is not the primary beneficiary of the overall entity activities. As further discussed in Note 5, the fair value of AIG’s investment in RMBS, CMBS and CDO/ABS was $59.6 billion and $134.5 billion at December 31, 2008 and 2007, respectively.

10. Derivatives and Hedge Accounting
     AIG uses derivatives and other financial instruments as part of its financial risk management programs and as part of its investment operations. AIGFP has also transacted in derivatives as a dealer.
     Derivatives, as defined in FAS 133, are financial arrangements among two or more parties with returns linked to or “derived” from some underlying equity, debt, commodity or other asset, liability, or foreign exchange rate or other index or the occurrence of a specified payment event. Derivative payments may be based on interest rates, exchange rates, prices of certain securities, commodities, or financial or commodity indices or other variables. Derivatives are reflected at fair value on the balance sheet in “Unrealized gain on swaps, options and forward transactions” and “Unrealized loss on swaps, options and forward contracts.”
     The fair values of derivative assets and liabilities on the consolidated balances sheet were as follows:

	At December 31,
	Derivative Assets		Derivative Liabilities
	2008	2007	2008	2007
	(In millions)
AIGFP derivatives	$12,111	$12,319	$4,344	$14,817
Non-AIGFP derivatives	1,662	1,785	1,894	3,214

Total	$13,773	$14,104	$6,238	$18,031

AIGFP Derivatives
     AIGFP enters into derivative transactions to mitigate risk in its exposures (interest rates, currencies, commodities, credit and equities) arising from its transactions. In most cases, AIGFP did not hedge its exposures related to the credit default swaps it had written. As a dealer, AIGFP structured and entered into derivative transactions to meet the needs of counterparties who may be seeking to hedge certain aspects of such counterparties’ operations or obtain a desired financial exposure.
     AIGFP’s derivative transactions involving interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying notional amounts. AIGFP typically became a principal in the exchange of interest payments between the parties and, therefore, is exposed to counterparty credit risk and may be exposed to loss, if counterparties default. Currency, commodity, and equity swaps are similar to interest rate swaps, but involve the exchange of specific currencies or cashflows based on the underlying commodity, equity securities or indices. Also, they may involve the exchange of notional amounts at the beginning and end of the transaction. Swaptions are options where the holder has the right but not the obligation to enter into a swap transaction or cancel an existing swap transaction.
     AIGFP follows a policy of minimizing interest rate, currency, commodity, and equity risks associated with securities available for sale by entering into internal offsetting positions, on a security by security basis within its derivatives portfolio, thereby offsetting a significant portion of the unrealized appreciation and depreciation. In addition, to reduce its credit risk, AIGFP has entered into credit derivative transactions with respect to $635 million of securities to economically hedge its credit risk. As previously discussed, these economic offsets did not meet the hedge accounting requirements of FAS 133 and, therefore, are recorded in Other income in the Consolidated Statement of Income.
     Notional amount represents a standard of measurement of the volume of swaps business of AIGFP. Notional amount is not a quantification of market risk or credit risk and is not recorded on the consolidated balance sheet. Notional amounts generally represent those amounts used to calculate contractual cash flows to be exchanged and are not paid or received, except for certain contracts such as currency swaps.
     The timing and the amount of cash flows relating to AIGFP’s foreign exchange forwards and exchange traded futures and options contracts are determined by each of the respective contractual agreements.

     The following table presents the notional amounts by remaining maturity of AIGFP interest rate, credit default and currency swaps and swaptions derivatives portfolio:

	Remaining Life of Notional Amount at December 31, 2008(a)				Notional Amount
	One	Two Through	Six Through	After Ten	at December 31,
	Year	Five Years	Ten Years	Years	2008	2007
			(In millions)
Interest rate swaps	$190,864	$542,810	$139,674	$9,714	$883,062	$1,167,464
Credit default swaps(b)	98,398	173,168	29,734	4,239	305,539	561,813
Currency swaps	35,504	117,988	35,565	5,274	194,331	224,275
Swaptions, equity and commodity swaps	28,907	60,998	33,236	8,786	131,927	178,967

Total	$353,673	$894,964	$238,209	$28,013	$1,514,859	$2,132,519

(a)	Notional amount is not representative of either market risk or credit risk and is not recorded in the consolidated balance sheet.

(b)	Netted in the notional amount at December 31, 2008 is $5.5 billion of gross notional amount where credit protection was both purchased and sold on the same underlying.
     Futures and forward contracts are contracts that obligate the holder to sell or purchase foreign currencies, commodities or financial indices in which the seller/purchaser agrees to make/take delivery at a specified future date of a specified instrument, at a specified price or yield. Options are contracts that allow the holder of the option to purchase or sell the underlying commodity, currency or index at a specified price and within, or at, a specified period of time. As a writer of options, AIGFP generally receives an option premium and then manages the risk of any unfavorable change in the value of the underlying commodity, currency or index by entering into offsetting transactions with third-party market participants. Risks arise as a result of movements in current market prices from contracted prices, and the potential inability of the counterparties to meet their obligations under the contracts.
     The following table presents AIGFP futures, forward and option contracts portfolio by maturity and type of derivative:

	Remaining Life of Notional Amount at December 31, 2008				Notional Amount
	One	Two Through	Six Through	After Ten	at December 31,
	Year	Five Years	Ten Years	Years	2008	2007
			(In millions)
Exchange traded futures and options contracts contractual amount	$11,239	$509	$—	$—	$11,748	$28,947
Over the counter forward contracts contractual amount	37,477	4,046	1,509	—	43,032	493,046

Total	$48,716	$4,555	$1,509	$—	$54,780	$521,993

  AIGFP Hedging Program
     During 2007, AIGFP designated certain interest rate swaps as fair value hedges of the benchmark interest rate risk on certain of its interest bearing financial assets and liabilities. In these hedging relationships, AIG hedged its fixed rate available for sale securities and fixed rate borrowings. AIGFP also designated foreign currency forward contracts as fair value hedges for changes in spot foreign exchange rates of its non-U.S. dollar denominated available for sale debt securities. Under these strategies, all or portions of individual or multiple derivatives could be designated against a single hedged item.
     At inception of each hedging relationship, AIGFP performed and documented its prospective assessments of hedge effectiveness to demonstrate that the hedge was expected to be highly effective. For hedges of interest rate risk, AIGFP used regression analysis to demonstrate the hedge was highly effective, while it used the periodic dollar offset method for its foreign currency hedges. AIGFP used the periodic dollar offset method to assess whether its hedging relationships were highly effective on a retrospective basis. The prospective and retrospective assessments were updated on a daily basis. The passage of time component of the hedging instruments and the forward points on foreign currency hedges were excluded from the assessment of hedge effectiveness and measurement of hedge ineffectiveness. AIGFP did not utilize the shortcut, matched terms or equivalent methods to assess hedge effectiveness.

     The change in fair value of the derivatives that qualified under the requirements of FAS 133 as fair value hedges was recorded in current period earnings along with the gain or loss on the hedged item for the hedged risks. For interest rate hedges, the adjustments to the carrying value of the hedged items were amortized into income using the effective yield method over the remaining life of the hedged item. Amounts excluded from the assessment of hedge effectiveness were recognized in current period earnings. For the year ended December 31, 2007, AIGFP recognized net losses of $0.7 million in earnings, representing hedge ineffectiveness, and also recognized net losses of $456 million related to the portion of the hedging instruments excluded from the assessment of hedge effectiveness.
     Since its election of the Fair Value Option under SFAS 159 on January 1, 2008, AIGFP no longer designates any derivatives as hedging relationships qualifying for hedge accounting under FAS 133 under this hedging program.
     For the year ended December 31, 2006. AIGFP did not designate any derivatives as hedging relationships under FAS 133.
AIG Hedging Intermediated by AIGFP
     In 2008 and 2007, AIG designated certain AIGFP derivatives as either fair value or cash flow hedges of certain debt issued by AIG, Inc. (including MIP), ILFC and AGF. The fair value hedges included (i) interest rate swaps that were designated as hedges of the change in the fair value of fixed rate debt attributable to changes in the benchmark interest rate and (ii) foreign currency swaps designated as hedges of the change in fair value of foreign currency denominated debt attributable to changes in foreign exchange rates and/or the benchmark interest rate. With respect to the cash flow hedges, (i) interest rate swaps were designated as hedges of the changes in cash flows on floating rate debt attributable to changes in the benchmark interest rate, and (ii) foreign currency swaps were designated as hedges of changes in cash flows on foreign currency denominated debt attributable to changes in the benchmark interest rate and foreign exchange rates.
     AIG assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. Regression analysis is employed to assess the effectiveness of these hedges both on a prospective and retrospective basis. AIG does not utilize the shortcut, matched terms or equivalent methods to assess hedge effectiveness.
     The change in fair value of derivatives designated and effective as fair value hedges along with the gain or loss on the hedged item are recorded in current period earnings. Upon discontinuation of hedge accounting, the cumulative adjustment to the carrying value of the hedged item resulting from changes in the benchmark interest rate or exchange rate is amortized into income using the effective yield method over the remaining life of the hedged item. Amounts excluded from the assessment of hedge effectiveness are recognized in current period earnings. During the year ended December 31, 2008 and 2007, AIG recognized a loss of $61 million and $1 million, respectively, in earnings related to the ineffective portion of the hedging instruments. During the year ended December 31, 2008 and 2007, AIG also recognized gains of $17 million and $3 million, respectively, related to the change in the hedging instruments forward points excluded from the assessment of hedge effectiveness.
     The effective portion of the change in fair value of a derivative qualifying as a cash flow hedge is recorded in Accumulated other comprehensive income (loss), until earnings are affected by the variability of cash flows in the hedged item. The ineffective portion of these hedges is recorded in net realized capital gains (losses). AIG recognized losses of $13 million and gains of $1 million in earnings representing hedge ineffectiveness in 2008 and 2007, respectively. At December 31, 2008, $115 million of the deferred net loss in Accumulated other comprehensive income is expected to be recognized in earnings during the next 12 months. All components of the derivatives’ gains and losses were included in the assessment of hedge effectiveness. There were no instances of the discontinuation of hedge accounting in 2008 and 2007.
AIGFP Written Super Senior and Single Name Credit Default Swaps
     AIGFP entered into credit derivative transactions in the ordinary course of its business, with the intention of earning revenue on credit exposure in an unfunded form. In the majority of AIGFP’s credit derivative transactions, AIGFP sold credit protection on a designated portfolio of loans or debt securities. Generally, AIGFP provides such credit protection on a “second loss” basis, meaning that AIGFP would incur credit losses only after a shortfall of principal and/or interest, or other credit events, in respect of the protected loans and debt securities, exceeds a specified threshold amount or level of “first losses.”

     Typically, the credit risk associated with a designated portfolio of loans or debt securities has been tranched into different layers of risk, which are then analyzed and rated by the credit rating agencies. At origination, there is usually an equity layer covering the first credit losses in respect of the portfolio up to a specified percentage of the total portfolio, and then successive layers ranging generally from a BBB-rated layer to one or more AAA-rated layers. A significant majority of AIGFP transactions were rated by rating agencies have risk layers or tranches rated AAA at origination and are immediately junior to the threshold level above which AIGFP’s payment obligation would generally arise. In transactions that were not rated, AIGFP applied equivalent risk criteria for setting the threshold level for its payment obligations. Therefore, the risk layer assumed by AIGFP with respect to the designated portfolio of loans or debt securities in these transactions is often called the “super senior” risk layer, defined as a layer of credit risk senior to one or more risk layers rated AAA by the credit rating agencies, or if the transaction is not rated, structured to the equivalent thereto. The expected weighted average maturity of AIGFP’s super senior credit derivative portfolios as of December 31, 2008 was 0.7 years for the Regulatory Capital Corporate portfolio, 1.2 years for the Regulatory Capital Residential Mortgage portfolio, 7.8 years for the Regulatory Capital Other portfolio, 3.7 years for the Corporate Arbitrage portfolio and 6.0 years for the Multi-Sector CDO portfolio.
     The net notional amount, fair value of derivative liability and unrealized market valuation loss of the AIGFP super senior credit default swap portfolio, including credit default swaps written on mezzanine tranches of certain regulatory capital relief transactions, by asset class were as follows:

			Fair Value		Unrealized Market
			Of Derivative		Valuation Loss
	Net Notional Amount		Liability at		Year Ended
	December 31,		December 31,		December 31(a),
	2008(b)	2007(b)	2008(c)	2007(c)	2008(d)	2007(d)
	(In millions)
Regulatory Capital:
Corporate loans	$125,628	$229,313	$—	$—	$—	$—
Prime residential mortgages	107,246	149,430	—	—	—	—
Other(e)	1,575	—	379	—	379	—

Total	234,449	378,743	379	—	379	—

Arbitrage:
Multi-sector CDOs(f)	12,556	78,205	5,906	11,246	25,700	11,246
Corporate debt/CLO(g)	50,495	70,425	2,554	226	2,328	226

Total	63,051	148,630	8,460	11,472	28,028	11,472

Mezzanine tranches(h)	4,701	5,770	195	—	195	—

Total	$302,201	$533,143	$9,034	$11,472	$28,602	$11,472

(a)	There were no unrealized market valuation losses in 2006.

(b)	Net notional amounts presented are net of all structural subordination below the covered tranches.

(c)	Fair value amounts are shown before the effects of counterparty netting adjustments and offsetting cash collateral in accordance with FIN 39.

(d)	Includes credit valuation adjustment gains of $185 million in 2008 representing the positive effect of offsetting AIG’s widening credit spreads on the valuation of the derivatives liabilities. AIGFP began reflecting this valuation adjustment as a result of the adoption of SFAS 157 on January 1, 2008. Prior to January 1, 2008, a credit valuation adjustment was not reflected in the valuation of AIGFP’s liabilities.

(e)	During 2008, a European RMBS regulatory capital relief transaction was not terminated as expected when it no longer provided regulatory capital relief to the counterparty as a result of arbitrage opportunities arising from its unique attributes and the counterparty’s access to a particular funding source.

(f)	In connection with the terminations of CDS transactions in respect of the ML III transaction, AIG Financial Products Corp. paid $32.5 billion through the surrender of collateral previously posted (net of the $2.5 billion received pursuant to the shortfall agreement), of which $2.5 billion (included in Other income (loss)) is related to certain 2a-7 Put transactions written on multi-sector CDOs purchased by ML III.

(g)	Includes $1.5 billion of credit default swaps written on the super senior tranches of CLOs as of December 31, 2008.

(h)	Includes offsetting purchased CDS of $2.0 billion and $2.7 billion in net notional amount at December 31, 2008 and 2007, respectively.
     At December 31, 2008, all outstanding CDS transactions for regulatory capital purposes and the majority of the arbitrage portfolio have cash-settled structures in respect of a basket of reference obligations, where AIGFP’s payment obligations may be triggered by payment shortfalls, bankruptcy and certain other events such as write-downs of the value of underlying assets. For the remainder of the CDS transactions in respect of the arbitrage portfolio, AIGFP’s payment obligations are triggered by the occurrence of a credit event under a single reference security, and performance is limited to a single payment by AIGFP in return for physical delivery by the counterparty of the reference security. By contrast, at December 31, 2007, under the large majority of CDS transactions in respect of multi-sector CDOs, AIGFP’s payment obligations were triggered by the occurrence of a non-payment event under a single reference CDO security, and performance was limited to a single payment by AIGFP in return for physical delivery by the counterparty of the reference security.
     A total of $234.4 billion (consisting of corporate loans and prime residential mortgages) in net notional exposure of AIGFP’s super senior credit default swap portfolio as of December 31, 2008 represented derivatives written for financial institutions, principally in Europe, for the purpose of providing regulatory capital relief rather than for arbitrage purposes. In exchange for a periodic fee, the counterparties receive credit protection with respect to a portfolio of diversified loans they own, thus reducing their minimum capital requirements. These CDS transactions were structured with early termination rights for counterparties allowing them to terminate these transactions at no cost to AIGFP at a certain period of time or upon a regulatory event such as the implementation of Basel II. During 2008, $99.7 billion in net notional amount was terminated or matured. Through February 18, 2009, AIGFP has also received formal termination notices for an additional $26.5 billion in net notional amount with effective termination dates in 2009.
     The regulatory capital relief CDS transactions require cash settlement and, other than for collateral posting, AIGFP is required to make a payment in connection with a regulatory capital relief transaction only if realized credit losses in respect of the underlying portfolio exceed AIGFP’s attachment point.
     The super senior tranches of these CDS transactions continue to be supported by high levels of subordination, which, in most instances, have increased since origination. The weighted average subordination supporting the European residential mortgage and corporate loan referenced portfolios at December 31, 2008 was 12.7 percent and 18.3 percent, respectively. The highest level of realized losses to date in any single residential mortgage and corporate loan pool was 2.1 percent and 0.42 percent, respectively. The corporate loan transactions are each comprised of several hundred secured and unsecured loans diversified by industry and, in some instances, by country, and have per-issuer concentration limits. Both types of transactions generally allow some substitution and replenishment of loans, subject to defined constraints, as older loans mature or are prepaid. These replenishment rights generally mature within the first few years of the trade, after which the proceeds of any prepaid or maturing loans are applied first to the super senior tranche (sequentially), thereby increasing the relative level of subordination supporting the balance of AIGFP’s super senior CDS exposure.
     Given the current performance of the underlying portfolios, the level of subordination and the expectation that counterparties will terminate these transactions prior to their maturity, AIGFP does not expect that it will be required to make payments pursuant to the contractual terms of these transactions.
     A total of $63.1 billion and $148.6 billion in net notional exposure on AIGFP’s super senior credit default swaps as of December 31, 2008 and 2007, respectively, are arbitrage-motivated transactions written on multi-sector CDOs or designated pools of investment grade senior unsecured corporate debt or CLOs.
     As described in Note 4, the ML III transaction eliminated the vast majority of the super senior multi-sector CDO CDS exposure.
     The outstanding multi-sector CDO CDS portfolio at December 31, 2008 were written on CDO transactions that generally held a concentration of RMBS, CMBS and inner CDO securities. Approximately $7.4 billion net notional amount (fair value liability of $4.0 billion) of this portfolio was written on super senior multi-sector CDOs that contain some level of sub-prime RMBS collateral, with a concentration in the 2005 and earlier vintages of sub-prime RMBS. AIGFP’s portfolio also included both high grade and mezzanine CDOs.

     The majority of multi-sector CDO CDS transactions require cash settlement and, other than for collateral posting, AIGFP is required to make a payment in connection with such transactions only if realized credit losses in respect of the underlying portfolio exceed AIGFP’s attachment point. In the remainder of the portfolio, AIGFP’s payment obligations are triggered by the occurrence of a credit event under a single reference security, and performance is limited to a single payment by AIGFP in return for physical delivery by the counterparty of the reference security.
     Included in the multi-sector CDO portfolio are maturity-shortening puts that allow the holders of the securities issued by certain CDOs to treat the securities as short-term eligible 2a-7 investments under the Investment Company Act of 1940 (2a-7 Puts). Holders of securities are required, in certain circumstances, to tender their securities to the issuer at par. If an issuer’s remarketing agent is unable to resell the securities so tendered, AIGFP must purchase the securities at par as long as the security has not experienced a payment default or certain bankruptcy events with respect to the issuer of such security have not occurred. At December 31, 2008 and 2007, 2a-7 Puts with a net notional amount of $1.7 billion and $6.5 billion, respectively, were outstanding.
     $252 million of the 2008 amount may be exercised in 2009 and ML III has agreed to not sell the multi-sector CDOs in 2009 and to either not exercise its put option on such multi-sector CDOs or to simultaneously exercise their par put option with a par purchase of the multi-sector CDO securities. In exchange, AIG Financial Products Corp. agreed to pay to ML III the consideration that it received for providing the put protection.
     The corporate arbitrage portfolio consists principally of CDS transactions written on portfolios of senior unsecured corporate obligations that were generally rated investment grade at inception of the CDS. These CDS transactions require cash settlement. Also, included in this portfolio are CDS transactions with a net notional of $1.5 billion written on the senior part of the capital structure of CLOs, which require cash settlement upon the occurrence of a credit event.
     Certain of the super senior credit default swaps provide the counterparties with an additional termination right if AIG’s rating level falls to BBB or Baa2. At that level, counterparties to the CDS transactions with a net notional amount of $38.6 billion at December 31, 2008 have the right to terminate the transactions early. If counterparties exercise this right, the contracts provide for the counterparties to be compensated for the cost to replace the transactions, or an amount reasonably determined in good faith to estimate the losses the counterparties would incur as a result of the termination of the transactions.
     Given the level of uncertainty in estimating both the number of counterparties who may elect to exercise their right to terminate and the payment that may be triggered in connection with any such exercise, AIG is unable to reasonably estimate the aggregate amount that it would be required to pay under the super senior credit default swaps in the event of any credit rating downgrade below AIG’s current ratings.
     Due to long-term maturities of the CDS in the arbitrage portfolio, AIG is unable to make reasonable estimates of the periods during which any payments would be made. However, the net notional amount represents the maximum exposure to loss on the super senior credit default swap portfolio.
     Most of AIGFP’s credit default swaps are subject to collateral posting provisions, which typically are governed by International Swaps and Derivatives Association, Inc. (ISDA) Master Agreements and Credit Support Annexes. These provisions differ among counterparties and asset classes. Although AIGFP has collateral posting obligations associated with both regulatory capital relief transactions and arbitrage transactions, the large majority of these obligations to date have been associated with arbitrage transactions in respect of multi-sector CDOs.
     AIGFP has received collateral calls from counterparties in respect of certain super senior credit default swaps, of which a large majority relate to multi-sector CDOs. To a lesser extent, AIGFP has also received collateral calls in respect of certain super senior credit default swaps entered into by counterparties for regulatory capital relief purposes and in respect of corporate arbitrage.
     The amount of future collateral posting requirements is a function of AIG’s credit ratings, the rating of the reference obligations and any further decline in the market value of the relevant reference obligations, with the latter being the most significant factor. While a high level of correlation exists between the amount of collateral posted and the valuation of these contracts in respect of the arbitrage portfolio, a similar relationship does not exist with respect to the regulatory capital portfolio given the nature of how the amount of collateral for these transactions is determined. Given the severe market disruption, lack of observable data and the uncertainty regarding the potential effects on market prices of measures recently undertaken by the federal government to address the credit market disruption, AIGFP is unable to reasonably estimate the amounts of collateral that it may be required to post.

     Collateral amounts under Master Agreements may be netted against one another where the counterparties are each exposed to one another in respect of different transactions. Actual collateral postings with respect to Master Agreements may be affected by other agreed terms, including threshold and independent amounts, that may increase or decrease the amount of collateral posted.
     As of December 31, 2008 and 2007 the amount of collateral postings with respect to AIGFP’s super senior credit default swap portfolio (prior to offsets for other transactions) was $8.8 billion and $2.9 billion, respectively.
     AIGFP has also entered into credit default swap contracts referencing single-name exposures written on corporate, index, and asset-backed credits, with the intention of earning spread income on credit exposure in an unfunded form. Some of these transactions were entered into as part of a long short strategy allowing AIGFP to earn the net spread between CDS they wrote and ones they purchased.
     As of December 31, 2008, the notional of written CDS contracts was $6.3 billion, with an average credit rating of BBB. AIGFP has hedged these exposures by purchasing offsetting CDS contracts of $3.0 billion in net notional amount with identical reference obligations. The net unhedged position of approximately $3.3 billion represents the maximum exposure to loss on these CDS contacts. The average maturity of the written CDS contracts is 4 years. As of December 31, 2008, the fair value (which represents the carrying value) of the portfolio of CDS was $(1.0) billion.
     Upon a triggering event (e.g., a default) with respect to the underlying credit, AIGFP would normally have the option to settle the position through an auction process (cash settle) or pay the notional of the contract to the counterparty in exchange for a bond issued by the underlying credit (physical settle).
     AIGFP transacted these written CDS contracts under ISDA agreements. The majority of these ISDA agreements include credit support annex provisions, which provide for collateral postings at various ratings and threshold levels. At December 31, 2008, AIGFP had posted $1.2 billion of collateral under these contracts.
Non-AIGFP Derivatives
     AIG and its subsidiaries (other than AIGFP) also use derivatives and other instruments as part of their financial risk management programs. Interest rate derivatives (such as interest rate swaps) are used to manage interest rate risk associated with investments in fixed income securities, commercial paper issuances, medium- and long-term note offerings, and other interest rate sensitive assets and liabilities. In addition, foreign exchange derivatives (principally cross currency swaps, forwards and options) are used to economically mitigate risk associated with non-U.S. dollar denominated debt, net capital exposures and foreign exchange transactions. The derivatives are effective economic hedges of the exposures they are meant to offset.
     In addition to hedging activities, AIG also uses derivative instruments with respect to investment operations, which include, among other things, credit default swaps, and purchasing investments with embedded derivatives, such as equity linked notes and convertible bonds. All changes in the fair value of these derivatives are recorded in earnings. AIG bifurcates an embedded derivative where: (i) the economic characteristics of the embedded instruments are not clearly and closely related to those of the remaining components of the financial instrument; (ii) the contract that embodies both the embedded derivative instrument and the host contract is not remeasured at fair value; and (iii) a separate instrument with the same terms as the embedded instrument meets the definition of a derivative under FAS 133.
Matched Investment Program Written Credit Default Swaps
     The Matched Investment Program (MIP) has entered into CDS contracts as a writer of protection, with the intention of earning spread income on credit exposure in an unfunded form. The portfolio of CDS contracts are single-name exposures and, at inception, are predominantly high grade corporate credits.
     The MIP invested in written CDS contracts through an affiliate which then transacts directly with unaffiliated third parties under ISDA agreements. As of December 31, 2008, the notional amount of written CDS contracts was $4.1 billion with an average credit rating of BBB+. The average maturity of the written CDS contracts is March 2012, or 3.3 years. As of December 31, 2008, the fair value (which represents the carrying value) of the MIP’s written CDS was $(351) million.
     The majority of the ISDA agreements include credit support annex provisions, which provide for collateral postings at various ratings and threshold levels. At December 31, 2008, $128.9 million of collateral was posted for CDS contracts related to the MIP. The notional amount represents the maximum exposure to loss on the written CDS contracts. However, due to the average investment grade rating and expected default recovery rates, actual losses are expected to be less. AIG Investments, as investment manager for MIP, manages the credit exposure through its corporate credit risk process.

     Upon a triggering event (e.g., a default) with respect to the underlying credit, the MIP would normally have the option to settle the position through an auction process (cash settlement) or pay the notional amount of the contract to the counterparty in exchange for a bond issued by the underlying credit (physical settlement).
11.  Liability for unpaid claims and claims adjustment expense and Future policy benefits for life and accident and health insurance contracts and policyholder contract deposits
     The reconciliation of activity in the liability for unpaid claims and claims adjustment expense was as follows:

	Years Ended December 31,
	2008	2007	2006
	(In millions)
At beginning of year:
Liability for unpaid claims and claims adjustment expense	$85,500	$79,999	$77,169
Reinsurance recoverable	(16,212)	(17,369)	(19,693)

Total	69,288	62,630	57,476

Foreign exchange effect	(2,113)	955	741
Acquisitions and dispositions(a)	(269)	317	55

Losses and loss expenses incurred:
Current year	35,085	30,261	27,805
Prior years, other than accretion of discount(b)	118	(656)	(53)
Prior years, accretion of discount	317	327	300

Total	35,520	29,932	28,052

Losses and loss expenses paid:
Current year	13,440	9,684	8,368
Prior years	16,531	14,862	15,326

Total	29,971	24,546	23,694

At end of year:
Net liability for unpaid claims and claims adjustment expense	72,455	69,288	62,630
Reinsurance recoverable	16,803	16,212	17,369

Total	$89,258	$85,500	$79,999

(a)	Reflects the closing balance with respect to Unibanco divested in the fourth quarter of 2008 and the opening balance with respect to the acquisitions of WüBa and the Central Insurance Co., Ltd. in 2007 and 2006, respectively.

(b)	Includes $88 million and $181 million in 2007 and 2006, respectively, for the general reinsurance operations of Transatlantic and, $7 million, $64 million and $103 million of losses incurred in 2008, 2007 and 2006, respectively, resulting from the 2005 and 2004 catastrophes.
Discounting of Reserves
     At December 31, 2008, AIG’s overall General Insurance net loss reserves reflect a loss reserve discount of $2.57 billion, including tabular and non-tabular calculations. The tabular workers’ compensation discount is calculated using a 3.5 percent interest rate and the 1979-81 Decennial Mortality Table. The non-tabular workers’ compensation discount is calculated separately for companies domiciled in New York and Pennsylvania, and follows the statutory regulations for each state. For New York companies, the discount is based on a five percent interest rate and the companies’ own payout patterns. For Pennsylvania companies, the statute has specified discount factors for accident years 2001 and prior, which are based on a six percent interest rate and an industry payout pattern. For accident years 2002 and subsequent, the discount is based on the payout patterns and investment yields of the companies.

     The analysis of the future policy benefits and policyholder contract deposits liabilities was as follows:

	At December 31,
	2008	2007
	(In millions)
Future policy benefits:
Long duration contracts	$141,623	$135,521
Short duration contracts	711	866

Total	$142,334	$136,387

Policyholder contract deposits:
Annuities	$139,126	$140,444
Guaranteed investment contracts	14,821	25,321
Universal life products	29,277	27,114
Variable products	24,965	46,407
Corporate life products	2,259	2,124
Other investment contracts	16,252	17,049

Total	$226,700	$258,459

     Long duration contract liabilities included in future policy benefits, as presented in the preceding table, result primarily from life products. Short duration contract liabilities are primarily accident and health products. The liability for future life policy benefits has been established based upon the following assumptions:
•	Interest rates (exclusive of immediate/terminal funding annuities), which vary by territory, year of issuance and products, range from 1.0 percent to 11.0 percent within the first 20 years. Interest rates on immediate/terminal funding annuities are at a maximum of 11.5 percent and grade to not greater than 6.0 percent.

•	Mortality and surrender rates are based upon actual experience by geographical area modified to allow for variations in policy form. The weighted average lapse rate, including surrenders, for individual and group life approximated 6.8 percent.

•	The portions of current and prior net income and of current unrealized appreciation of investments that can inure to the benefit of AIG are restricted in some cases by the insurance contracts and by the local insurance regulations of the jurisdictions in which the policies are in force.

•	Participating life business represented approximately 15 percent of the gross insurance in force at December 31, 2008 and 21 percent of gross premiums and other considerations in 2008. The amount of annual dividends to be paid is determined locally by the boards of directors. Provisions for future dividend payments are computed by jurisdiction, reflecting local regulations.

The liability for policyholder contract deposits has been established based on the following assumptions:

•	Interest rates credited on deferred annuities, which vary by territory and year of issuance, range from 1.4 percent to, including bonuses, 13.0 percent. Less than 1.0 percent of the liabilities are credited at a rate greater than 9.0 percent. Current declared interest rates are generally guaranteed to remain in effect for a period of one year though some are guaranteed for longer periods. Withdrawal charges generally range from zero percent to 12.0 percent grading to zero over a period of zero to 15 years.

•	Domestically, guaranteed investment contracts (GICs) have market value withdrawal provisions for any funds withdrawn other than benefit responsive payments. Interest rates credited generally range from 1.2 percent to 9.0 percent. The vast majority of these GICs mature within three years.

•	Interest rates on corporate life insurance products are guaranteed at 4.0 percent and the weighted average rate credited in 2008 was 5.0 percent.

•	The universal life funds have credited interest rates of 1.0 percent to 5.8 percent and guarantees ranging from 1.0 percent to 5.5 percent depending on the year of issue. Additionally, universal life funds are subject to surrender charges that amount to 13.0 percent of the aggregate fund balance grading to zero over a period not longer than 20 years.

•	For variable products and investment contracts, policy values are expressed in terms of investment units. Each unit is linked to an asset portfolio. The value of a unit increases or decreases based on the value of the linked asset portfolio. The current liability at any time is the sum of the current unit value of all investment units plus any liability for guaranteed minimum death or withdrawal benefits.
     Certain products are subject to experience adjustments. These include group life and group medical products, credit life contracts, accident and health insurance contracts/riders attached to life policies and, to a limited extent, reinsurance agreements with other direct insurers. Ultimate premiums from these contracts are estimated and recognized as revenue, and the unearned portions of the premiums recorded as liabilities. Experience adjustments vary according to the type of contract and the territory in which the policy is in force and are subject to local regulatory guidance.
12.  Variable Life and Annuity Contracts
     AIG follows Statement of Position 03-1 (SOP 03-1), which requires recognition of a liability for guaranteed minimum death benefits and other living benefits related to variable annuity and variable life contracts as well as certain disclosures for these products.
     AIG reports variable contracts through separate accounts when investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contract holder (traditional variable annuities), and the separate account qualifies for separate account treatment under SOP 03-1. In some foreign jurisdictions, separate accounts are not legally insulated from general account creditors and therefore do not qualify for separate account treatment under SOP 03-1. In such cases, the variable contracts are reported as general account contracts even though the policyholder bears the risks associated with the performance of the assets. AIG also reports variable annuity and life contracts through separate accounts, or general accounts when not qualified for separate account reporting, when AIG contractually guarantees to the contract holder (variable contracts with guarantees) either (a) total deposits made to the contract less any partial withdrawals plus a minimum return (and in minor instances, no minimum returns) (Net Deposits Plus a Minimum Return) or (b) the highest contract value attained, typically on any anniversary date minus any subsequent withdrawals following the contract anniversary (Highest Contract Value Attained). These guarantees include benefits that are payable in the event of death, annuitization, or, in other instances, at specified dates during the accumulation period. Such benefits are referred to as guaranteed minimum death benefits (GMDB), guaranteed minimum income benefits (GMIB), guaranteed minimum withdrawal benefits (GMWB) and guaranteed minimum account value benefits (GMAV). For AIG, GMDB is by far the most widely offered benefit.
     The assets supporting the variable portion of both traditional variable annuities and variable contracts with guarantees are carried at fair value and reported as Separate account assets with an equivalent summary total reported as Separate account liabilities when the separate account qualifies for separate account treatment under SOP 03-1. Assets for separate accounts that do not qualify for separate account treatment are reported as trading account assets, and liabilities are included in the respective policyholder liability account of the general account. Amounts assessed against the contract holders for mortality, administrative, and other services are included in revenue and changes in liabilities for minimum guarantees are included in policyholder benefits and claims incurred in the consolidated statement of income. Separate account net investment income, net investment gains and losses, and the related liability changes are offset within the same line item in the consolidated statement of income for those accounts that qualify for separate account treatment under SOP 03-1. Net investment income and gains and losses on trading accounts for contracts that do not qualify for separate account treatment under SOP 03-1 are reported in net investment income and are principally offset by amounts reported in policyholder benefits and claims incurred.
     The vast majority of AIG’s exposure on guarantees made to variable contract holders arises from GMDB. Details concerning AIG’s GMDB exposures were as follows:

	Net Deposits
	Plus a Minimum	Highest Contract
	Return	Value Attained
	(Dollars in billions)
December 31, 2008
Account value(a)	$50	$11
Amount at risk(b)	13	5
Average attained age of contract holders by product	38 - 69 years	55 - 71 years

Range of guaranteed minimum return rates	3 - 10%

December 31, 2007
Account value(a)	$66	$17
Amount at risk(b)	5	1
Average attained age of contract holders by product	38 - 69 years	55 - 72 years

Range of guaranteed minimum return rates	3 - 10%

(a)	Included in Policyholder contract deposits in the consolidated balance sheet.

(b)	Represents the amount of death benefit currently in excess of Account value.
     The following summarizes GMDB liabilities for guarantees on variable contracts reflected in the general account.

	Years Ended
	December 31,
	2008	2007
	(In millions)
Balance, beginning of year	$463	$406
Reserve increase	351	111
Benefits paid	(97)	(54)

Balance, end of year	$717	$463

     The GMDB liability is determined each period end by estimating the expected value of death benefits in excess of the projected account balance and recognizing the excess ratably over the accumulation period based on total expected assessments. AIG regularly evaluates estimates used and adjusts the additional liability balance, with a related charge or credit to benefit expense, if actual experience or other evidence suggests that earlier assumptions should be revised.
     The following assumptions and methodology were used to determine the GMDB liability at December 31, 2008:
•	Data used was up to 1,000 stochastically generated investment performance scenarios.

•	Mean investment performance assumptions ranged from three percent to approximately ten percent depending on the block of business.

•	Volatility assumptions ranged from eight percent to 23 percent depending on the block of business.

•	Mortality was assumed at between 50 percent and 103 percent of various life and annuity mortality tables.

•	For domestic contracts, lapse rates vary by contract type and duration and ranged from zero percent to 40 percent. For foreign contracts, lapse rates ranged from zero percent to 15 percent depending on the type of contract.

•	For domestic contracts, the discount rate ranged from 3.25 percent to 11 percent. For foreign contracts, the discount rate ranged from 1.6 percent to seven percent.
     In addition to GMDB, AIG’s contracts currently include to a lesser extent GMIB. The GMIB liability is determined each period end by estimating the expected value of the annuitization benefits in excess of the projected account balance at the date of annuitization and recognizing the excess ratably over the accumulation period based on total expected assessments. AIG periodically evaluates estimates used and adjusts the additional liability balance, with a related charge or credit to benefit expense, if actual experience or other evidence suggests that earlier assumptions should be revised.
     AIG contracts currently include GMAV and GMWB benefits. GMAV and GMWB considered to be embedded derivatives are recognized at fair value through earnings. AIG enters into derivative contracts to economically hedge a portion of the exposure that arises from GMAV and GMWB.

13.  Debt Outstanding
     AIG’s total debt outstanding was as follows:

	At December 31,
	2008	2007
	(In millions)
Fed Facility	$40,431	$—
Other long-term debt	137,054	162,935
Commercial paper and extendible commercial notes	613	13,114
NY Fed commercial paper funding facility	15,105	—

Total debt	$193,203	$176,049

     Maturities of long-term debt, excluding borrowings of consolidated investments, are as follows:

	At December 31, 2008
	Total	2009	2010	2011	2012	2013	Thereafter
	(In millions)
AIG:
Fed Facility	$40,431	$—	$—	$—	$—	$40,431	$—
Notes and bonds payable	11,756	1,418	1,350	562	27	998	7,401
Junior subordinated debt	11,685	—	—	—	—	—	11,685
Junior subordinated debt attributable to equity units	5,880	—	—	—	—	—	5,880
Loans and mortgages payable	416	4	4	5	5	338	60
MIP matched notes and bonds payable	14,446	1,156	2,235	3,111	2,157	877	4,910
AIGFP matched notes and bonds payable	4,660	255	38	27	56	—	4,284

Total AIG	89,274	2,833	3,627	3,705	2,245	42,644	34,220

AIGFP, at fair value:
GIAs	13,860	1,166	768	282	410	400	10,834
Notes and bonds payable	5,250	2,630	762	177	625	79	977
Loans and mortgages payable	2,175	1,175	324	195	192	78	211
Hybrid financial instrument liabilities(a)	2,113	216	238	241	94	249	1,075

Total AIGFP	23,398	5,187	2,092	895	1,321	806	13,097

AIGLH notes and bonds payable	798	—	500	—	—	—	298

Liabilities connected to trust preferred stock	1,415	—	—	—	—	—	1,415

ILFC(b):
Notes and bonds payable	20,051	3,178	4,003	4,380	3,572	3,542	1,376
Junior subordinated debt	999	—	—	—	—	—	999
Export credit facility(c)	2,437	502	400	312	283	283	657
Bank financings	7,559	2,471	2,103	2,660	325	—	—

Total ILFC	31,046	6,151	6,506	7,352	4,180	3,825	3,032

AGF(b):
Notes and bonds payable	23,089	6,636	4,112	3,172	2,079	1,979	5,111
Junior subordinated debt	349	—	—	—	—	—	349

Total AGF	23,438	6,636	4,112	3,172	2,079	1,979	5,460

AIGCFG Loans and mortgages payable(b)	1,596	771	652	83	36	35	19
Other subsidiaries(b)	670	3	3	5	4	3	652

Total	$171,635	$21,581	$17,492	$15,212	$9,865	$49,292	$58,193

(a)	Represents structured notes issued AIGFP that are accounted for at fair value.

(b)	AIG does not guarantee these borrowings.

(c)	Reflects future minimum payment for ILFC’s borrowing under Export Credit Facilities.

AIG (Parent Company)
     (i) Fed Facility:  On September 22, 2008, AIG entered into the $85 billion Fed Credit Agreement and a Guarantee and Pledge Agreement (the Pledge Agreement) with the NY Fed.
     Pursuant to the Fed Credit Agreement, in consideration for the NY Fed’s extension of credit under the Fed Facility and the payment of $500,000, AIG agreed to issue 100,000 shares of Series C Preferred Stock. See Note 15 to the Consolidated Financial Statements for further discussion of the Series C Preferred Stock.
     On November 9, 2008, AIG and the NY Fed amended the Fed Credit Agreement with effect from November 25, 2008. The amended Fed Credit Agreement provides, among other things, that (i) the total commitment under the Fed Facility following the issuance of the Series D Preferred Stock is $60 billion; (ii) the interest rate payable on outstanding borrowings is three-month LIBOR (not less than 3.5 percent) plus 3.0 percent per annum; (iii) the fee payable on undrawn amounts is 0.75 percent per annum; and (iv) the term of the Fed Facility is five years. See Note 15 herein for further discussion of the Series D Preferred Stock. At December 31, 2008, a total of $40.4 billion was outstanding under the Fed Facility, including commitment fees and accrued compounding interest of $3.63 billion.
     The Fed Facility is secured by pledges of the capital stock and assets of certain of AIG’s subsidiaries, subject to exclusions of certain property not permitted to be pledged under the debt agreements of AIG and certain of its subsidiaries and AIG’s Restated Certificate of Incorporation, as well as exclusions of assets of regulated subsidiaries, assets of foreign subsidiaries and assets of special purpose vehicles. The exclusion of the capital stock of certain direct subsidiaries of AIG from AIG’s pledge ensures that AIG has not pledged all or substantially all of its assets to the NY Fed.
     AIG has not had access to its traditional sources of long-term financing through the public debt market.
     (ii) Notes and bonds payable:  On August 18, 2008, AIG sold $3.25 billion principal amount of senior unsecured notes in a Rule 144A/Regulation S offering which bear interest at a per annum rate of 8.25 percent and mature in 2018. The proceeds from the sale of these notes were used by AIGFP for its general corporate purposes, and the notes are included within “AIGFP matched notes and bonds payable” in the preceding tables. AIG has agreed to use commercially reasonable efforts to consummate an exchange offer for the notes pursuant to an effective registration statement within 360 days of the date on which the notes were issued.
     As of December 31, 2008, approximately $7.5 billion principal amount of senior notes were outstanding under AIG’s medium-term note program, of which $3.2 billion was used for AIG’s general corporate purposes, $893 million was used by AIGFP (included within “AIGFP matched notes bonds and payable” in the preceding tables) and $3.4 billion was used to fund the MIP. The maturity dates of these notes range from 2009 to 2052. To the extent considered appropriate, AIG may enter into swap transactions to manage its effective borrowing rates with respect to these notes.
     As of December 31, 2008, the equivalent of $12.0 billion of notes were outstanding under AIG’s Euro medium-term note program, of which $9.7 billion were used to fund the MIP and the remainder was used for AIG’s general corporate purposes. The aggregate amount outstanding includes a $588 million loss resulting from foreign exchange translation into U.S. dollars, of which $0.1 million gain relates to notes issued by AIG for general corporate purposes and $588 million loss relates to notes issued to fund the MIP. AIG has economically hedged the currency exposure arising from its foreign currency denominated notes.
     AIG maintains a shelf registration statement in Japan, providing for the issuance of up to Japanese Yen 300 billion principal amount of senior notes, of which the equivalent of $562 million was outstanding at December 31, 2008.
     (iii) Junior subordinated debt:  During 2007 and 2008, AIG issued an aggregate of $12.5 billion of junior subordinated debentures denominated in U.S. dollars, British Pounds and Euros in eight series of securities. In connection with each series of junior subordinated debentures, AIG entered into a Replacement Capital Covenant (RCC) for the benefit of the holders of AIG’s 6.25 percent senior notes due 2036. The RCCs provide that AIG will not repay, redeem, or purchase the applicable series of junior subordinated debentures on or before a specified date, unless AIG has received qualifying proceeds from the sale of replacement capital securities.
     In May 2008, AIG raised a total of approximately $20 billion through the sale of (i) 196,710,525 shares of AIG common stock in a public offering at a price per share of $38; (ii) 78.4 million Equity Units in a public offering at a price per unit of $75; and (iii) $6.9 billion in unregistered offerings of junior subordinated debentures in three series. The Equity Units and junior subordinated debentures receive hybrid equity treatment from the major rating agencies under their current policies but are recorded as long-term debt on the consolidated balance sheet. The Equity Units consist of an ownership interest in AIG junior subordinated debentures and a stock purchase contract obligating the holder of an equity unit to purchase, and obligating AIG to sell, a variable number of shares of AIG common stock on three dates in 2011 (a minimum of 128,944,480 shares and a maximum of 154,738,080 shares, subject to anti-dilution adjustments).
AIGFP
     Borrowings under obligations of guaranteed investment agreements:  Borrowings under obligations of GIAs, which are guaranteed by AIG, are recorded at fair value. Obligations may be called at various times prior to maturity at the option of the counterparty. Interest rates on these borrowings are primarily fixed, vary by maturity, and range up to 9.8 percent.
     At December 31, 2008, the fair value of securities pledged as collateral with respect to these obligations approximated $8.4 billion.
     AIGFP’s debt, excluding GIAs, outstanding are as follows:

At December 31, 2008		Range of	U.S. Dollar
Range of Maturities	Currency	Interest Rates	Carrying Value
			(Dollars in millions)
2009-2035	U.S. dollar	0.01-8.25%	$4,167
2009-2047	Euro	1.59-7.65	2,866
2009-2023	Japanese yen	0.01-2.50	2,205
2009-2015	Swiss franc	0.25-2.79	112
2009-2015	Australian dollar	0.01-2.65	107
2009-2012	Other	0.01-7.73	81

Total			$9,538

     AIGFP economically hedges its notes and bonds. AIG guarantees all of AIGFP’s debt.
     Hybrid financial instrument liabilities:  AIGFP’s notes and bonds include structured debt instruments whose payment terms are linked to one or more financial or other indices (such as an equity index or commodity index or another measure that is not considered to be clearly and closely related to the debt instrument). These notes contain embedded derivatives that otherwise would be required to be accounted for separately under FAS 133. Upon AIG’s early adoption of FAS 155, AIGFP elected the fair value option for these notes. The notes that are accounted for using the fair value option are reported separately under hybrid financial instrument liabilities at fair value.
AIGLH
     At December 31, 2008, AIGLH notes and bonds payable aggregating $798 million were outstanding with maturity dates ranging from 2010 to 2029 at interest rates from 6.625 percent to 7.50 percent. AIG guarantees the notes and bonds of AIGLH.
Liabilities Connected to Trust Preferred Stock
     AIGLH issued Junior Subordinated Debentures (liabilities) to certain trusts established by AIGLH, which represent the sole assets of the trusts. The trusts have no independent operations. The trusts issued mandatory redeemable preferred stock to investors. The interest terms and payment dates of the liabilities correspond to those of the preferred stock. AIGLH’s obligations with respect to the liabilities and related agreements, when taken together, constitute a full and unconditional guarantee by AIGLH of payments due on the preferred securities. AIG guarantees the obligations of AIGLH with respect to these liabilities and related agreements. The liabilities are redeemable, under certain conditions, at the option of AIGLH on a proportionate basis.
     At December 31, 2008, the preferred stock outstanding consisted of $300 million liquidation value of 8.5 percent preferred stock issued by American General Capital II in June 2000, $500 million liquidation value of 8.125 percent preferred stock issued by American General Institutional Capital B in March 1997, and $500 million liquidation value of 7.57 percent preferred stock issued by American General Institutional Capital A in December 1996.

ILFC
     (i) Notes and bonds payable:  At December 31, 2008, notes aggregating $20.1 billion were outstanding, consisting of $7.7 billion of term notes, $12.4 billion of medium-term notes with maturities ranging from 2009 to 2015 and interest rates ranging from 1.62 percent to 7.95 percent and $1.0 billion of junior subordinated debt as discussed below. Notes aggregating $4.1 billion are at floating interest rates and the remainder are at fixed rates. ILFC enters into swap transactions to manage its effective borrowing rates with respect to these notes.
     ILFC does not currently have access to its traditional sources of long-term or short-term financing through the public debt markets. ILFC currently has the capacity under its present facilities and indentures to enter into secured financings in excess of $5.0 billion.
     As a well-known seasoned issuer, ILFC has an effective shelf registration statement with the SEC. At December 31, 2008, $6.9 billion of debt securities had been issued under this registration statement. In addition, ILFC has a Euro medium-term note program for $7.0 billion, under which $2.3 billion in notes were outstanding at December 31, 2008. Notes issued under the Euro medium-term note program are included in ILFC notes and bonds payable in the preceding table of borrowings. ILFC has substantially eliminated the currency exposure arising from foreign currency denominated notes by hedging the note exposure through swaps.
     (ii) Junior subordinated debt:  In December 2005, ILFC issued two tranches of junior subordinated debt totaling $1.0 billion to underlie trust preferred securities issued by a trust sponsored by ILFC. The $600 million tranche has a call date of December 21, 2010 and the $400 million tranche has a call date of December 21, 2015. Both tranches mature on December 21, 2065. The $600 million tranche has a fixed interest rate of 5.90 percent for the first five years. The $400 million tranche has a fixed interest rate of 6.25 percent for the first ten years. Both tranches have interest rate adjustments if the call option is not exercised based on a floating quarterly reset rate equal to the initial credit spread plus the highest of (i) 3-month LIBOR, (ii) 10-year constant maturity treasury and (iii) 30-year constant maturity treasury.
     (iii) Export credit facility:  At December 31, 2008, ILFC had $365 million outstanding under a $4.3 billion Export Credit Facility (ECA) used in the purchase of approximately 75 aircraft delivered through 2001. The interest rate varies from 5.75 percent to 5.86 percent on these amortizing ten-year borrowings depending on the delivery date of the aircraft. The debt is collateralized by a pledge of the shares of a subsidiary of ILFC, which holds title to the aircraft financed under the facility. This facility was guaranteed by various European Export Credit Agencies.
     At December 31, 2008, ILFC had $2.1 billion outstanding under a similarly structured ECA under which it may borrow up to a maximum of $3.6 billion for aircraft to be delivered through May 31, 2009. The facility becomes available as the various European Export Credit Agencies provide their guarantees for aircraft based on a forward-looking calendar, and the interest rate is determined through a bid process. The interest rates are either LIBOR-based with spreads ranging from (0.04) percent to 0.90 percent or at fixed rates ranging from 4.2 percent to 4.7 percent. At December 31, 2008, the interest rates of the loans outstanding ranged from 2.51 percent to 4.71 percent. The debt is collateralized by a pledge of shares of a subsidiary of ILFC, which holds title to the aircraft financed under the facility. Borrowings with respect to these facilities are included in ILFC’s notes and bonds payable in the preceding table of borrowings.
     Under these Export Credit Facilities, ILFC may be required to segregate deposits and maintenance reserves for the financed aircraft into separate accounts in connection with certain credit rating downgrades. As a result of Moody’s October 3, 2008 downgrade of ILFC’s long-term debt rating to Baa1, ILFC received notice from the security trustees of the facilities to segregate into separate accounts security deposits and maintenance reserves related to aircraft funded under the facility. ILFC had 90 days from the date of the notice to comply, and subsequent to December 31, 2008, ILFC segregated approximately $260 million of deposits and maintenance reserves. Funds required to be segregated under the facility agreements fluctuate with changes in deposits, maintenance reserves and debt maturities related to the aircraft funded under the facilities. Further credit rating declines could impose additional restrictions under the Export Credit Facilities including the requirement to segregate rental payments and would require prior consent to withdraw funds from the segregated account.
     (iv) Bank financings:  From time to time, ILFC enters into various bank financings. At December 31, 2008, the total funded amount was $7.6 billion. The financings mature through 2012. The interest rates are LIBOR-based, with spreads ranging from 0.30 percent to 1.625 percent. At December 31, 2008, the interest rates ranged from 2.15 percent to 4.36 percent.
     AIG does not guarantee any of the debt obligations of ILFC.

AGF
     (i) Notes and bonds payable:  At December 31, 2008, notes and bonds aggregating $23.1 billion were outstanding with maturity dates ranging from 2009 to 2031 at interest rates ranging from 0.23 percent to 9 percent. AGF has entered into swap transactions to manage its effective borrowing rates with respect to several of these notes and bonds.
     (ii) Junior subordinated debt:  At December 31, 2008, junior subordinated debentures aggregating $349 million were outstanding that mature in January 2067. The debentures underlie a series of trust preferred securities sold by a trust sponsored by AGF in a Rule 144A/Regulation S offering. AGF can redeem the debentures at par beginning in January 2017.
     AIG does not guarantee any of the debt obligations of AGF but has provided a capital support agreement for the benefit of AGF’s lenders under the AGF 364-Day Syndicated Facility.
     Both ILFC and AGF have drawn the full amount available under their revolving credit facilities.
     AIG’s syndicated facilities contain a covenant requiring AIG to maintain total shareholders’ equity (calculated on a consolidated basis consistent with GAAP) of at least $50 billion at all times. AIG calculates total shareholders’ equity for this purpose as the amount shown as Total equity on the Consolidated Balance Sheet in accordance with FAS 160. If AIG fails to maintain this level of total shareholders’ equity at any time, it will lose access to those facilities. Additionally, if an event of default occurs under those facilities, including AIG failing to maintain $50 billion of total shareholders’ equity at any time, which causes the banks to terminate either of those facilities, then AIG may be required to collateralize approximately $2.7 billion of letters of credit that AIG has obtained for the benefit of its insurance subsidiaries so that these subsidiaries may obtain statutory recognition of their intercompany reinsurance transactions.
     Other Notes, Bonds, Loans and Mortgages Payable, consisted of the following:

	Uncollateralized	Collateralized
	Notes/Bonds/Loans	Loans and
At December 31,	Payable	Mortgages Payable
	(In millions)
AIGCFG	$1,596	$—
AIG	416	—
Other subsidiaries	514	156

Total	$2,526	$156

Commercial Paper
     Commercial paper issued and outstanding was as follows:

		Unamortized		Weighted	Weighted
	Net	Discount		Average	Average
	Book	and Accrued	Face	Interest	Maturity
At December 31, 2008	Value	Interest	Amount	Rate	in Days
	(Dollars in millions)
Commercial paper:
ILFC	$57	$—	$57	3.51%	57
AGF(a)	173	1	174	3.40	66
AIG Funding	244	—	244	3.19	39
AIGCC — Taiwan(b)	110	—	110	1.48	15
AIGF — Thailand(b)	14	—	14	2.46	18

Total commercial paper	598	1	599	—	—

CPFF:
AIGFP(c)	6,802	19	6,812	3.84	29
ILFC(d)	1,691	3	1,694	2.78	28
AIG Funding	6,612	15	6,627	2.82	24

Total CPFF	15,105	37	15,133

Total(a)	$15,703	$38	$15,732	—	—

(a)	Excludes $15 million of extendible commercial notes.

(b)	Issued in local currencies at prevailing local interest rates.

(c)	Carried at fair value.

(d)	On January 21, 2009, S&P downgraded ILFC’s short-term credit rating and, as a result, ILFC lost access to the CPFF.
     At December 31, 2008, AIG did not guarantee the commercial paper of any of its subsidiaries other than AIG Funding.
Commercial Paper Funding Facility
     AIG is participating in the CPFF. AIG Funding, Curzon Funding LLC and Nightingale Finance LLC may issue up to approximately $6.9 billion, $7.2 billion and $1.1 billion, respectively, of commercial paper under the CPFF. ILFC participated in the CPFF at December 31, 2008, and had borrowed approximately $1.7 billion under the program. On January 21, 2009, S&P downgraded ILFC’s short-term credit rating and, as a result, ILFC could no longer participate in the CPFF. The $1.7 billion ILFC had borrowed under the CPFF was due and paid on January 28, 2009. As of December 31, 2008 and February 18, 2009, the other three affiliates had borrowed a total of approximately $14.5 billion and $14 billion, respectively, under this facility. These AIG affiliates are participating under the CPFF’s standard terms and conditions.
     Proceeds from the issuance of the commercial paper under the CPFF are used to refinance AIG’s outstanding commercial paper as it matures, meet other working capital needs and make voluntary repayments under the Fed Facility. The voluntary repayments of the Fed Facility do not reduce the amount available to be borrowed thereunder.
14.  Commitments, Contingencies and Guarantees
     In the normal course of business, various commitments and contingent liabilities are entered into by AIG and certain of its subsidiaries. In addition, AIG guarantees various obligations of certain subsidiaries.
     (a)  Litigation and Investigations
     Litigation Arising from Operations.  AIG and its subsidiaries, in common with the insurance and financial services industries in general, are subject to litigation, including claims for punitive damages, in the normal course of their business. In AIG’s insurance operations, litigation arising from claims settlement activities is generally considered in the establishment of AIG’s liability for unpaid claims and claims adjustment expense. However, the potential for increasing jury awards and settlements makes it difficult to assess the ultimate outcome of such litigation.
     Various federal, state and foreign regulatory and governmental agencies are reviewing certain public disclosures, transactions and practices of AIG and its subsidiaries in connection with AIG’s liquidity problems industry-wide and other inquiries. These reviews include inquiries by the SEC and U.S. Department of Justice (DOJ) with respect to AIG’s valuation of and disclosures relating to the AIGFP super senior credit default swap portfolio and the U.K. Serious Fraud Office with respect to the UK operations of AIGFP. AIG has cooperated, and will continue to cooperate, in producing documents and other information in response to subpoenas and other requests.
     In connection with some of the SEC investigations, AIG understands that some of its employees have received Wells notices and it is possible that additional current and former employees could receive similar notices in the future. Under SEC procedures, a Wells notice is an indication that the SEC staff has made a preliminary decision to recommend enforcement action that provides recipients with an opportunity to respond to the SEC staff before a formal recommendation is finalized.
     Although AIG cannot currently quantify its ultimate liability for the unresolved litigation and investigation matters referred to below, it is possible that such liability could have a material adverse effect on AIG’s consolidated financial condition, consolidated results of operations or consolidated cash flow for an individual reporting period.

Litigation Relating to AIGFP’s Super Senior Credit Default Swap Portfolio
     Securities Actions — Southern District of New York. On May 21, 2008, a purported securities fraud class action complaint was filed against AIG and certain of its current and former officers and directors in the United States District Court for the Southern District of New York (the Southern District of New York). The complaint alleges that defendants made statements during the period May 11, 2007 through May 9, 2008 in press releases, AIG’s quarterly and year-end filings and during conference calls with analysts which were materially false and misleading and which artificially inflated the price of AIG’s stock. The alleged false and misleading statements relate to, among other things, unrealized market valuation losses on AIGFP’s super senior credit default swap portfolio as a result of severe credit market disruption. The complaint alleges claims under Sections 10(b) and 20(a) of the Exchange Act. Three additional purported securities class action complaints were subsequently filed in the Southern District of New York, all containing similar allegations. One of the additional complaints, filed on June 19, 2008, alleges a purported class period of November 10, 2006 through June 6, 2008.
     On October 9, 2008, a purported securities class action complaint was filed in the Southern District of New York on behalf of purchasers of AIG’s 7.70 percent Series A-5 Junior Subordinated Debentures issued in a registered public offering on December 11, 2007 against AIG, certain of its current and former officers and directors, and the underwriters of the offering. The complaint alleges that defendants made statements in AIG’s registration statement, prospectus and quarterly and year-end filings which were materially false and misleading, in violation of Sections 11, 12(a) and 15 of the Securities Act of 1933. The claims are based generally on the same allegations as the securities fraud class actions described above. One additional purported securities class action complaint was filed in the Southern District of New York on October 27, 2008, containing identical allegations.
     On December 4, 2008, a purported securities class action complaint was filed in the Southern District of New York on behalf of purchasers of various AIG securities issued pursuant to three shelf registration statements filed on June 12, 2003, June 22, 2007, and May 12, 2008, against AIG, certain of its current and former officers and directors, and the underwriters of the offerings. The complaint alleges that defendants made statements in the shelf registration statements, and in annual, quarterly and current filings which were materially false and misleading in violation of Sections 11, 12(a) and 15 of the Securities Act of 1933. The claims are based generally on the same allegations as the securities fraud class actions described above.
     On January 15, 2009, a purported securities class action complaint was filed in the Southern District of New York on behalf of purchasers of AIG Medium-Term Notes, Series AIG-FP, which the complaint alleges were offered on a continuous basis from November 17, 2006 through April 10, 2008, against AIG, certain of its current and former officers and directors, and the underwriters of the offerings. The complaint alleges that in connection with the offering materials, defendants failed to disclose information relevant to the creditworthiness of AIG and therefore the value of the notes, making them false and misleading in violation of Sections 11, 12(a) and 15 of the Securities Act of 1933.
     The Court has not yet appointed a lead plaintiff in these actions.
     ERISA Actions — Southern District of New York. On June 25, 2008, the Company, certain of its executive officers and directors, and unnamed members of the Company’s Retirement Board and Investment Committee were named as defendants in two separate, though nearly identical, actions filed in the Southern District of New York. The actions purport to be brought as class actions on behalf of all participants in or beneficiaries of certain pension plans sponsored by AIG or its subsidiaries (the Plans) during the period May 11, 2007 through the present and whose participant accounts included investments in the Company’s common stock. Plaintiffs allege, among other things, that the defendants breached their fiduciary responsibilities to Plan participants and their beneficiaries under the Employee Retirement Income Security Act of 1974, as amended (ERISA), by: (i) failing to prudently and loyally manage the Plans and the Plans’ assets; (ii) failing to provide complete and accurate information to participants and beneficiaries about the Company and the value of the Company’s stock; (iii) failing to monitor appointed Plan fiduciaries and to provide them with complete and accurate information; and (iv) breaching their duty to avoid conflicts of interest. The alleged ERISA violations relate to, among other things, the defendants’ purported failure to monitor and/or disclose unrealized market valuation losses on AIGFP’s super senior credit default swap portfolio as a result of severe credit market disruption. Six additional purported ERISA class action complaints were subsequently filed in the Southern District of New York, each containing similar allegations. It is anticipated that these actions will all be consolidated and that the Court will then appoint a lead plaintiff in the consolidated action.
     Derivative Actions — Southern District of New York. On November 20, 2007, two purported shareholder derivative actions were filed in the Southern District of New York naming as defendants the then current directors of AIG and certain senior officers of AIG and its subsidiaries. Plaintiffs assert claims for breach of fiduciary duty, waste of corporate assets and unjust enrichment, as well as violations of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, and Section 20(a) of the Exchange Act, among other things, in connection with AIG’s public disclosures regarding its exposure to what the lawsuits describe as the subprime market crisis. The actions were consolidated as In re American International Group, Inc. 2007 Derivative Litigation (the Consolidated 2007 Derivative Litigation). On February 15, 2008, plaintiffs filed a consolidated amended complaint alleging the same causes of action. On April 15, 2008, motions to dismiss the action were filed on behalf of all defendants. The motions to dismiss are pending.
     On August 6, 2008, a purported shareholder derivative action was filed in the Southern District of New York asserting claims on behalf of AIG based generally on the same allegations as in the consolidated amended complaint in the Consolidated 2007 Derivative Litigation.
     Derivative Action — Supreme Court of New York. On February 29, 2008, a purported shareholder derivative complaint was filed in the Supreme Court of Nassau County naming as defendants the then current directors of AIG and certain former and present senior officers of AIG and its subsidiaries. Plaintiff asserts claims for breach of fiduciary duty, waste of corporate assets, and unjust enrichment in connection with AIG’s public disclosures regarding its exposure to what the complaint describes as the subprime mortgage market. On May 19, 2008, defendants filed a motion to dismiss or to stay the proceedings in light of the pending Consolidated 2007 Derivative Litigation. The motion is pending.
     Derivative Action — Delaware Court of Chancery. On September 17, 2008, a purported shareholder derivative complaint was filed in the Court of Chancery of Delaware naming as defendants certain former and present directors and senior officers of AIG and its subsidiaries. Plaintiff asserts claims on behalf of nominal defendant AIG for breach of fiduciary duty, waste of corporate assets, and mismanagement in connection with AIG’s public disclosures regarding its exposure to the subprime lending market. On December 19, 2008, a motion to stay or dismiss the action was filed on behalf of defendants. The motion is pending.
     Derivative Action — Delaware Court of Chancery. On January 15, 2009, a purported shareholder derivative complaint was filed in the Court of Chancery of Delaware naming as defendants certain current directors of AIG and Joseph Cassano, the former CEO of AIGFP, and asserting claims on behalf of nominal defendant AIGFP. As sole shareholder of AIGFP, AIG was also named as a nominal defendant. Plaintiff asserts claims against Joseph Cassano for breach of fiduciary duty and unjust enrichment. The complaint alleges that Cassano was responsible for losses suffered by AIGFP related to its exposure to subprime-backed credit default swaps and collateralized debt obligations and that he concealed these losses for his own benefit.
     Action by the Starr Foundation — Supreme Court of New York. On May 7, 2008, the Starr Foundation filed a complaint in New York State Supreme Court against AIG, AIG’s former Chief Executive Officer, Martin Sullivan, and AIG’s then Chief Financial Officer, Steven Bensinger, asserting a claim for common law fraud. The complaint alleges that the defendants made materially misleading statements and omissions concerning alleged multi-billion dollar losses in AIG’s portfolio of credit default swaps. The complaint asserts that if the Starr Foundation had known the truth about the alleged losses, it would have sold its remaining shares of AIG stock. The complaint alleges that the Starr Foundation has suffered damages of at least $300 million. On May 30, 2008, a motion to dismiss the complaint was filed on behalf of defendants. After a hearing, the complaint was dismissed. On December 23, 2008, plaintiff filed a notice of appeal.
     Canadian Securities Class Action — Ontario Superior Court of Justice. On November 13, 2008, an application was filed in the Ontario Superior Court of Justice for leave to bring a purported securities fraud class action against AIG, AIGFP, certain of AIG’s current and former officers and directors, and the former CEO of AIGFP. If the Court grants the application, a class plaintiff will be permitted to file a statement of claim against AIG. The proposed statement of claim would assert a class period of November 10, 2006 through September 16, 2008, and would allege that during this period defendants made false and misleading statements and omissions in quarterly and annual reports and during oral presentations in violation of the Ontario Securities Act.
Litigation Relating to the Credit Agreement with the NY Fed
     On November 4, 2008, a purported class action was filed in the Delaware Court of Chancery naming as defendants AIG, Chairman and Chief Executive Officer Edward M. Liddy, and certain current and former AIG directors. Plaintiff alleges violations of Delaware General Corporation Law Section 242(b)(2) and breaches of fiduciary duty in connection with the Series C Preferred Stock to be issued pursuant to the Fed Credit Agreement to the trust created for the sole benefit of the United States Treasury. Plaintiff sought an order declaring that the Series C Preferred Stock is not convertible into common stock absent a class vote by the holders of the common stock to amend the Restated Certificate of Incorporation to increase the number of shares of authorized common stock and decrease the par value of the common stock, an order declaring that AIG’s directors are breaching their fiduciary duties in not seeking alternative or supplemental financing in advance of a stockholder vote on such an amendment to the Restated Certificate of Incorporation, and damages. During a conference with the Court on November 7, 2008, AIG’s counsel stated that any amendment to the Restated Certificate of

Incorporation to increase the number of authorized common stock or to decrease the par value of the common stock would be the subject of a class vote by the holders of the common stock, and plaintiff’s counsel agreed that the plaintiff’s request for an order granting this relief is moot. On January 12, 2009, plaintiff agreed to stipulate to dismiss its claims against defendants and litigate only the matter of attorneys’ fees, which have been stipulated not to exceed $350,000. On February 5, 2009, the Court approved a stipulation and order of dismissal entered into by the parties in connection with the action.
2006 Regulatory Settlements and Related Matters
     2006 Regulatory Settlements. In February 2006, AIG reached a resolution of claims and matters under investigation with the DOJ, the SEC, the Office of the New York Attorney General (NYAG) and the New York State Department of Insurance (DOI). AIG recorded an after-tax charge of $1.15 billion relating to these settlements in the fourth quarter of 2005. The settlements resolved investigations conducted by the SEC, NYAG and DOI in connection with the accounting, financial reporting and insurance brokerage practices of AIG and its subsidiaries, as well as claims relating to the underpayment of certain workers’ compensation premium taxes and other assessments. These settlements did not, however, resolve investigations by regulators from other states into insurance brokerage practices related to contingent commissions and other broker-related conduct, such as alleged bid rigging. Nor did the settlements resolve any obligations that AIG may have to state guarantee funds in connection with any of these matters.
     As a result of these settlements, AIG made payments or placed amounts in escrow in 2006 totaling approximately $1.64 billion, $225 million of which represented fines and penalties. Amounts held in escrow totaling approximately $338 million, including interest thereon, are included in other assets at December 31, 2008. At that date, all of the funds were escrowed for settlement of claims resulting from the underpayment by AIG of its residual market assessments for workers’ compensation.
     In addition to the escrowed funds, $800 million was deposited into a fund under the supervision of the SEC as part of the settlements to be available to resolve claims asserted against AIG by investors, including the securities class action shareholder lawsuits described below.
     Also, as part of the settlements, AIG agreed to retain, for a period of three years, an independent consultant to conduct a review that will include, among other things, the adequacy of AIG’s internal control over financial reporting, the policies, procedures and effectiveness of AIG’s regulatory, compliance and legal functions and the remediation plan that AIG has implemented as a result of its own internal review.
     Other Regulatory Settlements. AIG’s 2006 regulatory settlements with the SEC, DOJ, NYAG and DOI did not resolve investigations by regulators from other states into insurance brokerage practices. AIG entered into agreements effective January 29, 2008 with the Attorneys General of the States of Florida, Hawaii, Maryland, Michigan, Oregon, Texas and West Virginia; the Commonwealths of Massachusetts and Pennsylvania; and the District of Columbia; as well as the Florida Department of Financial Services and the Florida Office of Insurance Regulation, relating to their respective industry-wide investigations into producer compensation and insurance placement practices. The settlements call for total payments of $12.5 million to be allocated among the ten jurisdictions representing restitution to state agencies and reimbursement of the costs of the investigation. During the term of the settlement agreements, AIG will continue to maintain certain producer compensation disclosure and ongoing compliance initiatives. AIG will also continue to cooperate with the industry-wide investigations. The agreement with the Texas Attorney General also settles allegations of anticompetitive conduct relating to AIG’s relationship with Allied World Assurance Company and includes an additional settlement payment of $500,000 related thereto.
     AIG entered into an agreement effective March 13, 2008 with the Pennsylvania Insurance Department relating to the Department’s investigation into the affairs of AIG and certain of its Pennsylvania-domiciled insurance company subsidiaries. The settlement calls for total payments of approximately $13.5 million, of which approximately $4.4 million was paid under previous settlement agreements. During the term of the settlement agreement, AIG will provide annual reinsurance reports, as well as maintain certain producer compensation disclosure and ongoing compliance initiatives.
     NAIC Examination of Workers’ Compensation Premium Reporting. During 2006, the Settlement Review Working Group of the National Association of Insurance Commissioners (NAIC), under the direction of the states of Indiana, Minnesota and Rhode Island, began an investigation into AIG’s reporting of workers’ compensation premiums. In late 2007, the Settlement Review Working Group recommended that a multi-state targeted market conduct examination focusing on workers’ compensation insurance be commenced under the direction of the NAIC’s Market Analysis Working Group. AIG was informed of the multi-state targeted market conduct examination in January 2008. The lead states in the multi-state examination are Delaware, Florida, Indiana, Massachusetts, Minnesota,

New York, Pennsylvania, and Rhode Island. All other states (and the District of Columbia) have agreed to participate in the multi-state examination. To date, the examination has focused on legacy issues related to AIG’s writing and reporting of workers’ compensation insurance between 1985 and 1996. AIG has also been advised that the examination will focus on current compliance with legal requirements applicable to such business. AIG has been advised by the lead states that to date no determinations have been made with respect to these issues, and AIG cannot predict either the outcome of the investigation or provide any assurance regarding regulatory action that may result from the investigation.
     Securities Action — Southern District of New York. Beginning in October 2004, a number of putative securities fraud class action suits were filed in the Southern District of New York against AIG and consolidated as In re American International Group, Inc. Securities Litigation. Subsequently, a separate, though similar, securities fraud action was also brought against AIG by certain Florida pension funds. The lead plaintiff in the class action is a group of public retirement systems and pension funds benefiting Ohio state employees, suing on behalf of themselves and all purchasers of AIG’s publicly traded securities between October 28, 1999 and April 1, 2005. The named defendants are AIG and a number of present and former AIG officers and directors, as well as Starr, SICO, General Reinsurance Corporation (General Re), and PricewaterhouseCoopers LLP (PwC), among others. The lead plaintiff alleges, among other things, that AIG: (1) concealed that it engaged in anti-competitive conduct through alleged payment of contingent commissions to brokers and participation in illegal bid-rigging; (2) concealed that it used “income smoothing” products and other techniques to inflate its earnings; (3) concealed that it marketed and sold “income smoothing” insurance products to other companies; and (4) misled investors about the scope of government investigations. In addition, the lead plaintiff alleges that AIG’s former Chief Executive Officer, Maurice R. Greenberg, manipulated AIG’s stock price. The lead plaintiff asserts claims for violations of Sections 11 and 15 of the Securities Act of 1933, Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, Section 20(a) of the Exchange Act, and Section 20A of the Exchange Act. In April 2006, the court denied the defendants’ motions to dismiss the second amended class action complaint and the Florida complaint. In December 2006, a third amended class action complaint was filed, which does not differ substantially from the prior complaint. Fact discovery is currently ongoing. On February 20, 2008, the lead plaintiff filed a motion for class certification. The motion remains pending.
     ERISA Action — Southern District of New York. Between November 30, 2004 and July 1, 2005, several ERISA actions were filed in the Southern District of New York on behalf of purported class participants and beneficiaries of three pension plans sponsored by AIG or its subsidiaries. A consolidated complaint filed on September 26, 2005 alleges a class period between September 30, 2000 and May 31, 2005 and names as defendants AIG, the members of AIG’s Retirement Board and the Administrative Boards of the plans at issue, and present or former members of AIG’s Board of Directors. The factual allegations in the complaint are essentially identical to those in the securities actions described above under Securities Actions — Southern District of New York. The parties have reached an agreement to settle this matter for an amount within AIG’s insurance coverage limits. On July 3, 2008, the Court granted preliminary approval of the settlement, and at a hearing on October 7, 2008 the Court issued an order finally approving the settlement, dismissing the action with prejudice. The deadline for filing an appeal from the approval order was November 7, 2008. No appeal was filed and the settlement is now final.
     Derivative Action — Southern District of New York. Between October 25, 2004 and July 14, 2005, seven separate derivative actions were filed in the Southern District of New York, five of which were consolidated into a single action (the New York 2004/2005 Derivative Litigation under Securities Actions — Southern District of New York). The complaint in this action contains nearly the same types of allegations made in the securities fraud action described above. The named defendants include current and former officers and directors of AIG, as well as Marsh & McLennan Companies, Inc. (Marsh), SICO, Starr, ACE Limited and subsidiaries, General Re, PwC, and certain employees or officers of these entity defendants. Plaintiffs assert claims for breach of fiduciary duty, gross mismanagement, waste of corporate assets, unjust enrichment, insider selling, auditor breach of contract, auditor professional negligence and disgorgement from AIG’s former Chief Executive Officer, Maurice R. Greenberg, and former Chief Financial Officer, Howard I. Smith, of incentive-based compensation and AIG share proceeds under Section 304 of the Sarbanes-Oxley Act, among others. Plaintiffs seek, among other things, compensatory damages, corporate governance reforms, and a voiding of the election of certain AIG directors. AIG’s Board of Directors has appointed a special committee of independent directors (Special Committee) to review the matters asserted in the operative consolidated derivative complaint. The court has entered an order staying this action pending resolution of the Delaware 2004/2005 Derivative Litigation discussed below. The court also has entered an order that termination of certain named defendants from the Delaware action applies to this action without further order of the court. On October 17, 2007, plaintiffs and those AIG officer and director defendants against whom the shareholder plaintiffs in the Delaware action are no longer pursuing claims filed a stipulation providing for all claims in this action against such defendants to be dismissed with prejudice. Former directors and officers Maurice R. Greenberg and Howard I. Smith have asked the court to refrain from so ordering this stipulation.

     Derivative Actions — Delaware Chancery Court. From October 2004 to April 2005, AIG shareholders filed five derivative complaints in the Delaware Chancery Court. All of these derivative lawsuits were consolidated into a single action as In re American International Group, Inc. Consolidated Derivative Litigation (the Delaware 2004/2005 Derivative Litigation). The amended consolidated complaint named 43 defendants (not including nominal defendant AIG) who, as in the New York 2004/2005 Derivative Litigation, were current and former officers and directors of AIG, as well as other entities and certain of their current and former employees and directors. The factual allegations, legal claims and relief sought in this action are similar to those alleged in the New York 2004/2005 Derivative Litigation, except that the claims are only under state law. In early 2007, the court approved an agreement that AIG be realigned as plaintiff, and, on June 13, 2007, acting on the direction of the Special Committee, AIG filed an amended complaint against former directors and officers Maurice R. Greenberg and Howard I. Smith, alleging breach of fiduciary duty and indemnification. Also on June 13, 2007, the Special Committee filed a motion to terminate the litigation as to certain defendants, while taking no action as to others. Defendants Greenberg and Smith filed answers to AIG’s complaint and brought third-party complaints against certain current and former AIG directors and officers, PwC and Regulatory Insurance Services, Inc. On September 28, 2007, AIG and the shareholder plaintiffs filed a combined amended complaint in which AIG continued to assert claims against defendants Greenberg and Smith and took no position as to the claims asserted by the shareholder plaintiffs in the remainder of the combined amended complaint. In that pleading, the shareholder plaintiffs are no longer pursuing claims against certain AIG officers and directors. On February 12, 2008, the court granted AIG’s motion to stay discovery pending the resolution of claims against AIG in the New York consolidated securities action. On April 11, 2008, the shareholder plaintiffs filed the First Amended Combined Complaint, which added claims against former AIG directors and officers Maurice Greenberg, Edward Matthews, and Thomas Tizzio for breach of fiduciary duty based on alleged bid-rigging in the municipal derivatives market. On June 13, 2008, certain defendants filed motions to dismiss the shareholder plaintiffs’ portions of the complaint. On February 11, 2009, the court denied the motions to dismiss filed by Maurice Greenberg, Edward Matthews, and Thomas Tizzio; granted the motion to dismiss filed by PwC without prejudice; and granted the motion to dismiss filed by certain former employees of AIG without prejudice for lack of personal jurisdiction. The shareholder plaintiffs have appealed the dismissal of PwC. The motions to dismiss filed by the remaining parties are pending.
     AIG is also named as a defendant in a derivative action in the Delaware Chancery Court brought by shareholders of Marsh. On July 10, 2008, shareholder plaintiffs filed a second consolidated amended complaint, which contains claims against AIG for aiding and abetting a breach of fiduciary duty and contribution and indemnification in connection with alleged bid-rigging and steering practices in the commercial insurance market that are the subject of the Policyholder Antitrust and Racketeering Influenced and Corrupt Organizations Act (RICO) Actions described below. On November 10, 2008, AIG and certain defendants filed motions to dismiss the shareholder plaintiffs’ portions of the complaint. The motions to dismiss are pending.
     Derivative Action — Supreme Court of New York. On February 11, 2009, shareholder plaintiffs in the Delaware 2004/2005 Derivative Litigation filed a derivative complaint in the Supreme Court of New York against the individual defendants who moved to dismiss the complaint in the Delaware 2004/2005 Derivative Litigation on personal jurisdiction grounds. The defendants include current and former officers and employees of AIG, Marsh, and Gen Re; AIG is named as a nominal defendant. The complaint in this action contains similar allegations to those made in the Delaware 2004/2005 Derivative Litigation described above.
     Policyholder Antitrust and RICO Actions. Commencing in 2004, policyholders brought multiple federal antitrust and RICO class actions in jurisdictions across the nation against insurers and brokers, including AIG and a number of its subsidiaries, alleging that the insurers and brokers engaged in a broad conspiracy to allocate customers, steer business, and rig bids. These actions, including 24 complaints filed in different federal courts naming AIG or an AIG subsidiary as a defendant, were consolidated by the judicial panel on multi-district litigation and transferred to the United States District Court for the District of New Jersey (District of New Jersey) for coordinated pretrial proceedings. The consolidated actions have proceeded in that court in two parallel actions, In re Insurance Brokerage Antitrust Litigation (the Commercial Complaint) and In re Employee Benefit Insurance Brokerage Antitrust Litigation (the Employee Benefits Complaint, and, together with the Commercial Complaint, the Multi-district Litigation).
     The plaintiffs in the Commercial Complaint are a group of corporations, individuals and public entities that contracted with the broker defendants for the provision of insurance brokerage services for a variety of insurance needs. The broker defendants are alleged to have placed insurance coverage on the plaintiffs’ behalf with a number of insurance companies named as defendants, including AIG subsidiaries. The Commercial Complaint also named various brokers and other insurers as defendants (three of which have since settled). The Commercial Complaint alleges, among other things, that defendants engaged in a widespread conspiracy to allocate customers through bid-rigging and steering practices. Plaintiffs assert that the defendants violated the Sherman Antitrust Act, RICO, and the antitrust laws of 48 states and the District of Columbia, and are liable under common law breach of fiduciary duty and unjust enrichment theories. Plaintiffs seek treble damages plus interest and attorneys’ fees as a result of the alleged RICO and Sherman Antitrust Act violations.

     The plaintiffs in the Employee Benefits Complaint are a group of individual employees and corporate and municipal employers alleging claims on behalf of two separate nationwide purported classes: an employee class and an employer class that acquired insurance products from the defendants from August 26, 1994 to the date of any class certification. The Employee Benefits Complaint names AIG, as well as various other brokers and insurers, as defendants. The activities alleged in the Employee Benefits Complaint, with certain exceptions, track the allegations made in the Commercial Complaint.
     The Court in connection with the Commercial Complaint granted (without leave to amend) defendants’ motions to dismiss the federal antitrust and RICO claims on August 31, 2007 and September 28, 2007, respectively. The court declined to exercise supplemental jurisdiction over the state law claims in the Commercial Complaint and therefore dismissed it in its entirety. On January 14, 2008, the court granted defendants’ motion for summary judgment on the ERISA claims in the Employee Benefits Complaint and subsequently dismissed the remaining state law claims without prejudice, thereby dismissing the Employee Benefits Complaint in its entirety. On February 12, 2008, plaintiffs filed a notice of appeal to the United States Court of Appeals for the Third Circuit with respect to the dismissal of the Employee Benefits Complaint. Plaintiffs previously appealed the dismissal of the Commercial Complaint to the United States Court of Appeals for the Third Circuit on October 10, 2007. Both appeals are fully briefed and oral argument in both appeals has been tentatively scheduled for April 20, 2009.
     A number of complaints making allegations similar to those in the Multi-district Litigation have been filed against AIG and other defendants in state and federal courts around the country. The defendants have thus far been successful in having the federal actions transferred to the District of New Jersey and consolidated into the Multi-district Litigation. These additional consolidated actions are still pending in the District of New Jersey, but are currently stayed pending a decision by the court on whether they will proceed during the appeal of the dismissal of the Multi-district Litigation. On August 20, 2008, the District Court, however, granted plaintiff’s motion to lift the stay in one tag-along matter and suggested that the case be remanded to the transferor court, and on November 26, 2008, the Judicial Panel on Multidistrict Litigation issued an order remanding the case to the transferor court. The AIG defendants have also sought to have state court actions making similar allegations stayed pending resolution of the Multi-district Litigation proceeding. These efforts have generally been successful, although plaintiffs in one case pending in Texas state court have moved to re-open discovery; a hearing on that motion was held on April 9, 2008. The court subsequently issued an order deferring a ruling on the motion until the Court holds a hearing on defendants’ Special Exceptions. On January 9, 2009, the Court held a hearing on defendants’ Special Exceptions. The hearing has not been completed and has been continued to April 3, 2009. AIG has settled several of the various federal and state actions alleging claims similar to those in the Multi-district Litigation, including a state court action pending in Florida in which discovery had been allowed to proceed.
     Ohio Attorney General Action — Ohio Court of Common Pleas. On August 24, 2007, the Ohio Attorney General filed a complaint in the Ohio Court of Common Pleas against AIG and a number of its subsidiaries, as well as several other broker and insurer defendants, asserting violation of Ohio’s antitrust laws. The complaint, which is similar to the Commercial Complaint, alleges that AIG and the other broker and insurer defendants conspired to allocate customers, divide markets, and restrain competition in commercial lines of casualty insurance sold through the broker defendant. The complaint seeks treble damages on behalf of Ohio public purchasers of commercial casualty insurance, disgorgement on behalf of both public and private purchasers of commercial casualty insurance, as well as a $500 per day penalty for each day of conspiratorial conduct. AIG, along with other co-defendants, moved to dismiss the complaint on November 16, 2007. On June 30, 2008, the Court denied defendants’ motion to dismiss. On August 18, 2008, defendants filed their answers to the complaint. Discovery is ongoing.
     Action Relating to Workers’ Compensation Premium Reporting — Northern District of Illinois. On May 24, 2007, the National Workers’ Compensation Reinsurance Pool (the NWCRP), on behalf of its participant members, filed a lawsuit in the United States District Court for the Northern District of Illinois against AIG with respect to the underpayment by AIG of its residual market assessments for workers’ compensation. The complaint alleges claims for violations of RICO, breach of contract, fraud and related state law claims arising out of AIG’s alleged underpayment of these assessments between 1970 and the present and seeks damages purportedly in excess of $1 billion. On August 6, 2007, the court denied AIG’s motion seeking to dismiss or stay the complaint or, in the alternative, to transfer to the Southern District of New York. On December 26, 2007, the court denied AIG’s motion to dismiss the complaint. On March 17, 2008, AIG filed an amended answer, counterclaims and third-party claims against the National Council on Compensation Insurance (in its capacity as attorney-in-fact for the NWCRP), the NWCRP, its board members, and certain of the other insurance companies that are members of the NWCRP alleging violations of RICO, as well as claims for conspiracy, fraud, and other state law claims. The counterclaim-and third-party defendants filed motions to dismiss on June 9, 2008. On February 23, 2009, the Court issued a decision and order sustaining AIG’s counterclaims and sustaining, in part, AIG’s third-party claims. The Court also dismissed certain of AIG’s third-party claims without prejudice. The Court also has stayed the entire case pending a ruling on AIG’s motion to dismiss for lack of subject matter jurisdiction, which is scheduled for a ruling on June 10, 2009.

     Action Relating to Workers’ Compensation Premium Reporting — Minnesota. On February 16, 2006, the Attorney General of the State of Minnesota filed a complaint against AIG with respect to claims by the Minnesota Department of Revenue and the Minnesota Special Compensation Fund, alleging that AIG made false statements and reports to Minnesota agencies and regulators, unlawfully reducing AIG’s contributions and payments to Minnesota and certain state funds relating to its workers’ compensation premiums. While AIG settled that litigation in December 2007, a similar lawsuit was filed by the Minnesota Workers’ Compensation Reinsurance Association and the Minnesota Workers’ Compensation Insurers Association in the United States District Court for the District of Minnesota. On March 28, 2008, the court granted AIG’s motion to dismiss the case in its entirety. On April 25, 2008, plaintiffs appealed to the United States Court of Appeals for the Eighth Circuit and also filed a new complaint making similar allegations in Minnesota state court. On April 30, 2008, substantially identical claims were also filed in Minnesota state court by the Minnesota Insurance Guaranty Association and Minnesota Assigned Risk Plan. On September 11, 2008, the parties to both actions entered into a settlement, resulting in the dismissal of all claims against AIG. In exchange for the dismissal and a broad release of claims, the financial terms of the settlement provided for AIG’s payment of $21.5 million to plaintiffs and waiver of its right to collect $3.5 million in payments due from the plaintiffs.
     Action Relating to Workers’ Compensation Premium Reporting — District of South Carolina. A purported class action was also filed in the United States District Court for the District of South Carolina on January 25, 2008 against AIG and certain of its subsidiaries, on behalf of a class of employers that obtained workers’ compensation insurance from AIG companies and allegedly paid inflated premiums as a result of AIG’s alleged underreporting of workers’ compensation premiums. An amended complaint was filed on March 24, 2008, and AIG filed a motion to dismiss the amended complaint on April 21, 2008. On July 8, 2008, the court granted AIG’s motion to dismiss all claims without prejudice and granted plaintiff leave to refile subject to certain conditions. Plaintiffs filed their second amended complaint on July 22, 2008. AIG moved to dismiss the second amended complaint on August 22, 2008. Discovery is stayed pending resolution of the motion to dismiss.
Litigation Relating to SICO and Starr
     SICO Action. In July, 2005 SICO filed a complaint against AIG in the Southern District of New York, claiming that AIG had refused to provide SICO access to certain artwork, and asking the court to order AIG immediately to release the property to SICO. AIG filed an answer denying SICO’s allegations and setting forth defenses to SICO’s claims. In addition, AIG filed counterclaims asserting breach of contract, unjust enrichment, conversion, breach of fiduciary duty, a constructive trust and declaratory judgment, relating to SICO’s breach of its commitment to use its AIG shares only for the benefit of AIG and AIG employees. On June 23, 2008, the Court denied in part and granted in part SICO’s motion for summary judgment, and on July 31, 2008 the parties submitted a joint pre-trial order. Trial is scheduled to commence on June 15, 2009.
     Derivative Action Relating to Starr and SICO. On December 31, 2002, a derivative lawsuit was filed in the Delaware Chancery Court against twenty directors and executives of AIG as well as against AIG as a nominal defendant that alleges, among other things, that the directors of AIG breached the fiduciary duties of loyalty and care by approving the payment of commissions to insurance managing general agencies owned by Starr and of rental and service fees to SICO and the executives breached their duty of loyalty by causing AIG to enter into contracts with Starr and SICO and their fiduciary duties by usurping AIG’s corporate opportunities. The complaint further alleges that the Starr agencies did not provide any services that AIG was not capable of providing itself, and that the diversion of commissions to these entities was solely for the benefit of Starr’s owners. The complaint also alleges that the service fees and rental payments made to SICO and its subsidiaries were improper. Under the terms of a stipulation approved by the Court on February 16, 2006, the claims against the outside independent directors were dismissed with prejudice, while the claims against the other directors were dismissed without prejudice. In an opinion dated June 21, 2006, the Court denied defendants’ motion to dismiss, except with respect to plaintiff’s challenge to payments made to Starr before January 1, 2000. On July 21, 2006, plaintiff filed its second amended complaint, which alleges that, between January 1, 2000 and May 31, 2005, individual defendants breached their duty of loyalty by causing AIG to enter into contracts with Starr and SICO and breached their fiduciary duties by usurping AIG’s corporate opportunity. Starr is charged with aiding and abetting breaches of fiduciary duty and unjust enrichment for its acceptance of the fees. SICO is no longer named as a defendant. On June 27, 2007, Starr filed a cross-claim against AIG, alleging one count that includes contribution, unjust enrichment and setoff. On November 15, 2007, the Court granted AIG’s motion to dismiss the cross-claim by Starr to the extent that it sought affirmative relief from AIG. On February 14, 2008, the Court granted a motion to add former AIG officer Thomas Tizzio as a defendant. As a result, the remaining defendants in the case are AIG (the nominal defendant), Starr and former directors and officers Maurice Greenberg, Howard Smith, Edward Matthews and Thomas Tizzio. On September 30, 2008, the parties filed a stipulation of settlement, where defendants agreed to payment of $115 million to AIG, net of attorneys’ fees and costs, in exchange for receipt of a broad release of claims relating to the allegations in the complaint. At the settlement hearing on December 17, 2008, the Court approved the terms of the settlement and entered final judgment.

Litigation Matters Relating to AIG’s General Insurance Operations
     Caremark. AIG and certain of its subsidiaries have been named defendants in two putative class actions in state court in Alabama that arise out of the 1999 settlement of class and derivative litigation involving Caremark Rx, Inc. (Caremark). The plaintiffs in the second-filed action have intervened in the first-filed action, and the second-filed action has been dismissed. An excess policy issued by a subsidiary of AIG with respect to the 1999 litigation was expressly stated to be without limit of liability. In the current actions, plaintiffs allege that the judge approving the 1999 settlement was misled as to the extent of available insurance coverage and would not have approved the settlement had he known of the existence and/or unlimited nature of the excess policy. They further allege that AIG, its subsidiaries, and Caremark are liable for fraud and suppression for misrepresenting and/or concealing the nature and extent of coverage. In addition, the intervenor-plaintiffs originally alleged that various lawyers and law firms who represented parties in the underlying class and derivative litigation (the Lawyer Defendants) were also liable for fraud and suppression, misrepresentation, and breach of fiduciary duty. The complaints filed by the plaintiffs and the intervenor-plaintiffs request compensatory damages for the 1999 class in the amount of $3.2 billion, plus punitive damages. AIG and its subsidiaries deny the allegations of fraud and suppression and have asserted that information concerning the excess policy was publicly disclosed months prior to the approval of the settlement. AIG and its subsidiaries further assert that the current claims are barred by the statute of limitations and that plaintiffs’ assertions that the statute was tolled cannot stand against the public disclosure of the excess coverage. The plaintiffs and intervenor-plaintiffs, in turn, have asserted that the disclosure was insufficient to inform them of the nature of the coverage and did not start the running of the statute of limitations. On November 26, 2007, the trial court issued an order that dismissed the intervenors’ complaint against the Lawyer Defendants and entered a final judgment in favor of the Lawyer Defendants. The matter was stayed pending appeal to the Alabama Supreme Court. In September 2008 the Alabama Supreme Court affirmed the trial court’s dismissal of the Lawyer Defendants. After the case was remanded to the trial court, the intervenor-plaintiffs retained additional counsel — the law firm of Haskell Slaughter Young & Rediker, LLC (Haskell Slaughter) — and filed an Amended Complaint in Intervention on December 1, 2008. The Amended Complaint in Intervention names only Caremark and AIG and various subsidiaries as defendants and purports to bring claims against all defendants for deceit and conspiracy to deceive and against AIG and its subsidiaries for aiding and abetting Caremark’s alleged deception. The defendants have moved to dismiss the Amended Complaint, and, in the alternative, for a more definite statement. After the appearance of the Haskell Slaughter firm on behalf of the intervenor-plaintiffs, the plaintiffs moved to disqualify all of the lawyers for the intervenor-plaintiffs because, among other things, the Haskell Slaughter firm previously represented Caremark. The intervenor-plaintiffs, in turn, moved to disqualify the lawyers for the plaintiffs in the first-filed action. The trial court heard oral argument on the motions to disqualify on February 6, 2009, and the court has also clarified that the defendants’ motion to dismiss and any class action scheduling conference will be deferred until the motions to disqualify have been decided. At this time, class discovery has yet to begin. AIG cannot reasonably estimate either the likelihood of its prevailing in these actions or the potential damages in the event liability is determined.
(b) Commitments
Flight Equipment
     At December 31, 2008, ILFC had committed to purchase 168 new aircraft deliverable from 2009 through 2019 at an estimated aggregate purchase price of $16.7 billion. ILFC will be required to find customers for any aircraft acquired, and it must arrange financing for portions of the purchase price of such equipment.
     Included in the 168 new aircraft are 74 Boeing 787 aircraft, with the first aircraft currently scheduled to be delivered in July of 2012. Boeing has made several announcements concerning delays in the deliveries of the 787s and ILFC is in discussion with Boeing related to potential delay compensation and penalties for which ILFC may be eligible. Under the terms of ILFC’s 787 leases, particular lessees may be entitled to share in any compensation which ILFC receives from Boeing for late delivery of the aircraft. ILFC has signed leases for 31 of the 74 787s on order.
     Minimum future rental income on noncancelable operating leases of flight equipment that has been delivered was as follows:

At December 31, 2008
(In millions)
2009	$4,449
2010	4,026
2011	3,363

At December 31, 2008
(In millions)
2012	2,681
2013	2,027
Remaining years after 2013	4,047

Total	$20,593

     Flight equipment is leased under operating leases with remaining terms ranging from 1 to 11 years.
Lease Commitments
     AIG and its subsidiaries occupy leased space in many locations under various long-term leases and have entered into various leases covering the long-term use of data processing equipment.
     The future minimum lease payments under operating leases were as follows:

At December 31, 2008
(In millions)
2009	$800
2010	631
2011	463
2012	388
2013	311
Remaining years after 2013	1,665

Total	$4,258

     Rent expense approximated $896 million, $771 million, and $657 million for the years ended December 31, 2008, 2007, and 2006, respectively.
Other Commitments
     In the normal course of business, AIG enters into commitments to invest in limited partnerships, private equities, hedge funds and mutual funds and to purchase and develop real estate in the U.S. and abroad. These commitments totaled $9.2 billion at December 31, 2008.
     On June 27, 2005, AIG entered into an agreement pursuant to which AIG agreed, subject to certain conditions, to make any payment that is not promptly paid with respect to the benefits accrued by certain employees of AIG and its subsidiaries under the SICO Plans in (c) below under Benefits Provided by Starr International Company, Inc. and C.V. Starr & Co., Inc.
(c) Contingencies
Liability for unpaid claims and claims adjustment expense
     Although AIG regularly reviews the adequacy of the established liability for unpaid claims and claims adjustment expense, there can be no assurance that AIG’s ultimate liability for unpaid claims and claims adjustment expense will not develop adversely and materially exceed AIG’s current liability for unpaid claims and claims adjustment expense. Estimation of ultimate net claims, claims adjustment expenses and liability for unpaid claims and claims adjustment expense is a complex process for long-tail casualty lines of business, which include excess and umbrella liability, directors and officers liability (D&O), professional liability, medical malpractice, workers’ compensation, general liability, products liability and related classes, as well as for asbestos and environmental exposures. Generally, actual historical loss development factors are used to project future loss development. However, there can be no assurance that future loss development patterns will be the same as in the past. Moreover, any deviation in loss cost trends or in loss development factors might not be discernible for an extended period of time subsequent to the recording of the initial loss reserve estimates for any accident year. Thus, there is the potential for reserves with respect to a number of years to be significantly affected by changes in loss cost trends or loss development factors that were relied upon in setting the reserves. These changes in loss cost trends or loss development factors could be attributable to changes in inflation, in labor and material costs or in the judicial environment, or in other social or economic phenomena affecting claims.

Deferred Tax Assets
     AIG’s determination of the realizability of deferred tax assets requires estimates of future taxable income. Such estimates could change in the near term, perhaps materially, which may require AIG to adjust its valuation allowance. Such adjustment, either positive or negative, could be material to AIG’s consolidated financial condition or its results of operations. See Note 20 herein.
Benefits Provided by Starr International Company, Inc. and C.V. Starr & Co., Inc.
     SICO has provided a series of two-year Deferred Compensation Profit Participation Plans (SICO Plans) to certain AIG employees. The SICO Plans were created in 1975 when the voting shareholders and Board of Directors of SICO, a private holding company whose principal asset is AIG common stock, decided that a portion of the capital value of SICO should be used to provide an incentive plan for the current and succeeding managements of all American International companies, including AIG.
     None of the costs of the various benefits provided under the SICO Plans has been paid by AIG, although AIG has recorded a charge to reported earnings for the deferred compensation amounts paid to AIG employees by SICO, with an offsetting amount credited to additional paid-in capital reflecting amounts considered to be contributed by SICO. The SICO Plans provide that shares currently owned by SICO are set aside by SICO for the benefit of the participant and distributed upon retirement. The SICO Board of Directors currently may permit an early payout of units under certain circumstances. Prior to payout, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and shares are subject to forfeiture under certain conditions, including but not limited to the participant’s voluntary termination of employment with AIG prior to normal retirement age. Under the SICO Plans, SICO’s Board of Directors may elect to pay a participant cash in lieu of shares of AIG common stock. Following notification from SICO to participants in the SICO Plans that it will settle specific future awards under the SICO Plans with shares rather than cash, AIG modified its accounting for the SICO Plans from variable to fixed measurement accounting. AIG gave effect to this change in settlement method beginning on December 9, 2005, the date of SICO’s notice to participants in the SICO Plans.
(d) Guarantees
     AIG has issued unconditional guarantees with respect to the prompt payment, when due, of all present and future payment obligations and liabilities of AIGFP arising from transactions entered into by AIGFP.
     SAI Deferred Compensation Holdings, Inc., a wholly owned subsidiary of AIG, has established a deferred compensation plan for registered representatives of certain AIG subsidiaries, pursuant to which participants have the opportunity to invest deferred commissions and fees on a notional basis. The value of the deferred compensation fluctuates with the value of the deferred investment alternatives chosen. AIG has provided a full and unconditional guarantee of the obligations of SAI Deferred Compensation Holdings, Inc. to pay the deferred compensation under the plan. In December 2008, AIG terminated the plan for current employees and ceased to permit new deferrals into the plan.
15. AIG Shareholders’ Equity and Earnings (Loss) Per Share
     AIG parent depends on its subsidiaries for cash flow in the form of loans, advances, reimbursement for shared expenses, and dividends. AIG’s insurance subsidiaries are subject to regulatory restrictions on the amount of dividends that can be remitted to AIG parent. These restrictions vary by jurisdiction. For example, unless permitted by the New York Superintendent of Insurance, general insurance companies domiciled in New York may not pay dividends to shareholders that, in any twelve-month period, exceed the lesser of ten percent of such company’s statutory policyholders’ surplus or 100 percent of its “adjusted net investment income,” as defined. Generally, less severe restrictions applicable to both general and life insurance companies exist in most of the other states in which AIG’s insurance subsidiaries are domiciled. Certain foreign jurisdictions have restrictions that could delay or limit the remittance of dividends. There are also various local restrictions limiting cash loans and advances to AIG by its subsidiaries. Largely as a result of these restrictions, a significant majority of the aggregate equity of AIG’s consolidated subsidiaries was restricted from immediate transfer to AIG parent at December 31, 2008.

Series C Perpetual, Convertible, Participating Preferred Stock
     As partial consideration for the Fed Credit Agreement, AIG agreed to issue 100,000 shares of Series C Preferred Stock to the Trust. AIG recorded the $23 billion fair value of the Series C Preferred Stock not yet issued as a prepaid commitment fee asset and an increase to additional paid-in capital. The Trust Agreement governing the operations of the Trust was executed in January 2009. On March 1, 2009, AIG entered into the Series C Preferred Stock Purchase Agreement with the Trust, and AIG expects to issue the Series C Preferred Stock to the Trust in early March 2009.
     The Series C Preferred Stock will have voting rights commensurate with an approximately 77.9 percent holding of all outstanding shares of common stock, treating the Series C Preferred Stock as converted. Holders of the Series C Preferred Stock will be entitled to participate in dividends paid on the common stock, receiving approximately 77.9 percent of the aggregate amount of dividends paid on the shares of common stock then outstanding, treating the Series C Preferred Stock as converted. After the Series C Preferred Stock is issued and following notice from the Trust, AIG will be required to hold a special shareholders’ meeting to amend its Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 19 billion and to reduce the par value per share. The holders of the common stock will be entitled to vote as a class separate from the holders of the Series C Preferred Stock on these changes to AIG’s Restated Certificate of Incorporation. If the increase in the number of authorized shares and change in par value of the common stock is approved, the Series C Preferred Stock will become convertible into common stock. The number of shares into which the Series C Preferred Stock will be convertible is that which will result in an approximately 77.9 percent holding, after conversion, based upon the number of shares of common stock outstanding on the issue date of the Series C Preferred Stock, plus the number of shares of common stock that are subsequently issued in settlement of Equity Units. Subject to certain exceptions, while the Trust owns for the sole benefit of the United States Treasury at least 50 percent of the Series C Preferred Stock (or the shares into which the Series C Preferred Stock is convertible), AIG will be prohibited from issuing any capital stock, or any securities or instruments convertible or exchangeable into, or exercisable for, capital stock, without the Trust’s consent. In addition, AIG has provided demand registration rights for the Series C Preferred Stock.
     The $23 billion initial fair value of the Series C Preferred Stock was determined by AIG primarily based on the implied value of the common stock into which the Series C Preferred Stock will be convertible as indicated by AIG’s common stock price immediately after the terms of the Fed Credit Agreement were publicly announced. Other valuation techniques were employed to corroborate this value, which considered both market observable inputs, such as AIG credit spreads, and other inputs. The following significant assumptions were utilized in the valuation:
•	The valuation date for the Series C Preferred Stock was September 16, 2008, the date AIG received the NY Fed’s commitment to enter into the Fed Credit Agreement;

•	The Series C Preferred Stock will be economically equivalent to the common stock, will have voting rights commensurate with the common stock, and will be convertible into shares of common stock; and

•	The price of AIG’s common stock the day after the announcement of the NY Fed’s commitment to enter into the Fed Credit Agreement provided the most observable market evidence of the value of the Series C Preferred Stock.
     Basic and diluted EPS will be affected by the Series C Preferred Stock in any period in which AIG has net income attributable to AIG. The effect on basic and diluted EPS will be computed using the two-class method, pursuant to which the earnings of the period will be allocated to the Series C Preferred Stock and the common stock, as if all the earnings of the period were distributed. Prior to any partial conversion of the Series C Preferred Stock, this will result in approximately 77.9 percent of the earnings for the period being allocated to the Series C Preferred Stock, directly reducing the net income attributable to AIG, available for common shareholders. In the event that the Series C Preferred Stock becomes convertible, Diluted EPS will be determined using the more dilutive of the if-converted method or the two-class method. Under the if-converted method, conversion of the Series C Preferred Stock is assumed to have occurred as of the beginning of the period, and the number of common shares that would be issued on conversion is assumed to be the number of additional shares outstanding for the period. Because AIG incurred a net loss attributable to AIG during the year ended December 31, 2008, the Series C Preferred Stock was anti-dilutive and is not reflected in the computation of basic or diluted EPS.

Series D Preferred Stock
     Under the United States Department of the Treasury’s Troubled Asset Relief Program (TARP) and the Systemically Significant Failing Institutions Program, AIG issued four million shares of Series D Fixed Rate Cumulative Perpetual Preferred Stock (Series D Preferred Stock) and a ten-year warrant to purchase 53,798,766 shares of common stock (the Warrant) for $40 billion, which AIG used to repay a portion of the outstanding debt under the Fed Facility.
     The Series D Preferred Stock ranks pari passu with the Series C Preferred Stock and senior to AIG’s common stock. The Series D Preferred Stock has limited class voting rights and cumulative compounding dividends at 10 percent per annum. The dividends are payable when, as and if declared by AIG’s Board of Directors. AIG is not able to declare or pay any dividends on AIG’s common stock or on any AIG preferred stock ranking pari passu with or junior to the Series D Preferred Stock until dividends on the Series D Preferred Stock have been paid. AIG may redeem the Series D Preferred Stock at the $40 billion stated liquidation preference, plus accumulated but unpaid dividends, at any time the Trust or a successor entity beneficially owns less than 30 percent of AIG’s voting securities and no holder of the Series D Preferred Stock controls or has the potential to control AIG. As of December 31, 2008, the accumulated dividends were $400 million.
     In addition, for as long as the United States Department of the Treasury owns any of the Series D Preferred Stock, AIG is subject to restrictions on its ability to repurchase capital stock, and is required to adopt and maintain policies limiting corporate expenses, lobbying activities and executive compensation.
     In connection with the issuance of the Series D Preferred Stock, AIG issued the Warrant, which is exercisable at any time and has an initial exercise price of $2.50 per share. The exercise price will be reduced to $0.000001 per share in the event AIG’s shareholders approve a reduction in the par amount of AIG’s common stock to $0.000001 per share. The United States Department of the Treasury has agreed that it will not exercise any voting rights with respect to the common stock issued upon exercise of the Warrant. The Warrant is not subject to contractual transfer restrictions other than restrictions necessary to comply with U.S. federal and state securities laws. AIG is obligated, at the request of the United States Department of the Treasury, to file a registration statement with respect to the Warrant and the common stock for which the Warrant can be exercised. During the ten-year term of the Warrant, if the shares of common stock of AIG are no longer listed or trading on a national securities exchange, AIG may be obligated, at the direction of the United States Department of the Treasury, to exchange all or a portion of the Warrant for another economic interest of AIG classified as permanent equity under U.S. GAAP with an equivalent fair value. If the Series D Preferred Stock issued in connection with the Warrant is redeemed in whole or transferred to third parties, AIG may repurchase the Warrant then held by the United States Department of the Treasury at any time for its fair market value so long as the Trust does not control or have the potential to control AIG through Board of Director representation.
Dividends
     Dividends declared per common share were $0.42, $0.77, and $0.65 in 2008, 2007, and 2006, respectively. Effective September 23, 2008, AIG’s Board of Directors suspended the declaration of dividends on AIG’s common stock. Pursuant to the Fed Credit Agreement, AIG is restricted from paying dividends on its common stock. In addition, pursuant to the terms of the Series D Preferred Stock, AIG is not able to declare or pay any dividends on AIG’s common stock or on any AIG preferred stock ranking pari passu with or junior to the Series D Preferred Stock until dividends on the Series D Preferred Stock have been paid.
Share Issuance and Repurchases
     In February 2007, AIG’s Board of Directors increased AIG’s share repurchase program by authorizing the purchase of shares with an aggregate purchase price of $8 billion. In November 2007, AIG’s Board of Directors authorized the purchase of an additional $8 billion in common stock. In 2007, AIG entered into structured share repurchase arrangements providing for the purchase of shares over time with an aggregate purchase price of $7 billion.
     A total of 37,926,059 shares were purchased during the first six months of 2008 to meet commitments that existed at December 31, 2007. There were no repurchases during the third and fourth quarters of 2008. At February 18, 2009, $9 billion was available for purchases under the aggregate authorizations.
     Pursuant to the Fed Credit Agreement, however, AIG is restricted from repurchasing shares of its common stock.

     In May 2008, AIG sold 196,710,525 shares of common stock at a price per share of $38 for gross proceeds of $7.47 billion and 78,400,000 equity units (the Equity Units) at a price per unit of $75 for gross proceeds of $5.88 billion. The Equity Units, the key terms of which are summarized below, are recorded as long-term debt in the consolidated balance sheet.
Equity Units
     Each Equity Unit has an initial stated amount of $75 and consists of a stock purchase contract issued by AIG and, initially, a 1/40th or 2.5 percent undivided beneficial ownership interest in three series of junior subordinated debentures (Series B-1, B-2 and B-3), each with a principal amount of $1,000.
     Each stock purchase contract requires its holder to purchase, and requires AIG to sell, a variable number of shares of AIG common stock for $25 in cash on each of February 15, 2011, May 1, 2011 and August 1, 2011. The number of shares that AIG is obligated to deliver on each stock purchase date is set forth in the chart below (where the “applicable market value” is an average of the trading prices of AIG’s common stock over the 20-trading-day period ending on the third business day prior to the relevant stock purchase date).

If the applicable market value is:	then AIG is obligated to issue:
• Greater than or equal to $45.60	• 0.54823 shares per stock purchase contract
• Between $45.60 and $38.00	• Shares equal to $25 divided by the applicable market value
• Less than or equal to $38.00	• 0.6579 shares per stock purchase contract
     Basic earnings (loss) per share (EPS) will not be affected by outstanding stock purchase contracts. Diluted EPS will be determined considering the potential dilution from outstanding stock purchase contracts using the treasury stock method, and therefore diluted EPS will not be affected by outstanding stock purchase contracts until the applicable market value exceeds $45.60.
     AIG is obligated to pay quarterly contract adjustment payments to the holders of the stock purchase contracts, at an initial annual rate of 2.71 percent applied to the stated amount. The present value of the contract adjustment payments, $431 million, was recognized at inception as a liability (a component of other liabilities), and was recorded as a reduction to additional paid-in capital.
     In addition to the stock purchase contracts, as part of the Equity Units, AIG issued $1.96 billion of each of the Series B-1, B-2 and B-3 junior subordinated debentures, which initially pay interest at rates of 5.67 percent, 5.82 percent and 5.89 percent, respectively. AIG allocated the proceeds of the Equity Units between the stock purchase contracts and the junior subordinated debentures on a relative fair value basis. AIG determined that the fair value of the stock purchase contract at issuance was zero, and therefore all of the proceeds were allocated to the junior subordinated debentures.
Earnings (Loss) Per Share (EPS)
     Basic earnings (loss) per share and diluted loss per share are based on the weighted average number of common shares outstanding, adjusted to reflect all stock dividends and stock splits. Diluted earnings per share is based on those shares used in basic earnings (loss) per share plus shares that would have been outstanding assuming issuance of common shares for all dilutive potential common shares outstanding, adjusted to reflect all stock dividends and stock splits.
     The computation of basic and diluted EPS was as follows:

	Years Ended December 31,
	2008	2007	2006
	(In millions, except per share data)
Numerator for EPS:
Income (loss) before cumulative effect of change in accounting principles	$(100,387)	$7,488	$15,150
Cumulative effect of change in accounting principles, net of tax	—	—	34
Less: Net income (loss) attributable to noncontrolling interest	(1,098)	1,288	1,136

Dividends on Series D Preferred Stock	(400)	—	—

Net income (loss) attributable to AIG, applicable to common stock for basic EPS	(99,689)	6,200	14,048
Interest on contingently convertible bonds, net of tax	—	—	10

Net income (loss) attributable to AIG, applicable to common stock for diluted EPS	(99,689)	6,200	14,058
Cumulative effect of change in accounting principles, net of tax	—	—	(34)

Income (loss) before cumulative effect of change in accounting principles applicable to common stock for diluted EPS	$(99,689)	$6,200	14,024

	Years Ended December 31,
	2008	2007	2006
	(In millions, except per share data)
Denominator for EPS:
Weighted average shares outstanding used in the computation of EPS:
Common stock issued	2,872	2,751	2,751
Common stock in treasury	(252)	(179)	(153)
Deferred shares	14	13	10

Weighted average shares outstanding — basic	2,634	2,585	2,608
Incremental shares from potential common stock:
Weighted average number of shares arising from outstanding employee stock plans (treasury stock method)*	—	13	7
Contingently convertible bonds	—	—	8

Weighted average shares outstanding — diluted*	2,634	2,598	2,623

EPS attributable to AIG:
Basic:
Income (loss) before cumulative effect of change in accounting principles	$(38.26)	$2.90	$5.81

Cumulative effect of change in accounting principles, net of tax	—	—	0.01

Net income (loss) attributable to AIG	$(37.84)	$2.40	$5.39

Diluted:
Income (loss) before cumulative effect of change in accounting principles	$(38.26)	$2.88	$5.78

Cumulative effect of change in accounting principles, net of tax	—	—	0.01

Net income (loss) attributable to AIG	$(37.84)	$2.39	$5.36

*	Calculated using the treasury stock method. Certain shares arising from share-based employee compensation plans and the warrant associated with the Series D Preferred Stock were not included in the computation of diluted EPS because the effect would have been anti-dilutive. The number of shares excluded were 98 million, 8 million and 13 million for the years ended December 31, 2008, 2007 and 2006, respectively.
16. Statutory Financial Data
     Statutory surplus and net income (loss) for General Insurance and Life Insurance & Retirement Services operations in accordance with statutory accounting practices were as follows:

	Years Ended December 31,
	2008	2007	2006
	(In millions)
Statutory surplus(a):
General Insurance	$34,616	$37,705	$32,665
Life Insurance & Retirement Services	24,511	33,212	35,058
Statutory net income(loss)(a)(b):
General Insurance(c)	216	8,018	8,010
Life Insurance & Retirement Services(a)	(23,558)	4,465	5,088

(a)	Statutory surplus and net income (loss) with respect to foreign operations are estimated at November 30. The basis of presentation for branches of AIA is the Hong Kong statutory filing basis. The basis of presentation for branches of ALICO is the U.S. statutory filing basis. AIG Star Life, AIG Edison Life, Nan Shan and Philamlife are estimated based on their respective local country filing basis.

(b)	Includes realized capital gains and losses and taxes.

(c)	Includes catastrophe losses, net of tax, of $1.15 billion and $177 million in 2008 and 2007.

     AIG’s insurance subsidiaries file financial statements prepared in accordance with statutory accounting practices prescribed or permitted by domestic and foreign insurance regulatory authorities. The principal differences between statutory financial statements and financial statements prepared in accordance with U.S. GAAP for domestic companies are that statutory financial statements do not reflect DAC, some bond portfolios may be carried at amortized cost, investment impairments are determined in accordance with statutory accounting practices, assets and liabilities are presented net of reinsurance, policyholder liabilities are generally valued using more conservative assumptions and certain assets are non-admitted.
     In connection with the filing of the 2005 statutory financial statements for AIG’s domestic General Insurance companies, AIG agreed with the relevant state insurance regulators on the statutory accounting treatment of various items. The regulatory authorities have also permitted certain of the domestic and foreign insurance subsidiaries to support the carrying value of their investments in certain non-insurance and foreign insurance subsidiaries by utilizing the AIG audited consolidated financial statements to satisfy the requirement that the U.S. GAAP-basis equity of such entities be audited. AIG has received similar permitted practice authorizations from insurance regulatory authorities in connection with the 2008 and 2007 statutory financial statements. The permitted practice resulted in a benefit to the surplus of the domestic and foreign General Insurance companies of $114 million and $859 million, respectively, and did not affect compliance with minimum regulatory capital requirements.
     At December 31, 2008, 2007 and 2006, statutory capital of AIG’s insurance subsidiaries exceeded minimum company action level requirements.
     Effective October 1, 2008, certain Domestic Life Insurance and Domestic Retirement Services insurance entities adopted a change in their statutory accounting practices for other-than-temporary impairments from one acceptable method to another for “Bonds other than loan-backed and structured securities” and for “Loan-backed and structured securities”. The effect of the new practice was to reduce other-than-temporary impairments for statutory reporting purposes in the fourth quarter of 2008, thereby increasing statutory surplus for these entities by approximately $7 billion as of December 31, 2008.
     Effective January 1, 2009, these Domestic Life Insurance and Domestic Retirement Services insurance entities, as well as certain other AIG insurance entities are required to prospectively adopt SSAP 98, “Treatment of Cash Flows When Quantifying Changes in Valuation and Impairments, an Amendment of SSAP No. 43 — Loan-backed and Structured Securities” (SSAP 98). The effect of applying SSAP 98 has not yet been determined, but could decrease statutory surplus for these entities by an amount that could be significant. Even if this 2009 decrease is significant, AIG expects the statutory surplus of such insurance subsidiaries to exceed minimum company action level requirements.
17. Share-based Employee Compensation Plans
     During the year ended December 31, 2008, AIG employees had received compensation pursuant to awards under seven different share-based employee compensation plans:
     (i) AIG 1999 Stock Option Plan, as amended (1999 Plan);
     (ii) AIG 1996 Employee Stock Purchase Plan, as amended (1996 Plan) — the subscriptions were cancelled from October 2007 based on the current market value of the common stock of AIG;
     (iii) AIG 2002 Stock Incentive Plan, as amended (2002 Plan) under which AIG has issued time-vested restricted stock units (RSUs) and performance restricted stock units (performance RSUs);
     (iv) AIG 2007 Stock Incentive Plan, as amended (2007 Plan);
     (v) SICO’s Deferred Compensation Profit Participation Plans (SICO Plans);
     (vi) AIG’s 2005-2006 Deferred Compensation Profit Participation Plan (AIG DCPPP) — the AIG DCPPP was adopted as a replacement for the SICO Plans for the 2005-2006 period. Share-based employee compensation earned under the AIG DCPPP was granted as time-vested RSUs under the 2002 Plan; and
     (vii) The AIG Partners Plan replaced the AIG DCPPP. Share-based employee compensation awarded under the AIG Partners Plan was granted as performance-based RSUs under the 2002 Plan, except for the December 2007 grant which was made under the 2007 Plan.

     Although awards granted under all the plans described above remained outstanding at December 31, 2008, future grants of options, RSUs and performance RSUs can be made only under the 2007 Plan. AIG currently settles share option exercises and other share awards to participants by issuing shares it previously acquired and holds in its treasury account, except for share awards made by SICO, which are settled by SICO.
     In 2006 and for prior years, AIG’s non-employee directors received share-based compensation in the form of options granted pursuant to the 1999 Plan and grants of AIG common stock with delivery deferred until retirement from the Board pursuant to the AIG Director Stock Plan, which was approved by the shareholders at the 2004 Annual Meeting of Shareholders and which is now a subplan under the 2007 Plan. From and after May 16, 2007, non-employee directors receive deferred stock units (DSUs) under the 2007 Plan with delivery deferred until retirement from the Board.
     Effective January 1, 2006, AIG adopted the fair value recognition provisions of FAS 123R for share-based compensation awarded to employees and recorded the cumulative effect of adoption of $46 million as a cumulative effect of change in accounting principles, net of tax.
     Included in AIG’s consolidated statement of income for the years ended December 31, 2008, 2007 and 2006 was pre-tax share-based compensation expense of $389 million, $275 million, and $353 million, respectively.
1999 Stock Option Plan
     The 1999 Plan was approved by the shareholders at the 2000 Annual Meeting of Shareholders, with certain amendments approved at the 2003 Annual Meeting of Shareholders. The 1999 Plan superseded the 1991 Employee Stock Option Plan (the 1991 Plan), although outstanding options granted under the 1991 Plan continue until exercise or expiration. Options granted under the 1999 Plan generally vest over four years (25 percent vesting per year) and expire 10 years from the date of grant. The 2007 Plan supersedes the 1999 Plan.
     At December 31, 2008, 34,265,635 shares were reserved for issuance under the 1999 and 1991 Plans and there are no shares reserved for future grants under the 1999 Plan.
Deferrals
     At December 31, 2008, AIG was obligated to issue 12,341,489 shares in connection with previous exercises of options with delivery deferred.
Valuation
     AIG uses a binomial lattice model to calculate the fair value of stock option grants. A more detailed description of the valuation methodology is provided below.
     The following weighted-average assumptions were used for stock options granted:

	2008	2007	2006
Expected annual dividend yield(a)	3.77%	1.39%	0.92%
Expected volatility(b)	53.27%	32.82%	23.50%
Risk-free interest rate(c)	4.43%	4.08%	4.61%
Expected term(d)	4 years	7 years	7 years

(a)	The dividend yield is determined at the grant date.

(b)	In 2008, expected volatility is the average of historical volatility (based on seven years of daily stock price changes) and the implied volatility of actively traded options on AIG shares.

(c)	The interest rate curves used in the valuation model were the U.S. Treasury STRIP rates with terms from 3 months to 10 years.

(d)	In 2008, the expected term is 4 years based on the average time to exercise derived from the output of the valuation model. In 2007 and 2006, the contractual term of the option was generally 10 years with an expected term of 7 years calculated based on an analysis of historical employee and executive exercise behavior and employee turnover (post-vesting terminations). The early exercise rate is a function of time elapsed since the grant. Fifteen years of historical data were used to estimate the early exercise rate.
     Additional information with respect to AIG’s stock option plans is as follows:

			Weighted
			Average
			Remaining
		Weighted Average	Contractual	Aggregate
As of or for the Year Ended December 31, 2008	Shares	Exercise Price	Life	Intrinsic Values
	(In millions)
Options:
Outstanding at beginning of year	36,363,769	$63.83		$59
Granted	1,144,000	23.52		—
Exercised	(336,422)	48.59		2
Forfeited or expired	(2,905,712)	58.60		—

Outstanding at end of year	34,265,635	$63.08	4.18	$—

Options exercisable at end of year	30,269,601	$64.63	3.61	$—

Weighted average fair value per share of options granted		$10.61

     Vested and expected-to-vest options at December 31, 2008, included in the table above, totaled 32,962,793, with a weighted average exercise price of $64.46, a weighted average contractual life of 3.91 years and a zero aggregate intrinsic value.
     At December 31, 2008, total unrecognized compensation cost (net of expected forfeitures) was $48 million with a blended weighted average period of 1.09 years. The cost of awards outstanding under these plans at December 31, 2008 is expected to be recognized over approximately three years.
     The intrinsic value of options exercised during 2008, 2007 and 2006 was approximately $2 million, $360 million, and $215 million, respectively. The grant date fair value of options vesting during 2008, 2007 and 2006 was approximately $67 million, $63 million and $97 million, respectively. AIG received $16 million, $482 million and $104 million in cash during 2008, 2007 and 2006, respectively, from the exercise of stock options. The tax benefits realized as a result of stock option exercises were $0.5 million, $16 million and $35 million in 2008, 2007 and 2006, respectively. The weighted average grant date fair values of options granted was $10.61, $20.97 and $23.41 in 2008, 2007 and 2006, respectively.
Employee Stock Purchase Plan
     AIG’s 1996 Plan provides that eligible employees (those employed at least one year) may receive privileges to purchase up to an aggregate of 10,000,000 shares of AIG common stock, at a price equal to 85 percent of the fair market value on the date of the grant of the purchase privilege. Purchase privileges are granted quarterly and are limited to the number of whole shares that can be purchased on an annual basis by an amount equal to the lesser of 10 percent of an employee’s annual salary or $10,000.
2002 Stock Incentive Plan
     The 2002 Plan was adopted at the 2002 Annual Meeting of Shareholders and amended and restated by AIG’s Board of Directors on September 18, 2002. During 2007, 179,106 RSUs, including performance RSUs, were granted under the 2002 Plan. Because the 2002 Plan has been superseded by the 2007 Plan, there were no shares reserved for issuance in connection with future awards at December 31, 2008 other than incremental amounts awarded for attaining specified criteria under the AIG DCPPP. Prior to March 2008, substantially all time-vested RSUs granted under the 2002 Plan were scheduled to vest on the fourth anniversary of the date of grant. Effective March 2008, the vesting of the December 2005 and 2006 grants was accelerated to vest on the third anniversary of the date of grant.

2007 Stock Incentive Plan
     The 2007 Plan was adopted at the 2007 Annual Meeting of Shareholders and amended and restated by AIG’s Board of Directors on November 14, 2007. The total number of shares of common stock that may be issued under the Plan is 180,000,000. The 2007 Plan supersedes the 1999 Plan and the 2002 Plan. During 2008 and 2007, 1,533,998 and 7,121,252 RSUs, respectively, including performance RSUs, were granted under the 2007 Plan. Each RSU, performance RSU and DSU awarded reduces the number of shares available for future grants by 2.9 shares. At December 31, 2008, there were 163,745,561 shares reserved for issuance under the 2007 Plan. A significant majority of the time-vested RSUs granted in 2008 under the 2007 Plan vest on the third anniversary of the date of grant.
     Certain stock options granted in 2008 included a condition under which AIG’s stock price had to exceed specific price levels for 15 consecutive trading days in order to vest.
Non-Employee Director Stock Awards
     The methodology used for valuing employee stock options is also used to value director stock options. Director stock options vest one year after the grant date, but are otherwise the same as employee stock options. Commencing in 2007, directors no longer receive awards of options. Options with respect to 40,000 shares were granted during 2006.
     In 2008, AIG granted to directors 127,070 DSUs, including DSUs representing dividend-equivalent amounts. AIG also granted to directors 6,375 shares and 14,000 shares, with delivery deferred, during 2007 and 2006, respectively, under the Director Stock Plan. There were no deferred shares granted in 2008.
SICO Plans
     The SICO Plans provide that shares of AIG common stock currently held by SICO are set aside for the benefit of the participant and distributed upon retirement. The SICO Board of Directors currently may permit an early payout of shares under certain circumstances. Prior to payout, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and shares are subject to forfeiture under certain conditions, including but not limited to the participant’s termination of employment with AIG prior to normal retirement age.
     The SICO Plans are also described in Note 14 herein.
     Although none of the costs of the various benefits provided under the SICO Plans have been paid by AIG, AIG has recorded compensation expense for the deferred compensation amounts payable to AIG employees by SICO, with an offsetting amount credited to additional paid-in capital reflecting amounts deemed contributed by SICO.
     A significant portion of the awards under the SICO Plans vest the year after the participant reaches age 65, provided that the participant remains employed by AIG through age 65. The portion of the awards for which early payout is available vest on the applicable payout date.
AIG DCPPP
     The AIG DCPPP provides share-based compensation to key AIG employees, including senior executive officers.
     The AIG DCPPP contingently allocated a fixed number of time-vested RSUs to each participant if AIG’s cumulative adjusted earnings per share in 2005 and 2006 exceeded that in 2003 and 2004 as determined by AIG’s Compensation Committee. This goal was met, and pursuant to the terms of the DCPPP, 3,696,836 time-vested RSUs were awarded in 2007. Due to the modification in March 2008, the vesting periods for these RSUs have been shortened to vest in three installments with the final installment vesting in January 2012.
     At December 31, 2008, RSU awards with respect to 2,987,955 shares remained outstanding.

AIG Partners Plan
     On June 26, 2006, AIG’s Compensation Committee approved two grants under the AIG Partners Plan. The first grant had a performance period that ran from January 1, 2006 through December 31, 2007. The second grant has a performance period that runs from January 1, 2007 through December 31, 2008. In December 2007, the Compensation Committee approved a grant with a performance period from January 1, 2008 through December 31, 2009. The Compensation Committee approved the performance metrics for this grant in the first quarter of 2008. The first and the second grants vest 50 percent on the fourth and sixth anniversaries of the first day of the related performance period. The third grant vests 50 percent on the third and fourth anniversaries of the first day of the performance period. The Compensation Committee approved the performance metrics for the first two grants prior to the date of grant. The measurement of the first two grants is deemed to have occurred on June 26, 2006 when there was mutual understanding of the key terms and conditions of the first two grants. All grants were modified in March 2008. In 2008, no compensation cost was recognized for the second and the third grants under the Partners Plan because the performance threshold for these awards was not met. In 2007, no compensation cost was recognized, and the compensation cost recognized in 2006 was reversed for the first grant under the Partners Plan because the performance threshold for these awards was not met.
Valuation
     The fair value of RSUs and performance RSUs is based on the closing price of AIG stock on the date of grant.
     The following table presents a summary of shares relating to outstanding awards unvested under the foregoing plans*:

						Weighted Average Grant-Date Fair Value
	Number of Shares								Total	Total
	Time-vested	AIG	Partners	Total AIG	Total SICO	Time-vested	AIG	Partners	AIG	SICO
As of or for the Year Ended	RSUs	DCPPP	Plan	Plan	Plans	RSUs	DCPPP	Plan	Plans	Plans
December 31, 2008
Unvested, beginning of year	11,343,688	4,220,460	4,941,525	20,505,673	9,469,809	$63.01	$54.53	$55.08	$59.36	$61.27
Granted	1,533,998	—	1,378,342	2,912,340	—	25.40	—	41.59	33.06	—
Vested	(780,598)	(620,945)	(183,744)	(1,585,287)	(1,213,505)	64.49	51.34	39.13	56.40	45.50
Forfeited	(2,171,366)	(284,770)	(2,772,889)	(5,229,025)	(677,107)	43.70	57.48	55.83	50.88	60.19

Unvested, end of year	9,925,722	3,314,745	3,363,234	16,603,701	7,579,197	$61.31	$57.36	$50.23	$58.28	$61.12

*	Options are reported under the Additional information with respect to AIG’s stock option plans table above. DSUs are reported under Non-Employee Director Stock Awards. For the AIG DCPPP, includes all incremental shares granted or to be granted.
     The total unrecognized compensation cost (net of expected forfeitures) related to non-vested share-based compensation awards granted under the 2002 Plan, the 2007 Plan, the AIG DCPPP, the AIG Partners Plan and the SICO Plans and the weighted-average periods over which those costs are expected to be recognized are as follows:

	Unrecognized
	Compensation	Weighted-	Expected
At December 31, 2008	Cost	Average Period	Period
	(In millions)
Time-vested RSUs — 2002 Plan	$74	0.64 years	3 years
Time-vested RSUs — 2007 Plan	$151	1.13 years	3 years
AIG DCPPP	$71	1.07 years	3 years
AIG Partners Plan	$29	1.19 years	3 years
Total AIG Plans	$325	1.01 years	3 years
Total SICO Plans	$181	5.63 years	31 years
Modifications
     During the first quarter of 2008, AIG reviewed the vesting schedules of its share-based employee compensation plans, and on March 11, 2008, AIG’s management and the Compensation and Management Resources Committee of AIG’s Board of Directors determined that, to fulfill the objective of attracting and retaining high quality personnel, the vesting schedules of certain awards outstanding under these plans and all awards made in the future under these plans should be shortened. AIG also modified the metrics used to determine the level of performance achieved with respect to the AIG Partners Plan.

     For accounting purposes, a modification of the terms or conditions of an equity award is treated as an exchange of the original award for a new award. As a result of this modification, the incremental value related to the remaining affected awards totaled $21 million and will, together with the unamortized originally-measured compensation cost, be amortized over shorter periods. The modifications increased the net amortization of this cost by $98 million in 2008. AIG estimates the modifications will increase the amortization of this cost by $43 million in 2009, with a related reduction in amortization expense of $120 million in 2010 through 2013.
18. Employee Benefits
Pension Plans
     AIG, its subsidiaries and certain affiliated companies offer various defined benefit plans to eligible employees based on either completion of a specified period of continuous service or date of hire, subject to age limitations.
     AIG’s U.S. qualified retirement plans are noncontributory defined benefit plans which are subject to the provisions of ERISA. U.S. salaried employees who are employed by a participating company, have attained age 21 and completed twelve months of continuous service are eligible to participate in the plans. Employees generally vest after 5 years of service. Unreduced benefits are paid to retirees at normal retirement (age 65) and are based upon a percentage of final average compensation multiplied by years of credited service, up to 44 years. Non-U.S. defined benefit plans are generally either based on the employee’s years of credited service and compensation in the years preceding retirement or on points accumulated based on the employee’s job grade and other factors during each year of service.
     In 2007, AIG acquired the outstanding noncontrolling interest of 21st Century. Assets, obligations and costs with respect to 21st Century’s plans are included herein. The assumptions used by 21st Century in its plans were not significantly different from those used by AIG in AIG’s U.S. plans.
     AIG also sponsors several unfunded defined benefit plans for certain employees, including key executives, designed to supplement pension benefits provided by AIG’s other retirement plans. These include the AIG Excess Retirement Income Plan, which provides a benefit equal to the reduction in benefits payable to certain employees under the AIG U.S. retirement plan as a result of federal tax limitations on compensation and benefits payable and the Supplemental Executive Retirement Plan, which provides additional retirement benefits to designated executives. Under the Supplemental Plan, an annual benefit accrues at a percentage of final average pay multiplied by each year of credited service, not greater than 60 percent of final average pay, reduced by any benefits from the current and any predecessor retirement plans (including the AIG Excess Retirement Income Plan and any comparable plans), Social Security, if any, and from any qualified pension plan of prior employers.
Postretirement Plans
     AIG and its subsidiaries also provide postretirement medical care and life insurance benefits in the U.S. and in certain non-U.S. countries. Eligibility in the various plans is generally based upon completion of a specified period of eligible service and attaining a specified age. Overseas, benefits vary by geographic location.
     U.S. postretirement medical and life insurance benefits are based upon the employee electing immediate retirement and having a minimum of ten years of service. Medical benefits are contributory, while the life insurance benefits are non-contributory. Retiree medical contributions vary with age and length of service and range from requiring no cost for pre-1989 retirees to requiring actual premium payments reduced by certain credits for post-1993 retirees. These contributions are subject to adjustment annually. Other cost sharing features of the medical plan include deductibles, coinsurance, Medicare coordination and a lifetime maximum benefit of $2 million.
     The following table presents the funded status of the plans, reconciled to the amount reported in the consolidated balance sheet. The measurement date for some of the non-U.S. defined benefit pension and postretirement plans is November 30, consistent with the fiscal year-end of the sponsoring companies. For all other plans, measurement occurs as of December 31, 2008.

	Pension				Postretirement(a)
	Non-U.S. Plans(b)		U.S. Plans(c)		Non-U.S. Plans		U.S. Plans
As of or for the Year Ended December 31, 2008	2008	2007	2008	2007	2008	2007	2008	2007
	(In millions)
Change in projected benefit obligation:
Benefit obligation, beginning of year	$1,745	$1,578	$3,156	$3,079	$79	$53	$257	$252
Service cost	112	90	132	135	8	5	8	11
Interest cost	62	50	202	186	4	3	16	15
Participant contributions	4	4	—	—	—	—	—	—
Actuarial (gain) loss	85	(12)	374	(159)	15	(2)	16	(3)
Plan amendments and mergers	1	(2)	—	17	—	—	—	—
Benefits paid:
AIG assets	(60)	(36)	(25)	(11)	(1)	(1)	(17)	(18)
Plan assets	(43)	(43)	(96)	(91)	—	—	—	—
Effect of foreign currency fluctuation	107	78	—	—	(5)	4	—	—
Other	67	38	2	—	1	17	5	—

Projected benefit obligation, end of year	$2,080	$1,745	$3,745	$3,156	$101	$79	$285	$257

Change in plan assets:
Fair value of plan assets, at beginning of year	$952	$850	$3,129	$2,760	$—	$—	$—	$—
Actual return on plan assets, net of expenses	(205)	36	(334)	162	—	—	—	—
AIG contributions	115	87	59	309	1	1	17	18
Participant contributions	4	4	—	—	—	—	—	—
Benefits paid:
AIG assets	(60)	(36)	(25)	(11)	(1)	(1)	(17)	(18)
Plan assets	(43)	(43)	(96)	(91)	—	—	—	—
Effect of foreign currency fluctuation	5	51	—	—	—	—	—	—
Other	(3)	3	—	—	—	—	—	—

Fair value of plan assets, end of year	$765	$952	$2,733	$3,129	$—	$—	$—	$—

Funded status, end of year	$(1,315)	$(793)	$(1,012)	$(27)	$(101)	$(79)	$(285)	$(257)

Amounts recognized in the consolidated balance sheet:
Assets	$32	$28	$—	$228	$—	$—	$—	$—

Liabilities	(1,347)	(821)	(1,012)	(255)	(101)	(79)	(285)	(257)

Total amounts recognized	$(1,315)	$(793)	$(1,012)	$(27)	$(101)	$(79)	$(285)	$(257)

Amounts recognized in Accumulated other comprehensive (income) loss:
Net loss	$601	$242	$1,429	$513	$21	$6	$12	$(5)

Prior service cost (credit)	(66)	(67)	(1)	(2)	—	—	23	23

Total amounts recognized	$535	$175	$1,428	$511	$21	$6	$35	$18

(a)	AIG does not currently fund postretirement benefits.

(b)	Includes unfunded plans for which the aggregate pension benefit obligation was $859 million and $559 million at December 2008 and 2007, respectively. For 2008 and 2007, approximately 82 percent and 83 percent pertain to Japanese plans, which are not required by local regulation to be funded. The projected benefit obligation for these plans total $702 million and $464 million, respectively.

(c)	Includes non-qualified unfunded plans, for which the aggregate projected benefit obligation was $270 million and $240 million at December 2008 and 2007, respectively.

     The accumulated benefit obligations for both non-U.S. and U.S. pension benefit plans were as follows:

	At December 31,
	2008	2007
	(In millions)
Non-U.S. pension benefit plans	$1,862	$1,504
U.S. pension benefit plans	$3,219	$2,752
     Defined benefit pension plan obligations in which the projected benefit obligation was in excess of the related plan assets and in which the accumulated benefit obligation was in excess of the related plan assets were as follows:

	At December 31,
	PBO Exceeds Fair Value of Plan Assets				ABO Exceeds Fair Value of Plan Assets
	Non-U.S. Plans		U.S. Plans		Non-U.S. Plans		U.S. Plans
	2008	2007	2008	2007	2008	2007	2008	2007
	(In millions)
Projected benefit obligation	$2,000	$1,676	$3,745	$368	$1,840	$1,415	$3,745	$240
Accumulated benefit obligation	1,800	1,462	3,219	317	1,676	1,277	3,219	206
Fair value of plan assets	652	855	2,733	113	519	652	2,733	—
     The following table presents the components of net periodic benefit cost recognized in income and other amounts recognized in Accumulated other comprehensive (income) loss with respect to the defined benefit pension plans and other postretirement benefit plans:

	Pension						Postretirement
	Non-U.S. Plans			U.S. Plans			Non-U.S. Plans			U.S. Plans
	2008	2007	2006	2008	2007	2006	2008	2007	2006	2008	2007	2006
	(In millions)
Components of net periodic benefit cost:
Service cost	$112	$90	$78	$132	$135	$130	$8	$5	$4	$8	$11	$6
Interest cost	62	50	36	202	186	169	4	3	2	16	15	11
Expected return on assets	(44)	(36)	(28)	(235)	(216)	(201)	—	—	—	—	—	—
Amortization of prior service credit	(11)	(10)	(9)	(1)	(3)	(3)	—	—	—	—	(2)	(6)
Amortization of transitional obligation	—	1	1	—	—	—	—	—	—	—	—	—
Amortization of net loss	29	9	16	22	43	75	—	—	—	—	—	—
Other	(1)	1	1	2	14	6	—	—	—	5	—	—

Net periodic benefit cost	$147	$105	$95	$122	$159	$176	$12	$8	$6	$29	$24	$11

Total recognized in Accumulated other comprehensive (income) loss	$361	$(10)	$38	$917	$(155)	$24	$16	$(2)	$—	$17	$(7)	$—

Total recognized in net periodic benefit cost and other comprehensive income	$508	$95	$133	$1,039	$4	$200	$28	$6	$6	$46	$17	$11

     The estimated net loss and prior service credit that will be amortized from Accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $136 million and $12 million, respectively, for AIG’s combined defined benefit pension plans. For the defined benefit postretirement plans, the estimated amortization from Accumulated other comprehensive income for net loss, prior service credit and transition obligation that will be amortized into net periodic benefit cost over the next fiscal year will be less than $2 million in the aggregate.
     The annual pension expense in 2009 for the AIG U.S. Retirement Plan is expected to be approximately $239 million. A 100 basis point increase in the discount rate or expected long-term rate of return would decrease the 2009 expense by approximately $65 million and $27 million, respectively, with all other items remaining the same. Conversely, a 100 basis point decrease in the discount rate or expected long-term rate of return would increase the 2009 expense by approximately $84 million and $27 million, respectively, with all other items remaining the same.

Assumptions
     The weighted average assumptions used to determine the benefit obligations are as follows:

	Pension		Postretirement
December 31, 2008	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans
Discount rate	2.00 - 15.00%	6.00%	1.50 - 7.25%	6.00%
Rate of compensation increase	2.50 - 10.00%	4.25%	3.00 - 4.00%	4.25%

December 31, 2007
Discount rate	2.00 - 11.00%	6.50%	2.75 - 6.50%	6.50%
Rate of compensation increase	1.50 - 9.00%	4.25%	3.00 - 3.50%	4.25%

     The benefit obligations for non-U.S. plans reflect those assumptions that were most appropriate for the local economic environments of each of the subsidiaries providing such benefits.
     Assumed health care cost trend rates for the U.S. plans were as follows:

	At
	December 31,
	2008	2007
Following year:
Medical (before age 65)	9.00%	9.00%
Medical (age 65 and older)	7.00%	7.00%

Ultimate rate to which cost increase is assumed to decline	5.00%	5.00%

Year in which the ultimate trend rate is reached:
Medical (before age 65)	2018	2015
Medical (age 65 and older)	2018	2015

     A one percent point change in the assumed healthcare cost trend rate would have the following effect on AIG’s postretirement benefit obligations:

	At December 31,
	One Percent		One Percent
	Increase		Decrease
	2008	2007	2008	2007
	(In millions)
Non-U.S. plans	$14	$12	$(11)	$(8)
U.S. plans	$6	$6	$(5)	$(5)

     AIG’s postretirement plans provide benefits primarily in the form of defined employer contributions rather than defined employer benefits. Changes in the assumed healthcare cost trend rate are subject to caps for U.S. plans. AIG’s non-U.S. postretirement plans are not subject to caps.
     The weighted average assumptions used to determine the net periodic benefit costs were as follows:

	Pension		Postretirement
At December 31,	Non-U.S. Plans*	U.S. Plans	Non-U.S. Plans*	U.S. Plans
2008
Discount rate	2.00 - 11.00%	6.50%	2.75 - 6.50%	6.50%
Rate of compensation increase	1.50 - 9.00%	4.25%	3.00 - 3.50%	4.25%
Expected return on assets	2.75 - 9.75%	7.75%	N/A	N/A
2007
Discount rate	2.25 - 10.75%	6.00%	4.00 - 5.75%	6.00%
Rate of compensation increase	1.50 - 10.00%	4.25%	3.00%	4.25%
Expected return on assets	2.50 - 10.50%	8.00%	N/A	N/A
2006
Discount rate	1.75 - 12.00%	5.50%	4.50 - 5.50%	5.50%
Rate of compensation increase	1.50 - 10.00%	4.25%	2.50 - 3.00%	4.25%
Expected return on assets	2.50 - 13.50%	8.00%	N/A	N/A

*	The benefit obligations for non-U.S. plans reflect those assumptions that were most appropriate for the local economic environments of the subsidiaries providing such benefits.
Discount Rate Methodology
     The projected benefit cash flows under the U.S. AIG Retirement Plan were discounted using the spot rates derived from the unadjusted Citigroup Pension Discount Curve at December 31, 2008 and 2007 and an equivalent single discount rate was derived that resulted in the same liability. This single discount rate was rounded to the nearest 25 basis points, namely 6.0 percent and 6.5 percent at December 31, 2008 and 2007, respectively. The rates applied to other U.S. plans were not significantly different from those discussed above.
     In general, the discount rate for non-U.S. pension plans are selected by reference to high quality corporate bonds in developed markets, or local government bonds where developed markets are not as robust or nonexistent. Both funded and unfunded plans for Japan represent over 71 percent and 62 percent of the liabilities of AIG’s non-U.S. pension plans at December 31, 2008 and 2007, respectively. The discount rate of 2.0 percent for Japan was selected by reference to the published Moody’s/S&P AA Corporate Bond Universe at the measurement date having regard to the duration of the plans’ liabilities.
Plan Assets
     The investment strategy with respect to assets relating to AIG’s U.S. pension plans is designed to achieve investment returns that will fully fund the pension plans over the long term, while limiting the risk of under funding over shorter time periods and defray plan expenses. Accordingly, the asset allocation is targeted to maximize the investment rate of return while managing various risk factors, including the risk and rewards profile indigenous to each asset class. Plan assets are periodically monitored by both the investment committee of AIG’s Retirement Board and the investment managers, which can entail rebalancing the plans’ assets within pre-approved ranges, as deemed appropriate. For example, as a result of the disruption in the financial markets, AIG opted to terminate the pension plans’ securities lending activities in 2008, to mitigate losses.
     The expected long-term rates of return for AIG’s U.S. pension plans were 7.75 and 8.00 percent for the years ended December 31, 2008 and 2007, respectively. These rates of return are an aggregation of expected returns within each asset category that, when combined with AIG’s contribution to the plan, are expected to maintain the plan’s ability to meet all required benefit obligations. The return with respect to each asset class was developed based on a building block approach that considers both historical returns, current market conditions, asset volatility and the expectations for future market returns. While the assessment of the expected rate of return is long-term and thus not expected to change annually, significant changes in investment strategy or economic conditions may warrant such a change.
     Non-U.S. pension plan assets are held in various trusts and are similarly invested in equity, debt and other investments to maximize the long-term return on assets for a given level of risk. Other investments for both the U.S. and Non-U.S. plans includes cash, insurance contracts, real estate, private equity, related party group annuity and hedge funds asset classes. The related party group annuity is with US Life, an AIG affiliate, and totaled approximately $36 million and $38 million at December 31, 2008 and 2007, respectively. There were no shares of AIG common stock included in the U.S. pension plan assets at December 31, 2008 or 2007.
     The asset allocation percentage by major asset class for AIG’s plans and the target allocation follow:

	At December 31,
	Non-U.S. Plans-Allocation			U.S. Plans-Allocation
	Target	Actual	Actual	Target	Actual	Actual
	2009	2008	2007	2009	2008	2007
Asset class:
Equity securities	41%	39%	50%	45%	31%	56%
Debt securities	30	32	28	30	46	30
Real Estate	7	6	5	—	—	—
Cash	2	3	1	—	5	2
Other	20	20	16	25	18	12

Total	100%	100%	100%	100%	100%	100%

Expected Cash Flows
     Funding for the U.S. pension plan ranges from the minimum amount required by ERISA to the maximum amount that would be deductible for U.S. tax purposes. This range is generally not determined until the fourth quarter. Contributed amounts in excess of the minimum amounts are deemed voluntary. Amounts in excess of the maximum amount would be subject to an excise tax and may not be deductible under the Internal Revenue Code. Supplemental and excess plans’ payments and postretirement plan payments are deductible when paid.
     During 2008 AIG contributed $174 million to its U.S. and non-U.S. pension plans. The annual pension contribution in 2009 is expected to be approximately $600 million for U.S. and non-U.S. plans. These estimates are subject to change, since contribution decisions are affected by various factors including AIG’s liquidity, asset dispositions, market performance and management’s discretion.
     As of January 1, 2009, AIG anticipates that the U.S. pension plan’s funded status based on the Pension Protection Act of 2006 target liability will exceed 94 percent. As a result, AIG does not anticipate any benefit restrictions or shortfall amortization relevant to the current period.
     The expected future benefit payments, net of participants’ contributions, with respect to the defined benefit pension plans and other postretirement benefit plans, are as follows:

	Pension		Postretirement
	Non-U.S.	U.S.	Non-U.S.	U.S.
	Plans	Plans	Plans	Plans
	(In millions)
2009	$108	$129	$1	$21
2010	104	139	1	19
2011	109	150	1	20
2012	112	164	1	21
2013	125	178	2	22
2014-2018	650	1,111	11	125
Defined Contribution Plans
     In addition to several small defined contribution plans, AIG sponsors a voluntary savings plan for U.S. employees which provides for salary reduction contributions by employees and matching U.S. contributions by AIG of up to seven percent of annual salary depending on the employees’ years of service. Pre-tax expense associated with this plan was $124 million, $114 million and $104 million in 2008, 2007 and 2006, respectively.
19. Ownership and Transactions With Related Parties
     (a) Ownership: According to the Schedule 13D filed on January 22, 2009 by Maurice R. Greenberg, Edward E. Matthews, Starr International Company, Inc., C.V. Starr & Co., Inc., Universal Foundation, Inc., The Maurice R. and Corinne P. Greenberg Family Foundation, Inc., Maurice R. and Corinne P. Greenberg Joint Tenancy Company, LLC and C.V. Starr & Co., Inc. Trust, these reporting persons could be deemed to beneficially own 270,491,939 shares of AIG’s common stock at that date. Based on the shares of AIG’s common stock outstanding at January 30, 2009, this ownership would represent approximately 10.1 percent of the voting stock of AIG. Although these reporting persons have made filings under Section 16 of the Exchange Act, reporting sales of shares of common stock, no amendment to the Schedule 13D has been filed to report a change in ownership subsequent to January 22, 2009.
     (b) For discussion of the Series C Preferred Stock and the ownership by the Trust for the sole benefit of the United States Treasury of a majority of the voting equity interest of AIG, see Note 15 herein.

20. Federal Income Taxes
     The pretax components of U.S. and foreign income reflect the locations in which such pretax income (loss) was generated. The pretax U.S. and foreign income (loss) was as follows:

	Years Ended December 31,
	2008	2007	2006
	(In millions)
U.S	$(105,179)	$(3,957)	$9,862
Foreign	(3,582)	12,900	11,825

Total	$(108,761)	$8,943	$21,687

     The provision for income taxes were as follows:

	Years Ended December 31,
	2008	2007	2006
	(In millions)
Foreign and U.S. components of actual income tax expense (benefit):
Foreign:
Current	$1,537	$3,157	$2,725
Deferred	(1,812)	461	933
U.S.:
Current	169	62	2,764
Deferred	(8,268)	(2,225)	115

Total	$(8,374)	$1,455	$6,537

     The U.S. federal income tax rate was 35 percent for 2008, 2007 and 2006. Actual tax expense on income loss differs from the statutory amount computed by applying the federal income tax rate because of the following:

	Years Ended December 31,
	2008		2007		2006
		Percent		Percent		Percent
		of Pretax		of Pretax		of Pretax
	Amount	Income	Amount	Income	Amount	Income
	(Dollars in millions)
U.S. federal income tax (benefit) at statutory rate	$(38,066)	35.0%	$3,130	35.0%	$7,591	35.0%
Adjustments:
Valuation allowance	20,673	(19.0)%	—	—	—	—
Effect of foreign operations	5,189	(4.8)%	(565)	(6.3)%	(132)	(0.6)%
Uncertain tax positions	1,113	(1.0)%	622	7.0%	—	—
Goodwill	1,401	(1.3)%	—	—	—	—
Tax exempt interest	(843)	0.8%	(823)	(9.2)%	(718)	(3.3)%
Partnerships and joint ventures	279	(0.3)%	(312)	(3.5)%	(265)	(1.2)%
Tax credits	(59)	0.1%	(127)	(1.4)%	(196)	(0.9)%
Dividends received deduction	(144)	0.1%	(129)	(1.4)%	(102)	(0.5)%
State income taxes	(63)	0.1%	45	0.5%	59	0.3%
SICO benefit	—	—%	(194)	(2.2)%	—	—
Other	2,146	(2.0)%	(192)	(2.2)%	300	1.3%

Actual income tax expense (benefit)	$(8,374)	7.7%	$1,455	16.3%	$6,537	30.1%

     The components of the net deferred tax asset were as follows:

	December 31,
	2008	2007
	(In millions)
Deferred tax assets:
Loss reserve discount	$2,105	$2,249
Unearned premium reserve reduction	1,179	1,743
Unrealized depreciation of investments	12,401	1,503

	December 31,
	2008	2007
	(In millions)
Unrealized (gains)/losses related to available for sale debt securities	3,649	—
Loan loss and other reserves	1,166	1,408
Investments in foreign subsidiaries and joint ventures	—	1,121
Adjustment to life policy reserves	3,226	3,213
NOL’s and tax attributes*	25,632	1,814
Accruals not currently deductible, and other	2,617	1,305

Total deferred tax assets	51,975	14,356

Deferred tax liabilities:
Deferred policy acquisition costs	(11,462)	(11,716)
Flight equipment, fixed assets and intangible assets	(5,593)	(5,239)
Investments in foreign subsidiaries and joint ventures	(2,321)	—
Unrealized (gains)/losses related to available for sale debt securities	—	(1,399)
Other	(717)	(1,041)

Total deferred tax liabilities	$(20,093)	$(19,395)

Net deferred tax asset (liability) before valuation allowance	$31,882	$(5,039)

Valuation allowance	(20,896)	(223)

Net deferred tax asset (liability)	$10,986	$(5,262)

*	AIG has operating loss carryforwards as of December 31, 2008 and 2007 in the amount of $47.3 billion and $4.5 billion, and unused foreign tax credits of $2.2 billion and $639 million, respectively. Net operating loss carryforwards may be carried forward for twenty years while unused foreign tax credits may be carried forward for ten years. As of December 31, 2008, AIG has capital loss carryforwards of $20.9 billion, which will expire in five years. AIG has recorded deferred tax assets for general business credits of $260 million and $56 million, and deferred tax assets for minimum tax credits of $250 million and $101 million for the years ending December 31, 2008 and 2007, respectively. Unused general business credits will expire in twenty years, while unused minimum tax credits are available for future use without expiration.
Valuation Allowances
     At December 31, 2008, AIG recorded a net deferred tax asset after valuation allowance of $11 billion compared to a net deferred tax liability of $5.3 billion at December 31, 2007. At December 31, 2008 and 2007, AIG recorded deferred tax asset valuation allowances of $20.9 billion and $0.2 billion, respectively, to reduce net deferred tax assets to amounts AIG considered more likely than not (a likelihood of more than 50 percent) to be realized. Realization of AIG’s net deferred tax asset depends on its ability to generate sufficient taxable income of the appropriate character within the carryforward periods of the jurisdictions in which the net operating and capital losses, deductible temporary differences and credits were incurred.
     As of December 31, 2008, AIG had a cumulative loss for financial reporting purposes in recent years. When making its assessment about the realization of its deferred tax assets at December 31, 2008, AIG considered all available evidence, including (i) the nature, frequency, and severity of current and cumulative financial reporting losses, (ii) actions completed during 2008 and expected to be completed during 2009 that are designed to eliminate or limit a recurrence of the factors that contributed to the recent cumulative losses, giving greater weight to actions completed through December 31, 2008, and to the expectation that strategies will be executed in 2009 to mitigate credit losses in the future on certain classes of invested assets, (iii) the carryforward periods for the net operating and capital loss and foreign tax credit carryforwards, (iv) the sources and timing of future taxable income, giving greater weight to discrete sources and to earlier future years in the forecast period, and (v) tax planning strategies that would be implemented, if necessary, to accelerate taxable amounts.
     Cumulative losses in recent years were principally related to securities losses, which included the super senior multi-sector CDS portfolio and the securities lending portfolio. In the fourth quarter of 2008, AIG entered into two transactions with the NY Fed (NY Fed Transactions) designed to provide solutions to the credit deterioration of the AIGFP multi-sector CDS portfolio and the securities lending portfolio. AIG expects these transactions to significantly limit future losses associated with the CDS portfolio and the securities lending portfolio.
     On March 2, 2009, AIG, the NY Fed and the United States Department of the Treasury announced agreements in principle to modify the terms of the Fed Facility and the Series D Preferred Stock and provide a $30 billion equity capital commitment facility. The parties also announced their intention to take a number of other actions intended to strengthen AIG’s capital position, enhance its liquidity, reduce its borrowing costs and facilitate AIG’s asset disposition program. See Note 23 herein.

     These transactions executed in the fourth quarter of 2008 and expected to be executed in 2009 were considered significant positive evidence that allowed management to conclude that a portion of AIG’s deferred tax assets is more likely than not to be realizable. AIG also considered future income in the near term, tax gains from dispositions, and tax-planning strategies AIG would implement, if necessary, to realize the net deferred tax asset.
     In view of the announcement on March 2, 2009 regarding agreements in principle with the United States Department of the Treasury and the NY Fed and other proposed arrangements with the NY Fed, as well as AIG’s projections of income, gain, and loss, AIG’s Management has concluded that $11.0 billion of net deferred tax assets are recoverable at December 31, 2008 and accordingly established a valuation allowance of $20.9 billion as of December 31, 2008 in order to reduce AIG’s deferred tax assets to an amount that is more likely than not to be realized.
     In evaluating the realizability of the loss carryforwards, AIG considered the relief provided by IRS Notice 2008-84 which provides that the limitation on loss carryforwards that can arise as a result of one or more acquisitions of stock of a loss company will not apply to such stock acquisitions for any period during which the United States becomes a direct or indirect owner of more than 50 percent interest in the loss company.
     At December 31, 2008, AIG has recorded deferred tax assets related to stock compensation of $239 million. Due to the significant decline in AIG’s stock price, these deferred tax assets may not be realizable in the future. FAS 123(R) precludes AIG from recognizing an impairment charge on these assets until the related stock awards are either exercised, vested or expired. Any charge associated with the deferred tax asset would likely be reflected in additional paid-in capital rather than income tax expense.
Undistributed Earnings
     During 2008, AIG recorded $3.9 billion of deferred tax expense attributable to the undistributed earnings of its non-U.S. subsidiaries and $0.7 billion attributable to its U.S. subsidiaries. Deferred tax expense for its non-U.S. subsidiaries recorded in 2008 is related to current year activity as well as deferred taxes that previously were not provided because the earnings were considered to be reinvested indefinitely. At December 31, 2008, AIG has provided deferred taxes related to all the undistributed earnings of its non-U.S. subsidiaries.
Tax Filings and Examinations
     AIG and its eligible U.S. subsidiaries file a consolidated U.S. federal income tax return. Several U.S. subsidiaries included in the consolidated financial statements file separate U.S. federal income tax returns and are not part of the AIG U.S. consolidated income tax group. Subsidiaries operating outside the U.S. are taxed, and income tax expense is recorded, based on applicable U.S. and foreign law.
     The statute of limitations for all tax years prior to 2000 has now expired for AIG’s consolidated federal income tax return. AIG is currently under examination for the tax years 2000 through 2002.
     In April 2008, AIG filed a refund claim for years 1997 through 2006. A refund claim filed in June 2007 for years 1991 through 1996 is still pending. These refund claims relate to the tax effects of the restatements of AIG’s 2004 and prior financial statements.
     On March 20, 2008, AIG received a Statutory Notice of Deficiency (Notice) from the IRS for years 1997 to 1999. The Notice asserted that AIG owes additional taxes and penalties for these years primarily due to the disallowance of foreign tax credits associated with cross-border financing transactions. The transactions that are the subject of the Notice extend beyond the period covered by the Notice, and it is likely that the IRS will seek to challenge these later periods. It is also possible that the IRS will consider other transactions to be similar to these transactions. AIG has paid the assessed tax plus interest and penalties for 1997 and has filed a claim for refund. On February 26, 2009, AIG filed suit for a refund in the United States District Court for the Southern District of New York. AIG has also paid additional taxes, interest, and penalties assessed for 1998 and 1999. AIG will vigorously defend its position, and continues to believe that it has adequate reserves for any liability that could result from the IRS actions.
     On October 6, 2008, AIG notified the IRS of its decision to participate in an IRS settlement initiative with respect to certain tax payers that participated in targeted leasing transactions. In accordance with FIN 48 and FSP 13-2, AIG recorded an after-tax charge of $110 million for this matter in 2008.

FIN 48
     A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows:

	Year Ended
	December 31,
	2008	2007
	(In millions)
Gross unrecognized tax benefits, beginning of year	$1,310	$1,138
Agreed audit adjustments with taxing authorities included in the beginning balance	—	(188)
Increases in tax positions for prior years	1,339	646
Decreases in tax positions for prior years	(322)	(189)
Increases in tax positions for current year	1,092	82
Lapse in statute of limitations	(26)	(1)
Settlements	(25)	(178)

Gross unrecognized tax benefits, end of year	$3,368	$1,310

     As of December 31, 2008 and 2007, AIG’s unrecognized tax benefits, excluding interest and penalties, were $3.4 billion and $1.3 billion, respectively. As of December 31, 2008 and 2007, AIG’s unrecognized tax benefits included $665 million and $299 million, respectively, related to tax positions the disallowance of which would not affect the effective tax rate. Accordingly, as of December 31, 2008 and 2007, the amounts of unrecognized tax benefits that, if recognized, would favorably affect the effective tax rate were $2.7 billion and $1.0 billion, respectively.
     Interest and penalties related to unrecognized tax benefits are recognized in income tax expense. At December 31, 2008 and 2007, AIG had accrued $426 million and $281 million, respectively, for the payment of interest (net of the federal benefit) and penalties. For the years ended December 31, 2008 and 2007, AIG recognized $201 million and $170 million, respectively, of interest (net of the federal benefit) and penalties in the Consolidated Statement of Income.
     AIG continually evaluates adjustments proposed by taxing authorities. At December 31, 2008, such proposed adjustments would not result in a material change to AIG’s consolidated financial condition, although it is possible that the effect could be material to AIG’s consolidated results of operations for an individual reporting period Although it is reasonably possible that a significant change in the balance of unrecognized tax benefits may occur within the next twelve months, at this time it is not possible to estimate the range of the change due to the uncertainty of the potential outcomes.
     Listed below are the tax years that remain subject to examination by major tax jurisdictions:

At December 31, 2008
Major Tax Jurisdictions	Open Tax Years
United States	2000-2007
France	2005-2007
Hong Kong	2003-2007
Japan	2001-2007
Korea	2003-2007
Malaysia	2002-2007
Singapore	2001-2007
Taiwan	2000-2007
Thailand	2006-2007
United Kingdom	2006-2007
     The reserve for Uncertain Tax Position increased in 2008 by approximately $2 billion primarily relating to expenses incurred in connection with the Federal Facility and foreign tax credits associated with cross border financing transactions.

21. Quarterly Financial Information (Unaudited)
     The following quarterly financial information for each of the three months ended March 31, June 30, September 30 and December 31, 2008 and 2007 is unaudited. However, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results of operations for such periods have been made.
   Consolidated Statements of Operations

	Three Months Ended
	March 31,		June 30,		September 30,		December 31,
	2008	2007	2008	2007	2008	2007	2008	2007
	(In millions, except per share data)
Total revenues(a)(b)	$14,031	$30,645	$19,933	$31,150	$898	$29,836	$(23,758)	$18,433
Income (loss) before income taxes (a)(b)	(11,264)	6,172	(8,756)	6,328	(28,185)	4,879	(60,556)	(8,436)
Net income (loss)	(7,727)	4,446	(5,399)	4,649	(24,705)	3,416	(62,556)	(5,023)

Net income (loss) attributable to AIG(c)	$(7,805)	$4,130	$(5,357)	$4,277	$(24,468)	$3,085	$(61,659)	$(5,292)

Earnings (loss) per common share attributable to AIG:
Basic	$(3.09)	$1.58	$(2.06)	$1.64	$(9.05)	$1.20	$(22.95)	$(2.08)
Diluted	$(3.09)	$1.58	$(2.06)	$1.64	$(9.05)	$1.19	$(22.95)	$(2.08)

Weighted average shares outstanding:
Basic	2,528	2,612	2,605	2,602	2,703	2,576	2,704	2,550
Diluted	2,528	2,621	2,605	2,613	2,703	2,589	2,704	2,550

(a)	Both revenues and income (loss) before income taxes include (i) an unrealized market valuation loss of $9.1 billion, $5.6 billion, $7.1 billion, and $6.9 billion, in the first, second, third and fourth quarter of 2008, respectively, and $352 million and $11.1 billion in the third and fourth quarter of 2007, respectively, on AIGFP’s super senior credit default swap portfolio and (ii) other-than-temporary impairment charges of $5.6 billion, $6.8 billion, $19.9 billion, and $18.6 billion in the first, second, third and fourth quarter of 2008, respectively, and $3.3 billion in the fourth quarter of 2007.

(b)	In the fourth quarter of 2008, both revenues and income (loss) before income taxes include a credit valuation adjustment loss of $7.8 billion.

(c)	In 2008, includes a $20.6 billion valuation allowance to reduce AIG’s deferred tax asset to an amount AIG believes is more likely than not to be realized, and a $5.5 billion deferred tax expense attributable to the potential sale of foreign businesses.
22. Information Provided in Connection With Outstanding Debt
     The following condensed consolidating financial statements reflect the results of AIG Life Holdings (US), Inc. (AIGLH), formerly known as American General Corporation, a holding company and a wholly owned subsidiary of AIG. AIG provides a full and unconditional guarantee of all outstanding debt of AIGLH.
     In addition, AIG Liquidity Corp. and AIG Program Funding, Inc. are both wholly owned subsidiaries of AIG. AIG provides a full and unconditional guarantee of all obligations of AIG Liquidity Corp. and AIG Program Funding, Inc. There are no reportable amounts for these entities.

Condensed Consolidating Balance Sheet

	American
	International
	Group, Inc.		Other		Consolidated
	(As Guarantor)	AIGLH	Subsidiaries	Eliminations	AIG
	(In millions)
December 31, 2008
Assets:
Investments(a)	$16,110	$—	$753,181	$(132,379)	$636,912
Loans to subsidiaries(b)	64,283	—	(64,283)	—	—
Cash	103	—	8,539	—	8,642
Investment in consolidated subsidiaries(b)	65,724	23,256	34,499	(123,479)	—
Debt issuance costs, including prepaid commitment asset of $15,458 in 2008	15,743	—	—	—	15,743
Other assets	11,707	2,626	185,095	(307)	199,121

Total assets	$173,670	$25,882	$917,031	$(256,165)	$860,418

Liabilities:
Insurance liabilities	$—	$—	$503,171	$(103)	$503,068
Federal Reserve Bank of New York credit facility	40,431	—	—	—	40,431
Other long-term debt	47,928	2,097	234,701	(131,954)	152,772
Other liabilities(a)	32,601	3,063	64,804	953	101,421

Total liabilities	120,960	5,160	802,676	(131,104)	797,692

Redeemable noncontrolling interest in partially owned consolidated subsidiaries	—	—	1,921	—	1,921

Total AIG shareholders’ equity	52,710	20,722	103,489	(124,211)	52,710
Noncontrolling interest	—	—	8,945	(850)	8,095

Total equity	52,710	20,722	112,434	(125,061)	60,805

Total liabilities and equity	$173,670	$25,882	$917,031	$(256,165)	$860,418

December 31, 2007
Assets:
Investments	$14,712	$40	$836,506	$(21,790)	$829,468
Cash	84	1	2,199	—	2,284
Investment in consolidated subsidiaries	111,650	24,396	17,952	(153,998)	—
Other assets	9,414	2,592	204,448	155	216,609

Total assets	$135,860	$27,029	$1,061,105	$(175,633)	$1,048,361

Liabilities:
Insurance liabilities	$43	$—	$528,059	$(75)	$528,027
Long-term debt	36,045	2,136	156,003	(18,135)	176,049
Other liabilities	3,971	2,826	233,982	(2,817)	237,962

Total liabilities	40,059	4,962	918,044	(21,027)	942,038

Redeemable noncontrolling interest in partially owned consolidated subsidiaries	—	—	2,050	—	2,050

Total AIG shareholders’ equity	95,801	22,067	132,271	(154,338)	95,801

Noncontrolling interest	—	—	8,740	(268)	8,472

Total equity	95,801	22,067	141,011	(154,606)	104,273

Total liabilities and equity	$135,860	$27,029	$1,061,105	$(175,633)	$1,048,361

(a)	Includes intercompany derivative positions, which are reported at fair value before credit valuation adjustment.

(b)	Eliminated in consolidation.
Condensed Consolidating Statement of Income (Loss)

	American
	International
	Group, Inc.		Other		Consolidated
	As Guarantor	AIGLH	Subsidiaries	Eliminations	AIG
	(In millions)
Year Ended December 31, 2008
Operating income (loss)	$(20,512)	$(92)	$(88,157)	$—	$(108,761)
Equity in undistributed net income (loss) of consolidated subsidiaries(a)	(61,542)	(17,027)	—	78,569	—
Dividend income from consolidated subsidiaries(a)	2,399	75	—	(2,474)	—
Income tax expense (benefit)(b)	19,634	(17)	(27,991)	—	(8,374)

	American
	International
	Group, Inc.		Other		Consolidated
	As Guarantor	AIGLH	Subsidiaries	Eliminations	AIG
	(In millions)
Net income (loss)	(99,289)	(17,027)	(60,166)	76,095	(100,387)

Less: Net income (loss) attributable to noncontrolling interest	—	—	(1,098)	—	(1,098)

Net income (loss) attributable to AIG	$(99,289)	$(17,027)	$(59,068)	$76,095	$(99,289)

Year Ended December 31, 2007
Operating income (loss)	$(2,379)	$(152)	$11,474	$—	$8,943
Equity in undistributed net income of consolidated subsidiaries	3,121	(27)	—	(3,094)	—
Dividend income from consolidated subsidiaries	4,685	1,358	—	(6,043)	—
Income tax expense (benefit)	(773)	248	1,980	—	1,455
Net income (loss)	6,200	931	9,494	(9,137)	7,488

Less: Net income (loss) attributable to noncontrolling interest	—	—	1,288	—	1,288

Net income (loss) attributable to AIG	$6,200	$931	$8,206	$(9,137)	$6,200

Year Ended December 31, 2006
Operating income (loss)	$(786)	$122	$22,351	$—	$21,687
Equity in undistributed net income of consolidated subsidiaries	13,308	1,263	—	(14,571)	—
Dividend income from consolidated subsidiaries	1,689	602	—	(2,291)	—
Income tax expense (benefit)	197	(131)	6,471	—	6,537
Cumulative effect of change in accounting principles	34	—	—	—	34

Net income (loss)	14,048	2,118	15,880	(16,862)	15,184

Less: Net income (loss) attributable to noncontrolling interest	—	—	1,136	—	1,136
Net income (loss) attributable to AIG	$14,048	$2,118	$14,744	$(16,862)	$14,048

(a)	Eliminated in consolidation.

(b)	Income taxes recorded by the Parent company include deferred tax expense attributable to the potential sale of foreign and domestic businesses and a valuation allowance to reduce the consolidated deferred tax asset to the amount more likely than not to be realized. See Note 20 to the Consolidated Financial Statements for additional information.
     Condensed Consolidating Statements of Cash Flows

	American
	International
	Group, Inc.		Other	Consolidated
	As Guarantor	AIGLH	Subsidiaries	AIG
	(In millions)
Year Ended December 31, 2008
Net cash provided by (used in) operating activities	$(1,896)	$178	$1,596	$(122)

Cash flows from investing:
Funding to establish Maiden Lane III LLC	(5,000)	—	—	(5,000)
Invested assets disposed	10,704	—	190,491	201,195
Invested assets acquired	(4,200)	—	(190,311)	(194,511)
Loans to subsidiaries	(86,045)	—	86,045	—
Other	(7,617)	—	53,109	45,492

Net cash provided by (used in) investing activities	(92,158)	—	139,334	47,176

Cash flows from financing activities:
Federal Reserve Bank of New York credit facility borrowings	96,650	—	—	96,650
Repayment of Federal Reserve Bank of New York credit facility borrowings	(59,850)	—	—	(59,850)
Issuance of long-term debt	21,142	1	92,358	113,501
Repayments of long-term debt	(5,143)	—	(133,808)	(138,951)
Proceeds from common stock issued	7,343	—	—	7,343
Proceeds from issuance of Series D preferred stock and common stock warrant	40,000	—	—	40,000
Payments advanced to purchase shares	(1,000)	—	—	(1,000)
Cash dividends paid to shareholders	(1,628)	—	—	(1,628)
Other	(3,441)	(180)	(93,178)	(96,799)

Net cash provided by (used in) financing activities	94,073	(179)	(134,628)	(40,734)

Effect of exchange rate changes on cash	—	—	38	38

	American
	International
	Group, Inc.		Other	Consolidated
	As Guarantor	AIGLH	Subsidiaries	AIG
	(In millions)
Change in cash	19	(1)	6,340	6,358
Cash at beginning of year	84	1	2,199	2,284

Cash at end of year	$103	$—	$8,539	$8,642

Year Ended December 31, 2007
Net cash provided by (used in) operating activities	$(774)	$214	$33,352	$32,792

Cash flows from investing:
Invested assets disposed	3,586	—	174,672	178,258
Invested assets acquired	(10,029)	—	(199,182)	(209,211)
Other	(6,051)	—	(30,237)	(36,288)

Net cash used in investing activities	(12,494)	—	(54,747)	(67,241)

Cash flows from financing activities:
Issuance of long-term debt	20,582	—	82,628	103,210
Repayments of long-term debt	(1,253)	—	(78,485)	(79,738)
Payments advanced to purchase shares	(6,000)	—	—	(6,000)
Cash dividends paid to shareholders	(1,881)	—	—	(1,881)
Other	1,828	(213)	17,887	19,502

Net cash provided by (used in) financing activities	13,276	(213)	22,030	35,093

Effect of exchange rate changes on cash	—	—	50	50
Change in cash	8	1	685	694
Cash at beginning of year	76	—	1,514	1,590

Cash at end of year	$84	$1	$2,199	$2,284

Year Ended December 31, 2006
Net cash provided by (used in) operating activities	$(2,602)	$258	$8,319	$5,975

Cash flows from investing:
Invested assets disposed	3,343	—	154,763	158,106
Invested assets acquired	(8,239)	—	(196,187)	(204,426)
Other	(2,313)	(67)	(18,247)	(20,627)

Net cash used in investing activities	(7,209)	(67)	(59,671)	(66,947)

Cash flows from financing activities:
Issuance of long-term debt	12,005	—	59,023	71,028
Repayments of long-term debt	(2,417)	—	(34,072)	(36,489)
Cash dividends paid to shareholders	(1,638)	—	—	(1,638)
Other	1,747	(191)	26,094	27,650

Net cash provided by (used in) financing activities	9,697	(191)	51,045	60,551

Effect of exchange rate changes on cash	—	—	114	114
Change in cash	(114)	—	(193)	(307)
Cash at beginning of year	190	—	1,707	1,897

Cash at end of year	$76	$—	$1,514	$1,590

     Supplementary disclosure of cash flow information:

	Years Ended
	December 31,
	2008	2007
	(In millions)
Intercompany non-cash financing/investing activities:
Settlement of repurchase agreement with loan receivable	$3,160	$—
Capital contributions in the form of bonds	3,160	—
Loans receivable forgiven through capital contributions	11,350	—
Other non-cash capital contributions to subsidiaries	513	—
     During the second quarter of 2008, AIG made certain revisions to the American International Group, Inc. (as Guarantor) Condensed Statement of Cash Flows, primarily relating to the effect of reclassifying certain intercompany and securities lending balances. Accordingly, AIG revised the previous periods presented to conform to the revised presentation. There was no effect on the Consolidated Statement of Cash Flows or ending cash balances.

     The revisions and their effect on the American International Group, Inc. (as Guarantor) Condensed Statement of Cash Flows for the years ended December 31, 2007 and 2006 were as follows:

	Originally Reported	Revisions	As Revised
	(In millions)
December 31, 2007
Cash flows provided by (used in) operating activities	$(770)	$(4)	$(774)

Cash flows provided by (used in) investing activities	(10,737)	(1,757)	(12,494)

Cash flows provided by (used in) financing activities	$11,515	$1,761	$13,276

December 31, 2006
Cash flows provided by (used in) operating activities	$(590)	$(2,012)	$(2,602)

Cash flows provided by (used in) investing activities	(7,643)	434	(7,209)

Cash flows provided by (used in) financing activities	$8,119	$1,578	$9,697

23. Subsequent Events
March 2009 Agreements in Principle
     On March 2, 2009, AIG, the NY Fed and the United States Department of the Treasury announced agreements in principle to modify the terms of the Fed Credit Agreement and the Series D Preferred Stock and to provide a $30 billion equity capital commitment facility.
Modification to Series D Preferred Stock
     On March 2, 2009, AIG and the United States Department of the Treasury announced their agreement in principle to enter into a transaction pursuant to which the United States Department of the Treasury would modify the terms of the Series D Preferred Stock. The modification will be effected by an exchange of 100 percent of the outstanding shares of Series D Preferred Stock for newly issued perpetual serial preferred stock (Series E Preferred Stock), with a liquidation preference equal to the issuance-date liquidation preference of the Series D Preferred Stock surrendered plus accumulated but unpaid dividends thereon. The terms of the Series E Preferred Stock will be the same as for the Series D Preferred Stock except that the dividends will not be cumulative. The Series D Preferred Stock bore cumulative dividends.
     The dividend rate on both the cumulative Series D Preferred Stock and the non-cumulative Series E Preferred Stock is 10 percent per annum. Concurrent with the exchange of the shares of Series D Preferred Stock for the Series E Preferred Stock, AIG will enter into a replacement capital covenant in favor of the holders of a series of AIG debt, pursuant to which AIG will agree that prior to the third anniversary of the issuance of the Series E Preferred Stock AIG will not repay, redeem or purchase, and no subsidiary of AIG will purchase, all or any part of the Series E Preferred Stock except with the proceeds obtained from the issuance by AIG or any subsidiary of AIG of certain capital securities. AIG will make a statement of intent substantially similar to the replacement capital covenant with respect to subsequent years. The Series D Preferred Stock was not subject to a replacement capital covenant.
Equity Capital Commitment Facility
     On March 2, 2009, AIG and the United States Department of the Treasury announced an agreement in principle to provide a 5-year equity capital commitment facility of $30 billion. AIG may use the facility to sell to the United States Department of the Treasury fixed-rate, non-cumulative perpetual serial preferred stock (Series F Preferred Stock). The facility will be available to AIG so long as AIG is not the debtor in a pending case under Title 11, United States Code, and the Trust (or any successor entity established for the benefit of the United States Treasury) “beneficially owns” more than 50 percent of the aggregate voting power of AIG’s voting securities at the time of such drawdown.
     The terms of the Series F Preferred Stock will be substantially similar to the Series E Preferred Stock, except that the Series F Preferred Stock will not be subject to a replacement capital covenant or the statement of intent.
     In connection with the equity capital commitment facility, the United States Department of the Treasury will also receive warrants exercisable for a number of shares of common stock of AIG equal to 1 percent of AIG’s then outstanding common stock and, upon issuance of the warrants, the dividends payable on, and the voting power of, the Series C Preferred Stock will be reduced by the number of shares subject to the warrant.

Repayment of Fed Facility with Subsidiary Preferred Equity
     On March 2, 2009, AIG and the NY Fed announced their intent to enter into a transaction pursuant to which AIG will transfer to the NY Fed preferred equity interests in newly-formed special purpose vehicles (SPVs), in settlement of a portion of the outstanding balance of the Fed Facility. Each SPV will have (directly or indirectly) as its only asset 100 percent of the common stock of an AIG operating subsidiary (AIA in one case and ALICO in the other). AIG expects to own the common interests of each SPV. In exchange for the preferred equity interests received by the NY Fed, there would be a concurrent substantial reduction in the outstanding balance and maximum available amount to be borrowed on the Fed Facility.
Securitizations
     On March 2, 2009, AIG and the NY Fed announced their intent to enter into a transaction pursuant to which AIG will issue to the NY Fed senior certificates in one or more newly-formed SPVs backed by inforce blocks of life insurance policies in settlement of a portion of the outstanding balance of the Fed Facility. The amount of the Fed Facility reduction will be based on the proceeds received. The SPVs are expected to be consolidated by AIG. These transfers are subject to agreement on definitive terms and regulatory approvals at a later date.
Modification to Fed Facility
     On March 2, 2009, AIG and the NY Fed announced their agreement in principle to amend the Fed Credit Agreement to remove the interest rate floor. Under the current terms, interest accrues on the outstanding borrowings under the Fed Facility at three-month LIBOR (no less than 3.5 percent) plus 3.0 percent per annum. The 3.5 percent LIBOR floor will be eliminated following the amendment. In addition, the Fed Facility will be amended to ensure that the total commitment will be at least $25 billion, even after giving effect to the repayment of the Fed Facility with subsidiary preferred equity and securitization transactions described above. These proceeds are expected to substantially reduce the outstanding borrowings under the Fed Facility from the amount outstanding as of December 31, 2008.